Exhibit 10.8

Execution Copy

CREDIT AGREEMENT

DATED AS OF SEPTEMBER 19, 2006

by and among

ADDUS ACQUISITION CORPORATION

(to be merged as of the Closing Date into Addus HealthCare, Inc.)

as Borrower

and

THE OTHER PERSONS PARTY HERETO THAT

ARE DESIGNATED AS LOAN PARTIES

and

FREEPORT FINANCIAL LLC

as Agent and Lead Arranger

FREEPORT LOAN FUND LLC, as a Lender

and

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO

as Lenders

i

4.19	Insurance	52
4.20	Taxes and Tax Returns	52
4.21	No Earn-outs	52
4.22	Compliance With Health Care Laws	52

SECTION 5. AFFIRMATIVE COVENANTS		54

5.1	Compliance With Laws and Contractual Obligations	54
5.2	Insurance	54
5.3	Inspection; Coding and Billing Review; Lender Meeting	55
5.4	Organizational Existence	55
5.5	Environmental Matters	55
5.6	Landlords’ Agreements, Mortgagee Agreements, Bailee Letters and Real Estate Purchases	56
5.7	Further Assurances	56
5.8	Payment of Taxes	57
5.9	Cash Management Systems	57
5.10	Interest Rate Agreements	57
5.11	Employee Benefit Plans	57
5.12	Health Care Law Matters	57
5.13	HIPAA	58

SECTION 6. NEGATIVE COVENANTS		58

6.1	Indebtedness	58
6.2	Liens and Related Matters	59
6.3	Investments	60
6.4	Contingent Obligations	61
6.5	Restricted Payments	61
6.6	Restriction on Fundamental Changes	62
6.7	Disposal of Assets or Subsidiary Stock	62
6.8	Transactions with Affiliates	62
6.9	Conduct of Business	63
6.10	Fiscal Year	63
6.11	Press Release; Public Offering Materials	63
6.12	Subsidiaries	63
6.13	Deposit Accounts	63
6.14	ERISA	63
6.15	Sale-Leasebacks	63

SECTION 7. FINANCIAL COVENANTS/REPORTING		64

7.1	Financial Covenants	64
7.2	Financial Statements and Other Reports	66

7.3	Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement	69

SECTION 8. DEFAULT, RIGHTS AND REMEDIES		69

8.1	Event of Default	69
8.2	Suspension or Termination of Commitments	72
8.3	Acceleration and other Remedies	72
8.4	Performance by Agent	72
8.5	Application of Proceeds	73

SECTION 9. ASSIGNMENT AND PARTICIPATION		73

9.1	Assignment and Participations	73
9.2	Agent	75
9.3	Set Off and Sharing of Payments	81
9.4	Disbursement of Funds	81
9.5	Disbursements of Advances; Payment	81

SECTION 10. MISCELLANEOUS		83

10.1	Indemnities	83
10.2	Amendments and Waivers	83
10.3	Notices	84
10.4	Failure or Indulgence Not Waiver; Remedies Cumulative	85
10.5	Marshaling; Payments Set Aside	85
10.6	Severability	85
10.7	Lenders’ Obligations Several; Independent Nature of Lenders’ Rights	85
10.8	Headings	86
10.9	Applicable Law	86
10.10	Successors and Assigns	86
10.11	No Fiduciary Relationship; Limited Liability	86
10.12	Construction	86
10.13	Confidentiality	86
10.14	CONSENT TO JURISDICTION	87
10.15	WAIVER OF JURY TRIAL	87
10.16	Survival of Warranties and Certain Agreements	87
10.17	Entire Agreement	87
10.18	Counterparts; Effectiveness	88
10.19	Replacement of Lenders	88
10.20	Delivery of Termination Statements and Mortgage Releases	89
10.21	Subordination of Intercompany Debt	89

INDEX OF APPENDICES

Annexes

Annex A	-	Pro Rata Shares and Commitment Amounts
Annex B	-	Closing Checklist
Annex C	-	Pro Forma
Annex D	-	Lenders’ Bank Accounts
Annex E	-	Compliance, Pricing and Excess Cash Flow Certificate
Annex F	-	Form of Borrower Assignment and Assumption Agreement

Exhibits

Exhibit 2.1(a)	-	Term Notes
Exhibit 2.1(b)(i)	-	Revolving Note
Exhibit 2.1(b)(ii)	-	Notice of Revolving Credit Advance
Exhibit 2.1(c)	-	Request for Letter of Credit Issuance
Exhibit 2.2(e)	-	Notice of Continuation/Conversion
Exhibit 5.12	-	HIPAA Business Associate Agreement
Exhibit 7.2(e)	-	Borrowing Availability Certificate
Exhibit 9.1	-	Assignment Agreement

Schedules

Schedule 4.1(a)	-	Jurisdictions of Organization and Qualifications
Schedule 4.1(b)	-	Capitalization
Schedule 4.5	-	Financial Statements and Projections
Schedule 4.7	-	Use of Proceeds
Schedule 4.10	-	Intellectual Property
Schedule 4.11	-	Investigations and Audits
Schedule 4.12	-	Employee Matters
Schedule 4.13	-	Litigation
Schedule 4.14	-	Real Estate
Schedule 4.15	-	Environmental Matters
Schedule 4.16	-	ERISA
Schedule 4.17	-	Deposit and Disbursement Accounts
Schedule 4.18	-	Agreements and Other Documents
Schedule 4.19	-	Insurance
Schedule 4.22(a)	-	Compliance with Health Care Laws
Schedule 4.22(f)	-	Participation in Health Care Programs
Schedule 6.1	-	Indebtedness
Schedule 6.2	-	Liens
Schedule 6.4	-	Contingent Obligations
Schedule 6.8	-	Affiliate Transactions
Schedule 6.9	-	Business Description

CREDIT AGREEMENT

This CREDIT AGREEMENT is dated as of September 19, 2006 and entered into by and among Addus Acquisition Corporation, a Delaware corporation (“Merger Sub”, which will immediately following the consummation of the Addus Acquisition (as defined below) and the advance of the Loans (as defined below), merge (the “Merger”) with and into Addus HealthCare, Inc., an Illinois corporation (the “Company”; prior to consummation of the Merger, Merger Sub, and from and after consummation of the Merger, the Company, being referred to in this Agreement as the “Borrower”), the other persons designated as “Loan Parties”, the financial institutions who are or hereafter become parties to this Agreement as Lenders, FREEPORT FINANCIAL, LLC, a Delaware limited liability company (in its individual capacity “Freeport”), as Agent and FREEPORT LOAN FUND LLC, a Delaware limited liability company, as a Lender (in its individual capacity, “Freeport Loan”).

R E C I T A L S:

WHEREAS, Borrower desires that Lenders extend a term credit facility and a revolving credit facility to Borrower to fund the repayment of certain indebtedness of Borrower, to finance fees and expenses incurred by Holdings in connection with the Addus Acquisition, to finance future acquisitions by Borrower and its Subsidiaries, to provide working capital financing for Borrower and its Subsidiaries and to provide funds for other general corporate purposes of Borrower and its Subsidiaries; and

WHEREAS, Borrower desires to secure all of its Obligations (as hereinafter defined) under the Loan Documents (as hereinafter defined) by granting to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon substantially all of its personal and owned real property; and

WHEREAS, Addus Management Corporation, a Delaware corporation (“Intermediate Holdings”) that upon consummation of the Addus Acquisition will own 80% of the Stock of Borrower, which is a wholly-owned subsidiary of Addus Holding Corporation, a Delaware corporation (“Holdings”) that upon consummation of the Addus Acquisition will own 20% of the Stock of Borrower, and Holdings and Intermediate Holdings are willing to guaranty all of the Obligations and to pledge to Agent, for the benefit of Agent and Lenders, all of the Stock of Borrower and their Subsidiaries and substantially all of its other personal and owned real property to secure the Obligations; and

WHEREAS, all capitalized terms herein shall have the meanings ascribed thereto in Section 1 hereof.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower, Loan Parties, Lenders and Agent agree as follows:

SECTION 1.

DEFINITIONS

1.1 Definitions. Capitalized terms used in the Loan Documents shall have the following respective meanings:

Acceptable Standby Letter of Credit means a standby letter of credit, issued by a bank or financial institution acceptable to Agent in its sole discretion, in form and substance satisfactory to Agent in its sole discretion, in an amount equal to 105% of the aggregate outstanding Letter of Credit Obligations to be available to Agent to reimburse payments of drafts drawn under outstanding Letters of Credit and to pay any Fees and expenses related thereto.

Account Debtor means any Person who may become obligated to any Loan Party under, with respect to, or on account of, an Account, Chattel Paper or General Intangibles (including a payment intangible).

Accounting Changes means: (a) changes in accounting principles required by GAAP and implemented by Holdings or any of its Subsidiaries; (b) changes in accounting principles recommended by the Company’s certified public accountants and implemented by the Company; and (c) changes in carrying value of the Company’s or any of its Subsidiaries’ assets, liabilities or equity accounts resulting from (i) the application of purchase accounting principles (A.P.B. 16 and/or 17, FASB 141 and EITF 88-16 and FASB 109) to the Related Transactions or (ii) as the result of any other adjustments that, in each case, were applicable to, but not included in, the Pro Forma.

Accounts means all “accounts,” as such term is defined in the Code, now owned or hereafter acquired by any Loan Party.

Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interest or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).

Acquisition Note means that certain Limited Recourse Acquisition Note in the principal amount of $35,666,880 issued on the Closing Date by Merger Sub in favor of the Sellers in form acceptable to the Agent.

Addus Acquisition means the acquisition by Merger Sub and Holdings of the Stock of the Company pursuant to the terms of the Purchase Agreement.

Advance has the meaning ascribed to it in Section 3.2.

Advance Multiple shall mean at any time, a multiple equal to the applicable maximum Leverage Ratio permitted by Section 7.1(d) for the last day of the then current Fiscal Quarter; provided that for the period from the Closing Date through September 30, 2006, the Advance Multiple shall be deemed to be 4.25:1.00.

Affected Lender has the meaning ascribed to it in Section 10.19(a).

Affiliate means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 10% or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person and (c) each of such Person’s officers, directors, joint venturers and partners. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term “Affiliate” shall specifically exclude Agent and each Lender and each unrelated portfolio company of Sponsor and its Affiliates that is not Holdings or a Subsidiary of Holdings.

Agent means Freeport in its capacity as Agent for itself and Lenders or a successor agent.

Agent Indemnitee means all Affiliates, officers, directors, employees, agents, and attorneys of Agent.

Agreement means this Credit Agreement (including all schedules, subschedules, annexes and exhibits hereto), as the same may be amended, supplemented, restated or otherwise modified from time to time.

Anti-Terrorism Laws has the meaning ascribed to it in Section 4.9.

Applicable Margins means collectively the Applicable Revolver Index Margin, the Applicable Term Loan Index Margin, the Applicable Revolver LIBOR Margin and the Applicable Term Loan LIBOR Margin.

Applicable Revolver Index Margin means the per annum interest rate margin from time to time in effect and payable in addition to the Index Rate applicable to the Revolving Loan, as determined by reference to Section 2.2(a).

Applicable Revolver LIBOR Margin means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the Revolving Loan, as determined by reference to Section 2.2(a).

Applicable Term Loan Index Margin means the per annum interest rate from time to time in effect and payable in addition to the Index Rate applicable to the Term Loan, as determined by reference to Section 2.2(a).

Applicable Term Loan LIBOR Margin means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the Term Loan, as determined by reference to Section 2.2(a).

Asset Disposition means the disposition, whether by sale, lease, transfer, loss, damage, destruction, casualty, condemnation or otherwise, of any of the following: (a) any of the Stock or other equity or ownership interest of any of Borrower’s Subsidiaries or (b) any or all of the assets of Borrower or any of its Subsidiaries other than (1) sales and dispositions described in Section 6.7(a), (2) sales of Cash Equivalents, (3) licenses of Intellectual Property in the ordinary course of business, (4) any lease, sublease, license or sublicense of property not constituting Indebtedness and not entered into as part of a sale and leaseback transaction, (5) any disposition, by Borrower or any Guarantor to a Guarantor or to Borrower, (6) any sale or issuance by Borrower or any Subsidiary thereof of its own Stock to its direct parent, (7) the abandonment or termination of intellectual property of leaseholds in the ordinary course of business, (8) sales, discounts and forgiveness of accounts receivable in connection with the compromise thereof in the ordinary course of business, and (9) dispositions permitted under Section 6.6.

Assignment Agreement has the meaning ascribed to it in Section 9.1(a).

Average Daily Balance means, for any period, the quotient of (a) the sum of the daily closing balances of the Revolving Credit Advances for each day during such period divided by (b) the number of days in such period. For the purpose of calculating the Average Daily Balance for any period that includes days prior to the Closing Date, the daily closing balance of the Revolving Credit Advances for each day prior to the Closing Date shall be deemed to have been $0.

Bankruptcy Code means the provisions of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. or other applicable bankruptcy, insolvency or similar laws.

Borrower has the meaning ascribed to it in the preamble to the Agreement.

Borrower Assignment and Assumption Agreement means an agreement substantially in the form of Annex F.

Borrower Pledge Agreement means the Pledge Agreement of even date herewith executed by Borrower in favor of Agent, on behalf of itself and Lenders, pledging all Stock of certain of its Domestic Subsidiaries and 65% of the voting Stock of its first tier Foreign Subsidiaries.

Borrower Security Agreement means the Borrower Security Agreement of even date herewith entered into between Agent, on behalf of itself and Lenders, and Borrower.

Borrowing Availability means as of any date of determination the lesser of (i) the Maximum Amount less the outstanding Revolving Loans and (ii) the excess, if any, of (a) the product of (I) the Advance Multiple then in effect multiplied by (II) EBITDA for the most recent period of twelve months for which financial statements have been delivered pursuant to Section 7.2(a), over (b) the aggregate amount of Funded Debt (including, without duplication, the outstanding balance of Loans and Letter of Credit Obligations then outstanding, but excluding any Loan requested and not yet made) of Holdings and its Subsidiaries on a consolidated basis at such time.

Borrowing Availability Certificate has the meaning ascribed to it in Section 7.2(e).

Business Day means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the States of Illinois or Wisconsin and in reference to LIBOR Loans shall mean any such day that is also a LIBOR Business Day.

Capex Limit has the meaning ascribed to it in Section 7.1.

Capital Expenditures means (i) all expenditures (by the expenditure of cash or (without duplication) the incurrence of Indebtedness) during any measuring period for any fixed asset or improvements or replacements, substitutions, or additions thereto that have a useful life of more than one year and are required to be capitalized under GAAP, plus (ii) (without duplication of (i)) deposits made during such measuring period for Capital Expenditures less (iii) such deposits during a prior measuring period and reflected in the amount calculated in clause (i) above, less (iv) Net Proceeds of Asset Dispositions which Borrower has reinvested under Section 2.5(c) that are reflected in the amount calculated in clause (i) above and less (v) all such expenditures in respect of which such Person is entitled to reimbursement in full in cash from a third party (including landlords) and has been so reimbursed in full in cash.

Capital Lease means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

Capital Lease Obligation means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

Carry Over Amount has the meaning ascribed to it Section 7.1(a).

Cash Equivalents means: (i) marketable securities (A) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (B) issued by any agency of the United States government the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after acquisition thereof and having, at the time of acquisition, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of acquisition and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that is at least (A) “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (B) has Tier 1 capital (as defined in such regulations) of not less than $250,000,000, in each case maturing within one year after issuance or acceptance thereof; and (v) shares of any money market mutual or similar funds that (A) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) through (iv) above, (B) has net assets of not less than $500,000,000 and (C) has the highest rating obtainable from either S&P or Moody’s.

Certificate of Exemption has the meaning ascribed to it in Section 2.9(c).

CHAMPVA means, collectively, the Civilian Health and Medical Program of the Department of Veteran Affairs, a program of medical benefits covering retirees and dependents of former members of the armed services administered by the United States Department of Veteran Affairs, and all laws, rules, regulations, manuals, orders, guidelines or requirements pertaining to such program, including, without limitation, (i) all federal statutes (whether set forth in 38 U.S.C. §§ 1701 et seq. or elsewhere) affecting such program or, to the extent applicable to TRICARE, and (ii) all rules, regulations (including 38 C.F.R. § 1701 et seq.), manuals, orders and administrative, reimbursement and other guidelines of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

Change of Control means any event, transaction or occurrence as a result of which (a) the Sponsor ceases to own and control all of the economic and voting rights associated with ownership of at least fifty-five percent (55%) of all of the outstanding Voting Stock of Holdings on a fully diluted basis, (b) Holdings ceases to own and control all of the economic and voting rights associated with all of the outstanding Stock of Intermediate Holdings, (c) Intermediate Holdings and Holdings, together, cease to own and control all of the economic and voting rights associated with all of the outstanding Stock of Borrower, or (d) except as a result of transactions permitted under this Agreement, Borrower ceases to own and control all of the economic and voting rights associated with all of the outstanding Stock of any of its Subsidiaries.

Charges means all federal, state, county, city, municipal, local, foreign or other governmental premiums and other amounts (including premiums and other amounts owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Loan Party, (d) any Loan Party’s ownership or use of any properties or other assets, or (e) any other aspect of any Loan Party’s business.

Chattel Paper means any “chattel paper,” as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by any Loan Party, wherever located.

Closing Checklist means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex B.

Closing Date means September 19, 2006.

CMS means the Department of Health and Human Services Centers for Medicare & Medicaid Services or any successor thereto.

Code means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

Coding and Billing Review has the meaning ascribed to it in Section 5.3(b).

Collateral means the property covered by the Security Agreements and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself and Lenders, to secure the Obligations or any portion thereof.

Collateral Documents means the Security Agreements, the Pledge Agreements, the Guaranties, the Patent Security Agreements, the Trademark Security Agreements, the Copyright Security Agreements and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations or any portion thereof.

Commitment Termination Date means the earliest of (a) as to the Revolving Loan and Term Loan, September 19, 2011, (b) the date of termination of Lenders’ obligations to make Advances and to incur Letter of Credit Obligations or permit existing Loans to remain outstanding pursuant to Section 8.3, and (c) the date of (i) indefeasible prepayment in full by Borrower of the Loans, (ii) the cancellation and return (or stand-by guarantee) of all Letters of Credit or the cash collateralization or, with the consent of Agent in each instance, the backing with standby letters of credit acceptable to Agent, of all Letter of Credit Obligations pursuant to and in the amount required by Section 2.5(f), and (iii) the permanent reduction of the Commitments to zero dollars ($0).

Commitments means (a) as to any Lender, the aggregate of such Lender’s Revolving Loan Commitment and Term Loan Commitment as set forth on Annex A to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate of all Lenders’ Revolving Loan Commitments and Term Loan Commitments, which aggregate commitment shall be Fifty Seven Million Five Hundred Thousand Dollars ($57,500,000) on the Closing Date, as such Commitments may be reduced, amortized or adjusted from time to time in accordance with this Agreement.

Communication means any notice, information or other communication required or permitted to be given or made under this Agreement, but excluding any Loan Document requested by Agent to be delivered solely in a signed writing, including without limitation, any Note, power of attorney, or Patent, Trademark or Copyright Security Agreement.

Compliance, Pricing, and Excess Cash Flow Certificate has the meaning ascribed to it in Section 7.2(n).

Consolidated Net Income means net income during the measuring period on a consolidated basis excluding: (i) the income (or deficit) of any Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, Holdings, Borrower or any of Holdings’ or Borrower’s Subsidiaries, (ii) the income (or deficit) of any Person (other than a Subsidiary) in which Holdings has an ownership interest, except to the extent any such income has actually been received by Borrower or any of its Subsidiaries in the form of cash dividends or distributions, (iii) the undistributed earnings of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary, (iv) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period, (v) any net gain attributable to the write-up of any asset, (vi) any loss attributable to the write-down of any asset (other than Accounts and Inventory), (vii) any net gain from the collection of the proceeds of life insurance policies, (viii) any net gain arising from the acquisition of any securities, or the extinguishment of any Indebtedness, of Holdings or any of its Subsidiaries, (ix) any deferred credit representing the excess of equity in any Subsidiary of Holdings or Borrower at the date of acquisition of such Subsidiary over the cost to Holdings or Borrower of the investment in such Subsidiary.

Contingent Obligation means, as applied to any Person, any direct or indirect liability of that Person: (i) with respect to Guaranteed Indebtedness and with respect to any Indebtedness, lease, dividend or other obligation of another Person if the purpose or intent of the Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (iii) under any foreign exchange contract, currency swap agreement, interest rate swap agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, (iv) any agreement, contract or transaction involving commodity options or future contracts, (v) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, or (vi) pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

Contingent Payment Agreement means that certain Contingent Payment Agreement dated as of September 19, 2006 by and among Holdings, Intermediate Holdings, Merger Sub, the Company, W. Andrew Wright, III, as Sellers’ Representative and each of the individuals and entities identified as “Contingent Payment Recipients” on Exhibit A thereto.

Contingent Payments means the amounts payable under section 1.2 of the Contingent Payment Agreement as such amounts are calculated under the Contingent Payment Agreement as originally in effect or as amended with the prior written consent of the Agent and the Required Lenders.

Contractual Obligations means, as applied to any Person, any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject including the Related Transactions Documents.

Control Agreement means a tri-party deposit account, securities account or commodities account control agreements by and among the applicable Loan Party, Agent and the depository, securities intermediary or commodities intermediary, and each in form and substance reasonably satisfactory in all respects to Agent and in any event providing to Agent “control” of such deposit account, securities or commodities account within the meaning of Articles 8 and 9 of the Code.

Copyright License means any and all rights now owned or hereafter acquired by any Loan Party under any written agreement granting any right to such Loan Party to use any Copyright or Copyright registration owned by a third party.

Copyright Security Agreements means the Copyright Security Agreements made in favor of Agent, on behalf of itself and Lenders, by each applicable Loan Party.

Copyrights means all of the following now owned or hereafter adopted or acquired by any Loan Party: (a) all copyrights (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; and (b) all reissues, extensions or renewals thereof.

Current Assets means, with respect to any Person, all current assets of such Person as of any date of determination calculated in accordance with GAAP, but excluding cash, cash equivalents and debts due from Affiliates.

Current Liabilities means, with respect to any Person, all liabilities that should, in accordance with GAAP, be classified as current liabilities, and in any event shall include all Indebtedness payable on demand or within one year from any date of determination without any option on the part of the obligor to extend or renew beyond such year, all accruals for federal or other taxes based on or measured by income and payable within such year, but excluding the current portion of long-term debt required to be paid within one year and the aggregate outstanding principal balances of the Revolving Loan.

Default means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

Default Rate has the meaning ascribed to it in Section 2.2(d).

Disbursement Account has the meaning ascribed to it in Section 2.1(d).

Disclosure Schedules means the Schedules prepared by Borrower and denominated as Schedules 4.1(a) through 6.9 in the index to the Agreement.

Documents means any “document,” as such term is defined in the Code, including electronic documents, now owned or hereafter acquired by any Loan Party, wherever located.

Dollars or $ means lawful currency of the United States of America.

Domestic Loan Parties means any Loan Party organized under the laws of a jurisdiction in the United States of America.

Domestic Subsidiaries means any Subsidiary organized under the laws of a jurisdiction in the United States of America.

EBITDA means Consolidated Net Income less: (in each case to the extent included in the calculation of Consolidated Net Income, but without duplication): (a) income tax credits, (b) interest income, (c) gain from extraordinary items, (d) the aggregate net gain arising from the sale, exchange or other disposition of assets out of the ordinary course of business, other than Accounts and Inventory, (e) any other non-cash gains, (f) expenditures related to the Related Transactions and not reflected on the Pro Forma or the footnotes thereto, and (g) non-recurring gains; plus: (in each case to the extent deducted in the calculation of Consolidated Net Income, but without duplication): (i) any provision for income taxes or franchise taxes, (ii) Interest Expense, (iii) depreciation, depletion and amortization expense (including goodwill impairment charges), (iv) amortized debt discount (but in the case of amortization and expenses of Related Transactions, only to the extent included in the Pro Forma), (v) any deduction as the result of any grant to any members of the management of Holdings or Borrower or any of its Subsidiaries of any Stock, (vi) loss from extraordinary items (vii) any loss arising from the sale, exchange or other disposition of assets out of the ordinary course of business, other than Accounts and Inventory, (viii) any other non-cash losses (other than non-cash losses relating to write-offs, write-downs or reserves with respect to Accounts and Inventory), (ix) expenses of the Related Transactions (including, without limitation or duplication, bonuses paid to employees on or prior to the Closing Date), provided that such expenses were included in the Pro Forma, or disclosed in any notes thereto, (x) non-cash purchase accounting adjustments in connection with the Addus Acquisition and write-off of amortization related to write-up of assets due to purchase accounting in connection with the Addus Acquisition, (xi) management fees paid pursuant to the Management Consulting Agreement not to exceed $100,000 in the aggregate in any Fiscal Quarter, (xii) any charges which have been reimbursed in cash through proceeds from the Escrow Account, (xiii) the McKesson Add-Back and (xiv) other expenses and items consistent with those expenses and items otherwise considered in computing add-backs hereunder incurred during the period commencing July 1, 2006 through and including the Closing Date in an amount not to exceed $1,050,000; provided, that, notwithstanding anything to the contrary contained herein, for each of the Fiscal Quarters listed below, EBITDA shall be deemed to be the amount set forth below opposite such corresponding period:

Period	EBITDA
March 31, 2006	$2,914,037
June 30, 2006	$3,781,124

Environmental Laws means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any legally binding applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, and the environment (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§

9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act, to the extent it regulates Hazardous Materials (29 U.S.C. §§ 651 et seq.); the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), laws applicable to medical waste, and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes that relate to environmental contamination or Hazardous Materials.

Environmental Liabilities means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property or to any real property to which Hazardous Materials originating from or generated by the Loan Parties or their Subsidiaries come to be located.

Environmental Permits means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

Equipment means all “equipment,” as such term is defined in the Code, now owned or hereafter acquired by any Loan Party, wherever located.

ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

ERISA Affiliate means, with respect to any Loan Party, any trade or business (whether or not incorporated) that, together with such Loan Party, are treated as a single employer within the meaning of Sections 414(b) or (c) (and Sections 414(m) and (o) of the IRC for purposes of provisions relating to Section 412 of the IRC).

ERISA Event means, with respect to any Loan Party or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan (other than an event for which the 30-day notice period is waived); (b) the withdrawal of any Loan Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Loan Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Loan Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days; (g) any other event or condition that would reasonably be expected to constitute grounds for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan under Section 4042 of ERISA or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under

Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; or (i) the loss of a Qualified Plan’s qualification or tax exempt status; or (j) the termination of a Plan described in Section 4064 of ERISA.

Escrow Account means the account established on the Closing Date pursuant to the terms of the Purchase Agreement.

Escrow Agreement means that certain Escrow Agreement dated as of September 19, 2006, by and among Fifth Third Bank, as Escrow Agent, Holdings, Intermediate Holdings, Merger Sub, and W. Andrew Wright, III, as Sellers’ Representative.

Event of Default has the meaning ascribed to it in Section 8.1.

Excess Cash Flow has the meaning ascribed to it in Schedule 2 to Annex E.

Excluded Tax has the meaning ascribed to it in Section 2.9(a).

Fair Labor Standards Act means the Fair Labor Standards Act, 29 U.S.C. §201 et seq.

Federal Funds Rate means, for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).

Federal Reserve Board means the Board of Governors of the Federal Reserve System.

Fees means any and all fees payable to Agent or any Lender pursuant to the Agreement or any of the other Loan Documents.

Field Review has the meaning ascribed to it in Section 5.3(a).

Fifth Third Bank means Fifth Third Bank (Chicago).

Financial Statements means the consolidated and consolidating income statements, statements of cash flows and balance sheets of Holdings and its Subsidiaries delivered in accordance with Section 7.2.

Fiscal Month means any of the monthly accounting periods of Holdings and its Subsidiaries of each Fiscal Year.

Fiscal Quarter means any of the quarterly accounting periods of Holdings and its Subsidiaries, ending on March 31, June 30, September 30 and December 31 of each year.

Fiscal Year means any of the annual accounting periods of Holdings and its Subsidiaries ending on December 31 of each year.

Fixed Charges means for any measuring period (i) Interest Expense plus (ii) scheduled payments of principal of Funded Debt plus (iii) management fees paid pursuant to the Management Consulting Agreement.

Fixed Charge Coverage Ratio means for any measuring period the ratio of (x) (i) EBITDA less (ii) Capital Expenditures, other than the portion thereof funded by third party financing and less the sum of all federal, state and local income taxes and franchise taxes (excluding provisions for taxes in respect of gains on the sale of assets, and extraordinary and non-recurring gains) paid in cash (net of any credit for such taxes), to (y) Fixed Charges.

Fixtures means all “fixtures” as such term is defined in the Code, now owned or hereafter acquired by any Loan Party.

Freeport has the meaning ascribed to it in the Preamble.

Freeport Fee Letter has the meaning ascribed to it in Section 2.3(a).

Foreign Lender has the meaning ascribed to it in Section 2.9(c).

Foreign Subsidiary means any direct or indirect Subsidiary of Holdings organized under the laws of a jurisdiction outside of the United States.

Funded Debt means, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness and that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capital Lease Obligations and current portions thereof, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including, in the case of Borrower, the Loans and Letter of Credit Obligations and, without duplication, Guaranteed Indebtedness consisting of guaranties of Funded Debt of other Persons; provided, however that Indebtedness arising under the Commercial Insurance Premium Finance and Security Agreement, dated June 8, 2006, by and between the Borrower and Cananwill, Inc. (“Cananwill”) wherein the Borrower assigned to Cananwill as security for the total amount payable any gross unearned premiums, shall not be deemed Funded Debt. Notwithstanding the foregoing, the obligation of Intermediate Holdings or any other Loan Party to pay the Contingent Payments shall not constitute Funded Debt to the extent no payment obligations have matured or otherwise become due and payable with respect thereto.

Funding Date has the meaning ascribed to it in Section 3.2.

GAAP means generally accepted accounting principles in the United States of America, consistently applied.

General Intangibles means “general intangibles,” as such term is defined in the Code, now owned or hereafter acquired by any Loan Party.

Goods means any “goods,” as such term is defined in the Code, now owned or hereafter acquired by any Loan Party, wherever located, including embedded software to the extent included in “goods” as defined in the Code.

Governmental Authority means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

Guaranteed Indebtedness means, as to any Person, any obligation of such Person guaranteeing, providing comfort for or otherwise supporting any Indebtedness, lease, dividend, or other obligation

(“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

Guaranties means, collectively, the Holdings Guaranty, each Subsidiary Guaranty and any other guaranty executed by any Guarantor in favor of Agent and Lenders in respect of the Obligations.

Guarantors means Holdings, Intermediate Holdings, each Domestic Subsidiary of Borrower and each other Person, if any, that executes a guaranty or other similar agreement in favor of Agent, for itself and the ratable benefit of Lenders, in connection with the transactions contemplated by the Agreement and the other Loan Documents.

Hazardous Material means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “dangerous goods,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance,” “medical waste,” “biohazardous” or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB’s), or any radioactive substance.

Health Care Laws means (i) all federal and state fraud and abuse laws, including, but not limited to, the Federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), the Stark Law (42 U.S.C. §1395nn), the False Claims Act (31 U.S.C. §3729 et seq.), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code, and the regulations promulgated pursuant to such statutes; (ii) HIPAA; (iii) Medicare and the Medicare Regulations; (iv) Medicaid and the Medicaid Regulations; (v) TRICARE and the TRICARE regulations; (vi) CHAMPVA and the CHAMPVA regulations; (vii) the Clinical Laboratory Improvement Amendments of 1999 (42 U.S.C. §263a et seq.); (viii) quality, safety and accreditation standards and requirements of all applicable federal and state laws or regulatory bodies; (ix) licensure, registration and approval laws and regulations; (x) all laws and regulations governing billing for health care items and services; (xi) any and all other applicable health care laws, regulations, manual provisions, policies and administrative guidance; and (xii) each of (i) through (xi) as may be amended from time to time.

HHS means the United States Department of Health and Human Services or any successor thereto.

HIPAA means the privacy transactions and security provisions of the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191) and the regulations promulgated thereunder, as amended from time to time.

Holdings has the meaning ascribed thereto in the recitals to the Agreement.

Holdings Guaranty means the guaranty of even date herewith executed by each of Holdings and Intermediate Holdings in favor of Agent, on behalf of itself and Lenders.

Holdings Pledge Agreement means the Pledge Agreement of even date herewith executed by Holdings and Intermediate Holdings in favor of Agent, on behalf of itself and Lenders, pledging (i) all Stock of their Domestic Subsidiaries and 65% of the voting Stock of their first tier Foreign Subsidiaries, (ii) all stock of Intermediate Holdings and (iii) all stock of Borrower.

Holdings Security Agreement means the Holdings Security Agreement of even date herewith entered into by and among Agent, on behalf of itself and Lenders, Holdings and Intermediate Holdings.

Holdings Stockholder Agreement means that certain Stockholders’ Agreement dated as of September 19, 2006 by and among Holdings, the investors signatory thereto and the management stockholders signatory thereto.

Indebtedness means, with respect to any Person, without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred six (6) months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than six (6) months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the Index Rate as in effect on the date of determination) of future rental payments under all synthetic leases, (f) all obligations in respect of payments that would be required to be made upon termination of any hedging arrangements, (g) all net payment obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap (including Interest Rate Agreements), cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured and any and all Rate Management Obligations, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and general intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (i) ”earnouts” (to the extent treated as Indebtedness under GAAP) and similar payment obligations excluding bonus, phantom stock or other similar compensation payments owed to employees, or officers and incurred in the ordinary course of business, and (j) the Obligations. Notwithstanding any of the foregoing, non-recourse Indebtedness of such Person shall only constitute “Indebtedness” in an amount which shall be the lesser of (x) the amount of such Person’s liability for such Indebtedness and (y) the fair market value of such property securing such Indebtedness. In no event shall any obligations in respect of preferred stock issued on the Closing Date constitute Indebtedness except to the extent of any mandatory obligation to redeem such preferred stock on a date that is earlier than the date six months following the fifth anniversary of the Closing Date. In no event shall the Acquisition Note constitute Indebtedness so long as it is paid in full on or prior to its maturity date; provided that if such Acquisition Note is not paid in full as of its maturity date, such Acquisition Note shall constitute Indebtedness for all purposes hereunder (except for purposes of calculating Excess Cash Flow).

Indemnitees has the meaning ascribed to it in Section 10.1.

Index Rate means, for any day, a floating rate equal to the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal and (ii) the Federal Funds Rate plus 50 basis points per annum.

Index Rate Loan means a Loan or portion thereof bearing interest by reference to the Index Rate.

Instruments means all “instruments,” as such term is defined in the Code, now owned or hereafter acquired by any Loan Party, wherever located, and, in any event, including all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

Intellectual Property means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.

Intercompany Debt has the meaning ascribed to it in Section 10.21.

Intercompany Notes means a promissory note contemplated by Section 6.1(c).

Interest Expense means for any measuring period interest expense (whether cash or non-cash) determined in accordance with GAAP and deducted in the calculation of Consolidated Net Income, including capitalized interest expense, less the sum of (i) amortization of capitalized fees and expenses with respect to Related Transactions for such period, (ii) amortization of any original issue discount attributable to Funded Debt or warrants for such period, and (iii) interest paid in-kind during such period.

Interest Payment Date means (a) as to any Index Rate Loan, the first Business Day of each calendar month to occur while such Loan is outstanding, and (b) as to any LIBOR Loan, the last day of the applicable LIBOR Period; provided, that in the case of any LIBOR Period greater than three months in duration, the last day of each three month interval within such LIBOR Period and the last day of such LIBOR Period shall be an Interest Payment Date; and provided further that, in addition to the foregoing, each of (x) the date upon which all of the Commitments have been terminated and the Loans have been paid in full and (y) the Commitment Termination Date shall be deemed to be an “Interest Payment Date” with respect to any interest that has then accrued under the Agreement.

Interest Rate Agreement means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or similar agreement or arrangement designed to protect Borrower against fluctuations in interest rates entered into between Borrower and any Lender to the extent required by Section 5.10.

Intermediate Holdings has the meaning ascribed thereto in the recitals to the Agreement.

Inventory means any “inventory,” as such term is defined in the Code, now owned or hereafter acquired by any Loan Party, wherever located.

Investment means (i) any direct or indirect purchase or other acquisition by Borrower or any of its Subsidiaries of any Stock, or other ownership interest in, any other Person, and (ii) any direct or indirect loan, advance or capital contribution by Borrower or any of its Subsidiaries to any other Person excluding Accounts and deposits arising in the ordinary course of business. For purposes of covenant compliance, the amount of any Investment shall be the aggregate cash Investment less all cash returns and cash distributions received by such Person.

Investment Property means all “investment property,” as such term is defined in the Code, now owned or hereafter acquired by any Loan Party, wherever located.

IRC means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

IRS means the United States Internal Revenue Service.

L/C Issuer means Fifth Third Bank or a Subsidiary thereof or a bank or other legally authorized Person selected by or acceptable to Agent and Borrower, in such Person’s capacity as an issuer of Letters of Credit hereunder.

L/C Sublimit has the meaning ascribed to it in Section 2.1(c).

Lenders means Freeport, the other lenders named on the signature pages of the Agreement (and, if any such Person shall decide to assign all or any portion of the Obligations, such term shall include any assignee of such Person); provided, that for the purposes of (i) the definitions of “Interest Rate Agreement” and “Obligations”, (ii) Sections 9.2(a), (b), (c), (d) and (f) of this Agreement and (iii) the granting and perfection of Liens pursuant to one or more Loan Documents, each Qualified Counterparty shall be deemed to be a Lender (it being agreed that no such Qualified Counterparty shall have the right to vote on or consent to any matter requiring a vote or consent of one or more Lenders).

Letters of Credit means documentary or standby letters of credit issued for the account of Borrower by L/C Issuer, and bankers’ acceptances issued by Borrower, for which Agent and Lenders have incurred Letter of Credit Obligations.

Letter of Credit Fee has the meaning ascribed to it in Section 2.3(c).

Letter of Credit Obligations means all outstanding obligations incurred by Agent and Lenders at the request of Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by L/C Issuers or the purchase of a participation or issuance of a guaranty as set forth in Section 2.1(d) with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable by Agent and Lenders thereupon or pursuant thereto.

Leverage Ratio means for any measuring period the ratio of (x)(i) Funded Debt (including Letter of Credit Obligations, but otherwise excluding the Revolving Loan balance) as of the last day of such measuring period plus (ii) the Average Daily Balance for the 60 days prior to such date to (y) EBITDA.

Liberty Letter of Credit means the letter of credit, dated February 24, 2006, in the maximum amount of $2,300,000, number ILS201407, issued by Fifth Third Bank for the benefit of Liberty Mutual Insurance Company in respect of workers compensation claims from and after January 1, 2006.

LIBOR Breakage Costs means an amount equal to the amount of any losses, expenses, liabilities (including, without limitation, any net loss or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by a Lender to fund or maintain any LIBOR Loan) sustained by a Lender as a result of (i) any default by Borrower in making any borrowing of, conversion into or continuation of any LIBOR Loan following Borrower’s delivery to Agent of any LIBOR Loan request in respect thereof or (ii) any payment of a LIBOR Loan on any day that is not the last day of the LIBOR Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise). For purposes of calculating amounts payable to a Lender under Section 2.3(d), each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of that LIBOR Loan and having a maturity and repricing characteristics comparable to the relevant LIBOR Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under Section 2.3(d).

LIBOR Business Day means a Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions.

LIBOR Loans means a Loan or any portion thereof bearing interest by reference to the LIBOR Rate.

LIBOR Period means, with respect to any LIBOR Loan, each period commencing on a LIBOR Business Day selected by Borrower pursuant to this Agreement and ending one, two, three or six months thereafter, as selected by Borrower’s irrevocable notice to Agent as set forth in Section 2.2(e); provided, that the foregoing provision relating to LIBOR Periods is subject to the following:

(a) if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;

(b) any LIBOR Period that would otherwise extend beyond the date set forth in clause (a) of the definition of “Commitment Termination Date” shall end on such date;

(c) any LIBOR Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last LIBOR Business Day of a calendar month; and

(d) Borrower shall select LIBOR Periods so that there shall be no more than five (5) separate LIBOR Periods in existence at any one time.

LIBOR Rate means for each LIBOR Period, a rate of interest determined by Agent equal to:

(a) the offered rate for deposits in United States Dollars for the applicable LIBOR Period that appears on Telerate Page 3750 as of 11:00 a.m. (London time), on the second full LIBOR Business Day next preceding the first day of such LIBOR Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by

(b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is two (2) LIBOR Business Days prior to the beginning of such LIBOR Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board that are required to be maintained by a member bank of the Federal Reserve System.

If such interest rates shall cease to be available from Telerate News Service, the LIBOR Rate shall be determined from such internationally recognized financial reporting service or other information as shall be available to Agent.

License means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Loan Party.

Lien means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

Litigation has the meaning ascribed to it in Section 7.2(k).

Loan Account has the meaning ascribed to it in Section 2.7.

Loan Documents means the Agreement, the Notes, the Collateral Documents, the Freeport Fee Letter, the Subordination Agreement, the Interest Rate Agreements, and all other agreements, instruments, documents and certificates identified in the Closing Checklist executed and delivered to, or in favor of, Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to Agent or any Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

Loan Parties means Holdings, Intermediate Holdings, Merger Sub, the Company, Borrower and each other Person (i) that executes this Agreement as a “Loan Party,” (ii) that executes a Guaranty, (iii) that grants a Lien on all or substantially all of its assets to secure payment of the Obligations and (iv) all of the Stock of which is pledged to Agent for the benefit of itself and Lenders.

Loans means the Revolving Loan and the Term Loan.

Management Consulting Agreement means that certain Management Consulting Agreement between Borrower and Sponsor as in effect on the Closing Date.

Material Adverse Effect means a material adverse effect on (a) the business, assets, operations, industry, properties, prospects or financial or other condition of the Loan Parties considered as a whole, (b) Borrower’s ability to pay any of the Loans or any of the other Obligations in accordance with the terms of the Agreement, (c) the Collateral or Agent’s Liens, on behalf of itself and Lenders, on the Collateral or the priority of such Liens, or (d) Agent’s or any Lender’s rights and remedies under the Agreement and the other Loan Documents.

Maximum Amount means, as of any date of determination, an amount equal to the Revolving Loan Commitment of all Lenders as of that date.

Maximum Lawful Rate has the meaning ascribed to it in Section 2.2(f).

McKesson Add-Back means an amount equal to the expenses booked by Borrower and its Subsidiaries with respect to McKesson system implementation services in an amount not to exceed $600,000 in the aggregate.

Medicaid means, collectively, the certain program of medical assistance, funded jointly by the federal government and states, for impoverished individuals who are aged, blind and/or disabled, and for members of families with dependent children, which program is more fully described in Title XIX of the Social Security Act (42 U.S.C. §§ 1396 et seq.), and the Medicaid Regulations.

Medicaid Regulations means, collectively, (i) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting Medicaid, (ii) all applicable provisions of all federal rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (i) above and all federal administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (i) above, (iii) all state statutes and plans for medical assistance enacted in connection with the statutes and provisions described in clauses (i) and (ii) above and (iv) all applicable provisions of all rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the authorities promulgated pursuant to or in connection with the statutes described in clause (iii) above and all state administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (iii) above, in each case as may be amended, supplemented or otherwise modified from time to time.

Medicare means, collectively, the certain federal program providing health insurance for eligible elderly and other individuals, under which physicians, hospitals, skilled nursing homes, home health care and other providers are reimbursed for certain covered services they provide to the beneficiaries of such program, which program is more fully described in Title XVIII of the Social Security Act (42 U.S.C. §§ 1395 et seq.), and the Medicare Regulations.

Medicare Regulations means, collectively, all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting Medicare and any successor statute(s), together with all applicable provisions of all rules, regulations, manuals and orders and administrative, reimbursement and other guidelines of all Governmental Authorities (including, without limitation, HHS, CMS, the Office of the Inspector General for HHS, or any other Person succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing having the force of law, in each case as may be amended, supplemented or otherwise modified from time to time.

Merger has the meaning ascribed to such term in the Preamble.

Merger Agreement means that certain Agreement and Plan of Merger dated as of the Closing Date among Merger Sub and the Company as in effect on the date hereof and as modified in accordance with the terms of this Agreement.

Merger Documents means the Merger Agreement and all documents, instruments and agreements delivered in connection with the Merger Agreement.

Merger Sub has the meaning ascribed to such term in the Preamble.

Minimum EBITDA means, for any period of determination, EBITDA for the 12 Fiscal-Month period then ended.

Moody’s means Moody’s Investors Services, Inc.

Multiemployer Plan means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which any Loan Party or ERISA Affiliate is making or is obligated to make contributions on behalf of participants who are or were employed by any of them or withdrawal liability payments.

Net Proceeds means (i) cash proceeds received by Holdings or any of its Subsidiaries from any Asset Disposition (including insurance proceeds, awards of condemnation, and payments under notes or other debt securities received in connection with any Asset Disposition), net of (a) the costs of such Asset Disposition (including taxes attributable to such sale, lease or transfer) and any commissions and other customary transaction fees, costs and expenses), other than any costs payable to any Affiliate of a Loan Party (b) amounts applied to repayment of Indebtedness (other than the Obligations) secured by a Lien permitted under the Agreement on the asset or property disposed, (c) any amounts required to be held in escrow until such time as such amounts are released from escrow whereupon such amounts shall be considered Net Proceeds and (d) amounts reasonably and in good faith provided as a reserve in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Disposition or (y) any other liabilities retained by such Loan Party associated with the properties disposed of in such Asset Disposition (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Proceeds), and (ii) cash proceeds attributable to any working capital, earnings, balance sheet or similar adjustment under the Acquisition Agreement.

Non-Consenting Lender has the meaning ascribed to it in Section 10.19(c).

Non-Excluded Taxes has the meaning ascribed to it in Section 2.9(a).

Non-Funding Lender has the meaning ascribed to it in Section 9.5(a).

Notes means, collectively, the Revolving Notes and the Term Notes.

Notice of Conversion/Continuation has the meaning ascribed to it in Section 2.2(e).

Notice of Revolving Credit Advance has the meaning ascribed to it in Section 2.1(b).

Obligations means all loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable), including obligations pursuant to Interest Rate Agreements, Rate Management Agreements and Letter of Credit Obligations, owing by any Loan Party to Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under the Agreement or any of the other Loan Documents. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Loan Party in bankruptcy, whether or not allowed in such case or proceeding), Fees, Charges, expenses, attorneys’ fees and any other sum chargeable to any Loan Party under the Agreement or any of the other Loan Documents.

Operating Cash Flow has the meaning ascribed to it in Section 7.1(e) of Schedule 1 to Annex E.

Other Lender has the meaning ascribed to it in Section 9.5(d).

Other Taxes has the meaning ascribed to it in Section 2.9(a).

Overadvance has the meaning ascribed to it in Section 2.1(b).

Participation Agreements means all participation and provider agreements with health maintenance organizations, insurance programs, Third Party Payors and preferred provider organizations with respect to the business of the Loan Parties.

Patent License means rights under any written agreement now owned or hereafter acquired by any Loan Party granting any right to such Loan Party with respect to a Patent owned by a third party.

Patent Security Agreements means the Patent Security Agreements made in favor of Agent, on behalf of itself and Lenders, by each applicable Loan Party.

Patents means all of the following in which any Loan Party now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all issuances and recordings thereof, and all applications for letters patent of the United States or of any other country, including issued patents, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

PBGC means the Pension Benefit Guaranty Corporation.

Pension Plan means a Plan described in Section 3(2) of ERISA.

Permitted Encumbrances means the following encumbrances: (a) Liens for taxes, assessments or governmental charges or levies not yet due and payable or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, excluding federal income tax Liens and Liens in favor of the PBGC under ERISA; (b) Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law which were incurred in the ordinary course of business and which have not arisen to secure Indebtedness for borrowed money, such as carriers’, materialmen’s, warehousemen’s and mechanics’ Liens, statutory and common law landlord’s Liens, and other similar Liens arising in the ordinary course of business, and which either (1) do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries or (2) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien; (c) Liens created by or pursuant to this Agreement, the Collateral Documents or the other Loan Documents; (d) Liens in existence on the Closing Date which are listed, and the property subject thereto described, on Schedule 6.2, without giving effect to any extensions or renewals thereof; (e) Liens arising from judgments, decrees, awards or attachments in circumstances not constituting an Event of Default, provided that the amount of cash and property (determined on a fair market value basis) deposited or delivered to secure the respective judgment or decree or subject to attachment shall not exceed the limit for a separate judgment in Section 8.1(h); (f) Liens (other than any Lien imposed by ERISA) (1) incurred or deposits made in the ordinary course of business in connection with general insurance maintained by the Borrower and its Subsidiaries, (2) incurred or deposits made in the ordinary course of business of the

Borrower and its Subsidiaries in connection with workers’ compensation, unemployment insurance and other types of social security, (3) to secure the performance by the Borrower and its Subsidiaries of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) to the extent incurred in the ordinary course of business, (4) to secure the performance by the Borrower and its Subsidiaries of leases of real property, to the extent incurred or made in the ordinary course of business consistent with past practices, and (5) other deposits made solely in the ordinary course of the Loan Parties’ business; (g) licenses, sublicenses, leases or subleases granted to third Persons in the ordinary course of business not interfering in any material respect with the business of the Borrower or any of its Subsidiaries; (h) easements, rights-of-way, restrictions, minor defects or irregularities in title, encroachments and other similar charges or encumbrances, in each case not securing Indebtedness and not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries; (i) Liens arising from precautionary UCC financing statements regarding operating leases; (j) Liens created pursuant to or in connection with leases or Capital Leases permitted pursuant to this Agreement, provided that (1) such Liens only serve to secure the payment of rent or Indebtedness arising under such leases or Capital Leases and (2) the Liens encumbering the assets leased or purported to be leased under such leases or Capital Leases do not encumber any other assets of the Borrower or any of its Subsidiaries (other than letters of credit, payment undertaking agreements, guaranteed investment contracts, deposits of cash or Cash Equivalents and other credit support arrangements, in each case having an aggregate value not exceeding the fair market value of the assets leased or purported to be leased under such leases or Capital Leases (each of such values determined at the time when the lease agreement relating to the relevant lease or Capital Lease is signed and delivered)); (k) (1) those liens, encumbrances, hypothecs and other matters affecting title to any real property and found reasonably acceptable by the Agent or insured against by title insurance, (2) as to any particular real property at any time, such easements, encroachments, covenants, rights of way, minor defects, irregularities or encumbrances on title which would not reasonably be expected to materially impair such real property for the purpose for which it is held by the mortgagor or grantor thereof, or the lien or hypothec held by the Agent, (3) zoning and other municipal ordinances which are not violated in any material respect by the existing improvements and the present use made by the mortgagor or grantor thereof of the premises, (4) general real estate taxes and assessments not yet delinquent, (5) any Lien that would be disclosed on a true, correct and complete survey of the real property that does not materially affect the use or enjoyment of the real property as it is currently being used, and (6) such other similar items as the Agent may consent to (such consent not to be unreasonably withheld); (l) Liens arising pursuant to purchase money mortgages or security interests securing Indebtedness representing the purchase price (or financing of the purchase price within 90 days after the respective purchase) of fixed assets acquired after the Closing Date, provided that (1) any such Liens attach only to the assets so purchased, upgrades thereon and, if the asset so purchased is an upgrade, the original asset itself (and such other assets financed by the same financing source), (2) the Indebtedness (other than Indebtedness incurred from the same financing source to purchase other assets and excluding Indebtedness representing obligations to pay installation and delivery charges for the property so purchased) secured by any such Lien does not exceed 100% of the lesser of the fair market value or the purchase price of the property being purchased at the time of the incurrence of such Indebtedness and (3) the Indebtedness secured thereby is permitted to be incurred pursuant to this Agreement; (m) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business; (n) rights of setoff upon deposits of cash in favor of banks or other depository institutions as permitted by any Control Agreement or, with respect to deposits of cash not subject to a Control Agreement, customary rights of setoff in favor of such banks or depository institutions; (o) Liens on insurance premiums in favor of insurers and pledged to finance the payment thereof; and (p) Liens securing Indebtedness or leases that refinance, refund, extend, renew and/or replace Indebtedness or leases secured by Liens described in clauses (a) through (o) above, as long as such Indebtedness is permitted hereunder.

Person means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

Plan means, at any time, an “employee benefit plan,” as defined in Section 3(3) of ERISA, that any Loan Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any Loan Party.

Pledge Agreements means the Borrower Pledge Agreement, the Holdings Pledge Agreement and any other pledge agreement entered into after the Closing Date by any Loan Party.

Prior Lender means Fifth Third Bank (Chicago).

Prior Lender Obligations means that certain Loan and Security Agreement dated as of November 22, 2005 by and among Borrower, the other borrowers party thereto and the Prior Lender.

Pro Forma means the unaudited consolidated and consolidating balance sheets of Holdings and its Subsidiaries prepared in accordance with GAAP as of the Closing Date after giving effect to the Related Transactions. The Pro Forma is annexed hereto as Annex C.

Pro Rata Share means with respect to all matters relating to any Lender (a) with respect to the Revolving Loan, the percentage obtained by dividing (i) the Revolving Loan Commitment of that Lender by (ii) the aggregate Revolving Loan Commitments of all Lenders, (b) with respect to the Term Loan, the percentage obtained by dividing (i) the Term Loan Commitment of that Lender by (ii) the aggregate Term Loan Commitments of all Lenders, (c) with respect to all Loans, the percentage obtained by dividing (i) the aggregate Commitments of that Lender by (ii) the aggregate Commitments of all Lenders, and (d) with respect to all Loans on and after the Commitment Termination Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Loans held by that Lender, by (ii) the outstanding principal balance of the Loans held by all Lenders, as any such percentages may be adjusted by assignments pursuant to Section 9.1.

Proceeding means a proceeding under the United States Bankruptcy Code, Insolvency Laws or any similar law in any jurisdiction, in which any Loan Party or any Subsidiary thereof is a debtor.

Projections means Borrower’s and its Subsidiaries’ forecasted consolidated and consolidating: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, all prepared on a Subsidiary by Subsidiary or division-by-division basis, if applicable, and otherwise consistent with the historical Financial Statements of Borrower and its Subsidiaries, together with appropriate supporting details and a statement of underlying assumptions.

Proposed Change has the meaning ascribed to it in Section 10.19(c).

Purchase Agreement means that certain Stock Purchase Agreement dated as of September 19, 2006, by and among Holdings, Intermediate Holdings, Merger Sub, the Company, W. Andrew Wright, III, as sellers’ representative and the other parties identified as sellers therein (collectively, the “Sellers”).

Qualified Assignee means (a) any Lender, any Affiliate of any Lender and, with respect to any Lender, any investment fund that invests in commercial loans and that is managed or advised by such Lender, an Affiliate of such Lender or the same investment advisor as such Lender or by an Affiliate of such investment advisor (an “Approved Fund”), and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, which has a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody’s at the date that it becomes a Lender and, in either case, which, through its applicable lending office, is capable of lending to Borrower without the imposition of any withholding or similar taxes.

Qualified Counterparty means a Person that is a party to an Interest Rate Agreement for the benefit of a Loan Party which (i) is an Affiliate of a Lender and (ii) has entered into an agreement, in form and substance to the Agent, pursuant to which such Person has, among other things, appointed the Agent as its agent and agreed to be bound by certain provisions of the Loan Documents.

Qualified Plan means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

Rate Management Agreement means any agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates, forward rates, or equity prices, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including without limitation any ISDA Master Agreement between Borrower and Fifth Third Bank or any affiliate of Fifth Third Bank, and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as amended, modified or supplemented from time to time.

Rate Management Obligations means any and all obligations of Borrower to Fifth Third Bank or any affiliate of Fifth Third Bank, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefore), under or in connection with (i) any and all Rate Management Agreements, and (ii) any and all cancellations, buy-backs, reversals, terminations or assignments of any Rate Management Agreement.

Real Estate has the meaning ascribed to it in Section 4.14.

Refinancing means the payment in full by Borrower of the Prior Lender Obligations on the Closing Date.

Related Transactions means the Addus Acquisition, the Merger, the initial borrowing under the Revolving Loan and the Term Loan on the Closing Date, the Refinancing, the payment of all Fees, costs and expenses associated with all of the foregoing and the execution and delivery of all of the Related Transactions Documents, including, without limitation (i) the creation of five escrow accounts under the Escrow Agreement and the deposit of cash in each such escrow account in the amount contemplated by the Escrow Agreement as in effect on the date hereof and (ii) the release by Fifth Third Bank of all of its liens and security interests in all property of the Loan Parties, other than the security interest that Fifth Third Bank may have or acquire in the Restricted Cash Escrow Funds (as such term is defined in the

Escrow Agreement as in effect on the date hereof) and the release by Fifth Third Bank of the Company (except to the extent of its interest in such Restricted Cash Escrow Funds) and its Subsidiaries for their respective liability in respect of all letters of credit (other than the Liberty Letter of Credit) issued by Fifth Third Bank and constituting Prior Lender Obligations.

Related Transactions Documents means the Loan Documents, the Merger Documents, the Escrow Agreement, the Contingent Payment Agreement, the Purchase Agreement, the Acquisition Note, the Holdings Stockholder Agreement, the Securities Purchase Agreement, the Restated Certificate and all other agreements or instruments executed in connection with the Related Transactions.

Release means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

Replacement Lender has the meaning ascribed to it in Section 10.19(a).

Requisite Lenders means Lenders having (a) more than 50% of the Commitments of all Lenders, or (b) if the Commitments have been terminated, more than 50% of the aggregate outstanding amount of the Loans.

Requisite Revolving Lenders means Lenders having (a) more than 50% of the Revolving Loan Commitments of all Lenders, or (b) if the Revolving Loan Commitments have been terminated, more than 50% of the aggregate outstanding amount of the Revolving Loan.

Responsible Officer means, with respect to any Loan Party, any officer appointed by the Board of Directors.

Restated Certificate means the amended and restated certificate of incorporation of Holdings.

Restricted Payment means, with respect to any Loan Party (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Loan Party’s Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Loan Party now or hereafter outstanding; (d) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Loan Party’s Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; and (e) any payment of a Contingent Payment.

Revolving Credit Advance has the meaning ascribed to it in Section 2.1(b).

Revolving Lenders means those Lenders having a Revolving Loan Commitment, or, following the termination of the Revolving Loan Commitment, those Lenders holding any portion of the Revolving Loan.

Revolving Loan(s) means, at any time, the sum of (i) the aggregate amount of Revolving Credit Advances outstanding to Borrower plus (ii) the aggregate Letter of Credit Obligations incurred on behalf of Borrower. Unless the context otherwise requires, references to the outstanding principal balance of the Revolving Loan shall include the outstanding balance of Letter of Credit Obligations.

Revolving Loan Commitment means (a) as to any Lender, the commitment of such Lender to make its Pro Rata Share of Revolving Credit Advances or incur its Pro Rata Share of Letter of Credit Obligations as set forth on Annex A or in the most recent Assignment Agreement, if any, executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make the Revolving Credit Advances or incur Letter of Credit Obligations, which aggregate commitment shall be Twelve Million Five Hundred Dollars ($12,500,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

Revolving Notes has the meaning ascribed to it in Section 2.1(b).

S&P means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc.

Scheduled Installments has the meaning ascribed to it in Section 2.1(a).

Securities Purchase Agreement means that certain Securities Purchase Agreement to be entered into on September 19, 2006 by and among Holdings, Eos Capital Partners III, L.P., Eos Partners SBIC III, L.P. and Freeport Financial Loan Fund LLC.

Security Agreement means each of the Borrower Security Agreement, the Holdings Security Agreement and the Subsidiary Security Agreement.

Settlement Date has the meaning ascribed to it in Section 9.5(a)(ii).

Software means all “software” as such term is defined in the Code, now owned or hereafter acquired by any Loan Party, other than software embedded in any category of Goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.

Solvent means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as Litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.

Sponsor means, collectively, Eos Partners SBIC III, L.P., a Delaware limited partnership, EOS Capital Partners III, L.P., a Delaware limited partnership and EOS Capital Partners, L.P., a Delaware limited partnership.

Statement has the meaning ascribed to it in Section 7.2(c).

Stock means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

Stockholder means, with respect to any Person, each holder of Stock of such Person.

Subordination Agreement means the Subordination and Intercreditor Agreement, dated as of September 19, 2006 by and among the Company, Holdings, Merger Sub, Intermediate Holdings, the Agent, W. Andrew Wright, III, Addus Term Trust, W. Andrew Wright Grantor Retained Annuity Trust, Mark S. Heaney, James A. Wright and Courtney E. Panzer.

Subsidiary means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than 50% of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of the Borrower.

Subsidiary Guaranty means the Subsidiary Guaranty of even date herewith executed by one or more Subsidiaries of Borrower in favor of Agent, on behalf of itself and Lenders.

Subsidiary Security Agreement means the Subsidiary Security Agreement of even date herewith entered into by and among Agent, on behalf of itself and Lenders, and one or more Subsidiaries of Borrower.

Supermajority Revolving Lenders means Lenders having (a) 80% or more of the Revolving Loan Commitments of all Lenders, or (b) if the Revolving Loan Commitments have been terminated, 80% or more of the aggregate outstanding amount of the Revolving Loan.

Tax Returns means all reports, returns, information returns, claims for refund, elections, estimated Tax filings or payments, requests for extension, documents, statements, declarations and certifications and other information required to be filed with respect to Taxes, including attachments thereto and amendments thereof.

Taxes has the meaning ascribed to it in Section 2.9(a).

Termination Date means the date on which (a) the Loans have been indefeasibly repaid in full, (b) all other Obligations under the Agreement and the other Loan Documents have been completely discharged (other than contingent indemnification obligations as to which no unsatisfied claim has been asserted), (c) all Letter of Credit Obligations have been cash collateralized in the amount set forth in Section 2.5(f), cancelled or, with the consent of Agent in each instance, backed by standby letters of credit acceptable to Agent, (d) all Commitments have been terminated and (e) Agent and Lenders have been released by Loan Parties of all claims against Agent and Lenders.

Term Lenders means those Lenders having Term Loan Commitments.

Term Loans has the meaning ascribed to it in Section 2.1 (a).

Term Notes has the meaning ascribed to it in Section 2.1 (a).

Term Loan Commitment means (a) as to any Lender, the commitment of such Lender to make its Pro Rata Share of the Term Loans (as set forth on Annex A) in the maximum aggregate amount set forth in Section 2.1(a) or in the most recent Assignment Agreement, if any, executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make the Term Loans. The Term Loan Commitment shall reduce automatically by the amount prepaid or repaid in respect of the Term Loan (but solely by the amount of such prepayment or repayment allocable to a Lender, for purposes of clause (a) of this definition). Immediately prior to the making of the Term Loan, the Term Loan Commitments of the Lenders aggregate $45,000,000.

Third Party Payor means Medicare, Medicaid, TRICARE, CHAMPVA, Blue Cross and/or Blue Shield, state government insurers, and private insurers and any other Person which presently or in the future maintains Third Party Payor Programs.

Third Party Payor Programs means all third party payor programs in which any Loan Party participates (including, without limitation, Medicare, Medicaid, TRICARE, CHAMPVA, or any other federal or state health care programs, as well as Blue Cross and/or Blue Shield, managed care plans, and any other private insurance programs).

Title IV Plan means a “pension plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is covered by Title IV of ERISA or Section 412 of the IRC, and that any Loan Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

Trademark Security Agreements means the Trademark Security Agreements made in favor of Agent, on behalf of itself and Lenders, by each applicable Loan Party.

Trademark License means rights under any written agreement now owned or hereafter acquired by any Loan Party granting any right to such Loan Party to use any Trademark owned by a third party.

Trademarks means all of the following now owned or hereafter adopted or acquired by any Loan Party: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, internet domain names, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear and designs (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

TRICARE means the program of medical benefits covering former and active members of the uniformed services and certain of their dependents, formally known as CHAMPUS, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, and all laws, rules, regulations, manuals, orders, guidelines or requirements pertaining to such program, including, without limitation, (i) all federal statutes (whether set forth in 10 U.S.C. §§ 1071 - 1106 or elsewhere) affecting such program and (ii) all rules, regulations (including 32 C.F.R. § 199), manuals, orders and administrative, reimbursement and other guidelines of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

Voting Stock means Stock having ordinary voting power to elect the board of directors (or similar body) of such Person.

1.2 Rules of Construction. Rules of construction with respect to accounting terms used in the Agreement or the other Loan Documents shall be as set forth or referred to in this Section 1.2. All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition contained in Article or Division 9 shall control. Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.

Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Loan Party, such words are intended to signify that such Loan Party has actual knowledge or awareness of a particular fact or circumstance or, as applicable, actual knowledge of the existence of any Default, Event of Default or other event that has had a Material Adverse Effect. Definitions of agreements and instruments in Section 1 shall mean and refer to such agreements and instruments as amended, modified, supplemented, restated, substituted or replaced from time to time in accordance with their respective terms and the terms of this Agreement and the other Loan Documents.

SECTION 2.

AMOUNTS AND TERMS OF LOANS

2.1 Loans. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower and the other Loan Parties contained herein:

(a) Term Loans. Each Term Lender agrees, severally and not jointly, to lend to Borrower in one draw, on the Closing Date, its Pro Rata Share of $45,000,000 (the “Term Loans”).

Borrower shall repay the Term Loans through periodic payments on the dates and in the amounts indicated below (“Scheduled Installments”), and in any event the entire remaining principal balance shall be repaid on the Commitment Termination Date.

Term Loan

Date	Scheduled Installment

December 31, 2006	$700,000

March 31, 2007	$700,000

June 30, 2007	$700,000

September 30, 2007	$700,000

December 31, 2007	$1,050,000

March 31, 2008	$1,050,000

June 30, 2008	$1,050,000

September 30, 2008	$1,050,000

December 31, 2008	$1,400,000

March 31, 2009	$1,400,000

June 30, 2009	$1,400,000

September 30, 2009	$1,400,000

December 31, 2009	$1,750,000

March 31, 2010	$1,750,000

June 30, 2010	$1,750,000

September 30, 2010	$1,750,000

December 31, 2010	$2,100,000

March 31, 2011	$2,100,000

June 30, 2011	$2,100,000

September 19, 2011	$19,100,000

The final installment shall in all events equal the entire remaining principal balance of the Term Loan. Amounts borrowed under this Section 2.1(a) and repaid may not be reborrowed.

At the request of the applicable Lender, the Term Loans shall be evidenced by promissory notes substantially in the form of Exhibit 2.1(a) (as amended, modified, extended, substituted or replaced from time to time, each a “Term Note” and, collectively, the “Term Notes”), and Borrower shall execute and deliver a Term Note to each such Term Lender. Each Term Note shall represent the obligation of Borrower to pay the amount of the applicable Term Lender’s Term Loan Commitment, together with interest thereon.

(b) Revolving Loans.

(i) Each Revolving Lender agrees, severally and not jointly, to make available to Borrower from time to time until the Commitment Termination Date its Pro Rata Share of advances (each a “Revolving Credit Advance”) requested by Borrower hereunder. The Pro Rata Share of the Revolving Loan of any Revolving Lender shall not at any time exceed its separate Revolving Loan Commitment. Revolving Credit Advances may be repaid and reborrowed; provided, that the amount of any Revolving Credit Advance to be made at any time shall not exceed Borrowing Availability. The Revolving Loans shall be repaid in full on the Commitment Termination Date. If requested by a Revolving Lender, Borrower shall execute and deliver to such Revolving Lender a note to evidence the Revolving Loan Commitment of that Revolving Lender. Each such note shall be in the maximum principal amount of the Revolving Loan Commitment of the applicable Revolving Lender, dated the Closing Date and substantially in the form of Exhibit 2.1(b)(i) (as amended, modified, extended, substituted or replaced from time to time, each a “Revolving Note” and, collectively, the “Revolving Notes”). Other than pursuant to Section 2.1(b)(ii), if at any time the aggregate outstanding Revolving Loan exceeds Borrowing Availability (without giving effect to any deduction therefrom for the outstanding Revolving Loans and Funded Debt, to the extent consisting of Revolving Loans) (any such excess Revolving Loan is herein referred to as an “Overadvance”), Lenders shall not be obligated to make Revolving Credit Advances, no additional Letters of Credit shall be issued and, except as provided in Section 2.1(b)(ii) below, the Revolving Loan must be repaid immediately and Letters of Credit cash collateralized in an amount sufficient to eliminate any Overadvance. All Overadvances shall constitute Index Rate Loans and at the written request of Agent or the Requisite Lenders shall bear interest at the Index Rate plus the Applicable Revolver Index Margin and shall bear interest at the Default Rate only if not repaid within three (3) Business Days. For funding requests for Revolving Credit Advances to be funded as Index Rate Loans of $5,000,000 or less, written notice must be provided by noon (Chicago time) on the Business Day on which the Revolving Credit Advance is to be made; for funding requests for Revolving Credit Advances to be funded as Index Rate Loans of more than $5,000,000, written notice must be provided by noon (Chicago time) on the Business Day before which the Revolving Credit Advance is to be made. All Revolving Credit Advances to be funded as LIBOR Loans require three (3) Business Days’ prior written notice. Written notices for all funding requests shall be in the form attached as Exhibit 2.1(b)(ii) (“Notice of Revolving Credit Advance”).

(ii) If Borrower requests that Revolving Lenders make, or permit to remain outstanding an Overadvance, Agent may, in its sole discretion, elect to make, or permit to remain outstanding such Overadvances; provided, however, that Agent may not cause Revolving Lenders to make, or permit to remain outstanding, (a) a Revolving Loan balance in excess of the Maximum Amount or (b) an Overadvance in an aggregate amount in excess of $500,000. If an Overadvance is made, or permitted to remain outstanding, pursuant to the preceding sentence, then all Revolving Lenders shall be bound to make, or permit to remain outstanding such Overadvance based upon their Pro Rata Shares of the Revolving Loan Commitment in accordance with the terms of this Agreement. If an Overadvance remains outstanding for more than ninety (90) days during any one hundred eighty (180) day period, the Revolving Loans must be repaid immediately in an amount sufficient to eliminate all of such Overadvances. Furthermore, holders of a majority of the Revolving Loan Commitment may prospectively revoke Agent’s ability to make or permit Overadvances by written notice to Agent.

(c) Letters of Credit. The Revolving Loan Commitment may, in addition to advances under the Revolving Loan, be utilized (subject to the limitations imposed by Section 2.1(b)), upon the request of Borrower, for the issuance of Letters of Credit. Immediately upon the issuance by an L/C Issuer of a Letter of Credit, and without further action on the part of Agent or any of the Lenders, each Revolving Lender shall be deemed to have purchased from such L/C Issuer a participation in such Letter of Credit (or in its obligation under a risk participation agreement with respect thereto) equal to such Revolving Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit. For purposes of clarification, the Liberty Letter of Credit shall be deemed to be a Letter of Credit for all purposes hereunder.

(i) Maximum Amount. The aggregate amount of Letter of Credit Obligations with respect to all Letters of Credit outstanding or unreimbursed at any time shall not exceed $8,000,000 (“L/C Sublimit”).

(ii) Reimbursement. Borrower shall be irrevocably and unconditionally obligated forthwith without presentment, demand, protest or other formalities of any kind, to reimburse any L/C Issuer on demand in immediately available funds for any amounts paid by such L/C Issuer with respect to a Letter of Credit, including all reimbursement payments, Fees, Charges, costs and expenses paid by such L/C Issuer, without duplication of fees otherwise paid by Borrower. Borrower hereby authorizes and directs Agent, at Agent’s option, to debit Borrower’s account (by increasing the outstanding principal balance of the Revolving Credit Advances made to Borrower) in the amount of any payment made by an L/C Issuer with respect to any Letter of Credit, and a notice of Revolving Credit Advance requesting an Index Rate Loan in such amount shall be deemed to have been timely given on such date. All amounts paid by an L/C Issuer with respect to any Letter of Credit that are not immediately repaid by Borrower with the proceeds of a Revolving Credit Advance or otherwise shall bear interest payable on demand at the interest rate applicable to Revolving Credit Advances which are Index Rate Loans plus, at the election of Agent or Requisite Revolving Lenders, an additional two percent (2.00%) per annum. Each Revolving Lender agrees to fund its Pro Rata Share of any Revolving Loan made pursuant to this Section 2.1(c)(ii). In the event Agent elects not to debit Borrower’s account and Borrower fails to reimburse the L/C Issuer in full on the date of any payment in respect of a Letter of Credit, Agent shall promptly notify each Revolving Lender of the amount of such unreimbursed payment and the accrued interest thereon and each Revolving Lender, on the next Business Day prior to 2:00 p.m. (Chicago time), shall deliver to Agent an amount equal to its Pro Rata Share thereof in same day funds. Each Revolving Lender hereby absolutely and unconditionally agrees to pay to the L/C Issuer upon demand by the L/C Issuer such Revolving Lender’s Pro Rata Share of each payment made by the L/C Issuer in respect of a Letter of Credit and reimbursed within one (1) Business Day by Borrower or satisfied through a debit of Borrower’s account. Each Revolving Lender acknowledges and agrees that its obligations pursuant to this subsection in respect of Letters of Credit are absolute and unconditional and shall not be affected by any circumstance whatsoever, including setoff, counterclaim, the occurrence and continuance of a Default or an Event of Default or any failure by Borrower to satisfy any of the conditions set forth in Section 3.2. If any Revolving Lender fails to make available to the L/C Issuer the amount of such Revolving Lender’s Pro Rata Share of any payments made by the L/C Issuer in respect of a Letter of Credit as provided in this Section 2.1(c)(ii), the L/C Issuer shall be entitled to recover such amount on demand from such Revolving Lender together with interest at the Index Rate.

(iii) Request for Letters of Credit. Borrower shall give Agent at least three (3) Business Days’ prior written notice specifying the date a Letter of Credit is requested to be issued, the amount and the name and address of the beneficiary and a description of the transactions proposed to be supported thereby, and the expiry date (or extended expiry date or the increased amount) of the Letter of Credit. Each request by Borrower for the issuance, extension or increase (each, an “issuance”) of a Letter of Credit shall be in the form of Exhibit 2.1(c). If Agent informs Borrower that the L/C Issuer cannot issue the requested Letter of Credit directly, Borrower may request that L/C Issuer arrange for the issuance of the requested Letter of Credit under a guaranty or risk participation agreement with another financial institution reasonably acceptable to Agent, L/C Issuer and Borrower. The issuance of any Letter of Credit under this Agreement shall be subject to satisfaction of the conditions set forth in Section 3.2 and the conditions that the Letter of Credit (i) supports a transaction benefiting Borrower or its wholly-owned Subsidiaries and (ii) is in a form, is for an amount and contains such terms and conditions as are reasonably satisfactory to the L/C Issuer and, in the case of standby letters of credit, Agent. The initial notice requesting the issuance of a Letter of Credit shall be accompanied by the form of the Letter of Credit and the Master Standby Agreement or Master Documentary Agreement, as applicable, and an application for a Letter of Credit, if any, then required by the L/C Issuer completed in a manner reasonably satisfactory to such L/C Issuer. If any provision of any application or reimbursement agreement is inconsistent with the terms of this Agreement, then the provisions of this Agreement, to the extent of such inconsistency, shall control.

(iv) Expiration Dates of Letters of Credit. The expiration date of each Letter of Credit shall be on a date which is not later than the earlier of (a) one year from its date of issuance or (b) the date set forth in clause (a) of the definition of the term Commitment Termination Date. Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiration date for one (1) or more successive one (1) year periods provided that upon not less than 60 days’ written notice to Borrower, the L/C Issuer has the right to terminate such Letter of Credit on each such annual expiration date and no renewal term may extend the term of the Letter of Credit to a date that is later than the date set forth in clause (a) of the definition of the term Commitment Termination Date. The L/C Issuer may elect not to renew any such Letter of Credit and, upon direction by Agent or Requisite Revolving Lenders, shall not renew any such Letter of Credit at any time during the continuance of an Event of Default, provided that, in the case of a direction by Agent or Requisite Revolving Lenders, the L/C Issuer receives such directions prior to the date notice of non-renewal is required to be given by the L/C Issuer and the L/C Issuer has had a reasonable period of time to act on such notice.

(v) Obligations Absolute. The obligation of Borrower to reimburse the L/C Issuer, Agent and Lenders for payments made in respect of Letters of Credit issued by the L/C Issuer shall be unconditional and irrevocable and shall be paid under all circumstances strictly in accordance with the terms of this Agreement, including the following circumstances: (a) any lack of validity or enforceability of any Letter of Credit; (b) any amendment or waiver of or any consent or departure from all or any of the provisions of any Letter of Credit or any Loan Document; (c) the existence of any claim, set-off, defense or other right which Borrower, any of its Subsidiaries or Affiliates or any other Person may at any time have against any beneficiary of any Letter of Credit, Agent, any L/C Issuer, any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreements or transactions; (d) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (e) payment under any Letter of Credit against presentation of a draft or other document that does not substantially comply with the terms of such Letter of Credit; or (f) any other act or omission to act or delay of any kind of any L/C Issuer, Agent, any Lender or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this Section 2.1(c)(v), constitute a legal or equitable discharge of Borrower’s obligations hereunder, in each case, other than gross negligence or willful misconduct on the part of the L/C Issuer and other than the payment by the L/C Issuer of a draft drawn under a Letter of Credit that on its face does not substantially comply with the terms of the Letter of Credit. Without limiting the generality of the foregoing, it is expressly understood and agreed by Borrower that the absolute and unconditional obligation of Borrower to Agent and Lenders hereunder to reimburse payments made under a Letter of Credit will not be excused by the gross negligence or willful misconduct of the L/C Issuer. However, the foregoing shall not be construed to excuse an L/C Issuer from claims which Borrower may assert against the L/C Issuer subject to the terms of the Master Standby Agreement or the Master Documentary Agreement.

(vi) Obligations of L/C Issuers. Each L/C Issuer (other than Freeport) hereby agrees that it will not issue a Letter of Credit hereunder until it has provided Agent with written notice specifying the amount and intended issuance date of such Letter of Credit and Agent has returned a written acknowledgment of such notice to L/C Issuer (such notices and acknowledgments to be given promptly). Each L/C Issuer (other than Freeport) further agrees to provide to Agent: (a) a copy of each Letter of Credit issued by such L/C Issuer promptly after its issuance; (b) a monthly report summarizing available amounts under Letters of Credit issued by such L/C Issuer, the dates and amounts of any draws under such Letters of Credit, the effective date of any increase or decrease in the face amount of any Letters of Credit during such week and the amount of any unreimbursed draws under such Letters of Credit; and (c) such additional information reasonably requested by Agent from time to time with respect to the Letters of Credit issued by such L/C Issuer.

(d) Funding Authorization. The proceeds of all Loans made pursuant to this Agreement subsequent to the Closing Date are to be funded by Agent by wire transfer to the account designated by Borrower below1 (the “Disbursement Account”):

Bank:	Fifth Third Bank
ABA No.:	042-000-314
Account No.:	072-312-606-34
Reference:	Addus Transaction

Borrower shall provide Agent with written notice of any change in the foregoing instructions at least three (3) Business Days before the desired effective date of such change.

2.2 Interest and Applicable Margins.

(a) Borrower shall pay interest to Agent, for the ratable benefit of Lenders with respect to the various Loans made by each Lender, in arrears on each applicable Interest Payment Date, at the following rates: (i) with respect to the Revolving Loans which are designated as Index Rate Loans (and for all other Obligations not otherwise set forth below), the Index Rate plus the Applicable Revolver Index Margin per annum or, with respect to Revolving Loans which are designated as LIBOR Loans, at the election of Borrower, the applicable LIBOR Rate plus the Applicable Revolver LIBOR Margin per annum; and (ii) with respect to such portion of the Term Loans designated as an Index Rate Loan, the Index Rate plus the Applicable Term Loan Index Margin per annum or, with respect to such portion of the Term Loans designated as a LIBOR Loan, the applicable LIBOR Rate plus the Applicable Term Loan LIBOR Margin per annum.

The Applicable Margins shall be as follows:

Applicable Revolver Index Margin	2.75%

Applicable Revolver LIBOR Margin	3.75%

Applicable Term Loan Index Margin	2.75%

Applicable Term Loan LIBOR Margin	3.75%

[1]	Borrower to supply account information.

provided; however, the Applicable Margins, with respect to the Term Loan, shall be adjusted (up or down) prospectively on a quarterly basis as determined by Holdings’ and its Subsidiaries’ consolidated financial performance. Adjustments in Applicable Margins will be determined by reference to the following grids:

Level of Applicable Margin	Leverage Ratio	Applicable Term Loan Index Margin	Applicable Term Loan LIBOR Margin
Level I	≥ 4.00 to 1.00	3.25%	4.25%

Level II	≥ 2.50 to 1.00, and < 4.00 to 1.00	2.75%	3.75%

Level III	< 2.50 to 1.00	2.25%	3.25%

All adjustments in the Applicable Margins shall be implemented quarterly on a prospective basis, five (5) Business Days after the date of delivery to Lenders of the quarterly unaudited Financial Statements evidencing the need for an adjustment. Concurrently with the delivery of those Financial Statements, Borrower shall deliver to Agent and Lenders a certificate, signed by its chief financial officer, setting forth in reasonable detail the basis for the continuance of, or any change in, the Applicable Margins. If any Default or an Event of Default has occurred and is continuing at the time any reduction in the Applicable Margins is to be implemented, that reduction shall be deferred until the first day of the first calendar month following the date on which all Defaults or Events of Default are waived or cured.

(b) If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of LIBOR Period) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(c) All computations of Fees calculated on a per annum basis and interest shall be made by Agent on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such Fees and interest are payable. The Index Rate is a floating rate determined for each day. Each determination by Agent of an interest rate and Fees hereunder shall be presumptive evidence of the correctness of such rates and Fees.

(d) So long as an Event of Default has occurred and is continuing under Section 8.1(a), (f) or (g) and without notice of any kind, or so long as any other Event of Default has occurred and is continuing and at the election of Agent (or upon the written request of Requisite Lenders) confirmed by written notice from Agent to Borrower, the interest rates applicable to the Loans and the Letter of Credit Fee shall be increased by two percentage points (2%) per annum above the rates of interest or the rate of such Fee otherwise applicable hereunder (“Default Rate”), and the outstanding principal balance of the

Loans shall bear interest at the Default Rate applicable to such Obligations. Interest and Letter of Credit Fees at the Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is cured or waived and shall be payable upon demand, but in any event, shall be payable on the next regularly scheduled payment date set forth herein for such Obligation.

(e) After the earlier of sixty days following the Closing Date and the completion of the primary syndication of the credit facility, Borrower shall have the option to (i) request that any Revolving Credit Advance be made as a LIBOR Loan, (ii) convert at any time all or any part of outstanding Loans from Index Rate Loans to LIBOR Loans, (iii) convert any LIBOR Loan to an Index Rate Loan, subject to payment of the LIBOR Breakage Costs in accordance with Section 2.3(d) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, or (iv) continue all or any portion of any Loan as a LIBOR Loan upon the expiration of the applicable LIBOR Period and the succeeding LIBOR Period of that continued Loan shall commence on the first day after the last day of the LIBOR Period of the Loan to be continued. Any Loan or group of Loans having the same proposed LIBOR Period to be made or continued as, or converted into, a LIBOR Loan must be in a minimum amount of $1,000,000 and integral multiples of $500,000 in excess of such amount. Any such election must be made by noon (Chicago time) on the 3rd Business Day prior to (1) the date of any proposed Revolving Credit Advance which is to bear interest at the LIBOR Rate, (2) the end of each LIBOR Period with respect to any LIBOR Loans to be continued as such, or (3) the date on which Borrower wishes to convert any Index Rate Loan to a LIBOR Loan for a LIBOR Period designated by Borrower in such election. If no election is received with respect to a LIBOR Loan by noon (Chicago time) on the 3rd Business Day prior to the end of the LIBOR Period with respect thereto, that LIBOR Loan shall be converted to an Index Rate Loan at the end of its LIBOR Period. Borrower must make such election by notice to Agent in writing, by fax or overnight courier (or by telephone, to be promptly confirmed in writing). In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) in the form of Exhibit 2.2(e). No Loan shall be made, converted into or continued as a LIBOR Loan, if an Event of Default has occurred and is continuing and Agent or Requisite Lenders have determined not to make or continue any Loan as a LIBOR Loan as a result thereof.

(f) Notwithstanding anything to the contrary set forth in this Section 2.2, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 2.2(a) through (e), unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 2.2(f), a court of competent jurisdiction shall determine by a final, non-appealable order that a Lender has received interest hereunder in excess of the Maximum Lawful Rate, Agent shall, to the extent permitted by applicable law, promptly apply such excess as specified in Section 2.5(e) and thereafter shall refund any excess to Borrower or as such court of competent jurisdiction may otherwise order.

2.3 Fees.

(a) Fee Letter. Borrower shall pay to Freeport, individually, the Fees specified in that certain fee letter dated as of July 27, 2006 between Sponsor and Freeport (the “Freeport Fee Letter”), at the times specified for payment therein. Borrower hereby expressly assumes the obligations of Sponsor under the Freeport Fee Letter and Sponsor is hereby released from all obligations under the Freeport Fee Letter.

(b) Unused Line Fee. As additional compensation for the Revolving Lenders, Borrower shall pay to Agent, for the ratable benefit of such Lenders, in arrears, on the first Business Day of each month prior to the Commitment Termination Date and on the Commitment Termination Date, a fee for each such month or other period for Borrower’s non-use of available funds in an amount equal to one-half percent (0.50%) per annum multiplied by the difference between (x) the Maximum Amount (as it may be reduced from time to time) and (y) the sum of (A) the Average Daily Balance for such month or other period plus (B) the average daily amount of undrawn and unreimbursed Letter of Credit Obligations during such month or other period.

(c) Letter of Credit Fee. Borrower agrees to pay to Agent for the benefit of Revolving Lenders, as compensation to such Revolving Lenders for Letter of Credit Obligations incurred hereunder, (i) without duplication of costs and expenses otherwise payable to Agent or Lenders hereunder, all reasonable costs and expenses, without duplication of fees otherwise paid by Borrower, incurred by Agent or any Lender on account of such Letter of Credit Obligations, and (ii) for each month during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to the product of the average daily undrawn face amount of all Letters of Credit issued, guaranteed or supported by risk participation agreements multiplied by a per annum rate equal to the Applicable Revolver LIBOR Margin. Such fee shall be paid to Agent for the benefit of the Revolving Lenders in arrears, on the first Business Day of each month and on the Commitment Termination Date. In addition, Borrower shall pay to any L/C Issuer, on demand, such reasonable fees, without duplication of fees otherwise payable hereunder (including all per annum fees), charges and expenses of such L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

(d) LIBOR Breakage Costs. Upon (i) any default by Borrower in making any borrowing of, conversion into or continuation of any LIBOR Loan following Borrower’s delivery to Agent of any LIBOR Loan request in respect thereof or (ii) any payment of a LIBOR Loan on any day that is not the last day of the LIBOR Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), Borrower shall pay Agent, for the benefit of all Lenders that funded or were prepared to fund any such LIBOR Loan, LIBOR Breakage Costs, if applicable.

(e) Expenses and Attorneys’ Fees. Borrower agrees to pay all reasonable and documented, out-of-pocket fees, charges, costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Agent in connection with any matters contemplated by or arising out of the Loan Documents, in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated herein and in connection with the continued administration of the Loan Documents including any amendments, modifications, consents and waivers. Borrower agrees to promptly pay all reasonable and documented, out-of-pocket fees, charges, costs and expenses (including reasonable fees, charges, costs and expenses of attorneys, auditors, appraisers, consultants and advisors) incurred by Agent in connection with any Field Review (provided that except for any Field Review conducted while an Event of Default is continuing, Borrower shall be obligated to pay for only one Field Review per Fiscal Year), amendment, waiver or consent with respect to the Loan Documents, any Event of Default, work-out or action to enforce any Loan Document or to collect any payments due from Borrower or any other Loan Party. In addition, in connection with any work-out or action to enforce any Loan Document or to collect any payments due and owing from Borrower or any other Loan Party, Borrower agrees to promptly pay all reasonable and documented, out-of-pocket fees, charges, costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred by Lenders, provided that all Lenders, other than Agent, shall be entitled to reimbursement hereunder for only one outside counsel. All fees, charges, costs and expenses for which Borrower is responsible under this Section 2.3(e) shall be deemed part of the Obligations when incurred, payable in accordance with the final sentence of Section 2.4 and secured by the Collateral.

2.4 Payments. All payments by Borrower of the Obligations shall be without deduction, defense, setoff or counterclaim (except as otherwise provided in Section 2.9) and shall be made in same day funds and delivered to Agent, for the benefit of Agent and Lenders, as applicable, by wire transfer to the account identified below or such other place as Agent may from time to time designate in writing.

Freeport Financial LLC
Bank:	US Bank
ABA:	075-000-022
Account #:	182380366340
Account Name:	Freeport Financial LLC
Reference:	Addus HealthCare, Inc.

Borrower shall receive credit on the day of receipt for funds received by Agent by 1:00 p.m. (Chicago time). In the absence of timely receipt, such funds shall be deemed to have been paid on the next Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and Fees due hereunder.

Borrower hereby authorizes Lenders to make Revolving Credit Advances for the payment of Scheduled Installments, interest, Fees and reasonable and documented expenses, Letter of Credit reimbursement obligations and any amounts required to be deposited with respect to outstanding Letter of Credit Obligations pursuant to Sections 2.5(f) or 8.3; provided, that so long as no Event of Default has occurred and is continuing, expense reimbursements pursuant to Section 2.3(e) shall be payable 30 days after notice thereof to Borrower (and otherwise such expense reimbursements shall be payable upon demand).

2.5 Prepayments.

(a) Voluntary Prepayments of Loans. At any time, Borrower may prepay the Loans, in whole or in part, without premium or penalty subject to the payment of LIBOR Breakage Costs, if applicable. Prepayments of Term Loans shall be applied in accordance with Section 2.5(e).

(b) Prepayments from Excess Cash Flow. Within one hundred (100) days after the end of each Fiscal Year commencing with the Fiscal Year ended December 31, 2007, Borrower shall prepay the Loans in an amount equal to (i) seventy-five percent (75%) of the Excess Cash Flow for such

Fiscal Year if the Leverage Ratio for such Fiscal Year was greater than or equal to 2.50 to 1.00, or (ii) fifty percent (50%) of the Excess Cash Flow for such Fiscal Year if the Leverage Ratio for such Fiscal Year was less than 2.50 to 1.00. The calculation shall be based on the audited Financial Statements for Holdings and its Subsidiaries. Any prepayments from Excess Cash Flow paid pursuant to this Section 2.5(b) shall be applied in accordance with Section 2.5(e).

(c) Prepayments from Asset Dispositions. Immediately upon receipt of any Net Proceeds in excess of $100,000 in the aggregate during any Fiscal Year, Borrower shall prepay the Loans in an amount equal to such Net Proceeds, except that Borrower or its Subsidiaries may reinvest all Net Proceeds of any such Asset Disposition, within one hundred eighty (180) days or irrevocably commit to a third party in writing to reinvest such Net Proceeds within 180 days, in assets usable in the business of the Borrower and its Subsidiaries. If Borrower does not intend to so reinvest such Net Proceeds or if the period set forth in the immediately preceding sentence expires without Borrower having reinvested or irrevocably committed to a third party in writing to reinvest the Net Proceeds of any such Asset Disposition or if such Net Proceeds are attributable to a working capital, earnings, balance sheet or similar adjustment under the Acquisition Agreement, Borrower shall prepay the Loans in an amount equal to such remaining Net Proceeds in accordance with Section 2.5(e).

(d) Prepayments from Issuance of Securities. Immediately upon the receipt by Holdings, Borrower or any of their Subsidiaries of the cash proceeds of the issuance of Stock or payments under notes or other securities received in connection with the issuance of Stock, Borrower shall prepay the Loans in an amount equal to such cash proceeds or note payments, net of underwriting discounts and commissions and other reasonable out-of-pocket costs associated therewith. The payments shall be applied in accordance with Section 2.5(e). Notwithstanding the foregoing, the following proceeds of Stock issuance shall be excluded from any mandatory prepayment: (i) proceeds of issuances of Stock by Holdings to management of Holdings or its Subsidiaries and (ii) proceeds of issuances of Stock by Holdings, Intermediate Holdings, Merger Sub, the Company or any Subsidiary of the Company on or prior to the Closing Date.

(e) Application of Proceeds. With respect to any prepayments made by Borrower pursuant to Sections 2.5(b), 2.5(c) and Section 2.5(d) and any payments of the Term Loan pursuant to Section 2.5(a), such prepayments shall be applied as follows: first, in payment of the Term Loan to the next Scheduled Installment and thereafter pro rata against all remaining Scheduled Installments until such Term Loan shall have been prepaid in full; and second, to the Revolving Credit Advances outstanding to Borrower until the same have been repaid in full but not as a permanent reduction of the Revolving Loan Commitment and thereafter to all other Obligations then due and owing. Considering each type of Loan being prepaid separately, any such prepayment shall be applied first to Index Rate Loans of the type required to be prepaid before application to LIBOR Loans of the type required to be prepaid, in each case in a manner which minimizes any resulting LIBOR Breakage Costs.

(f) Letter of Credit Obligations. In the event any Letters of Credit are outstanding at the time that the Revolving Loan Commitment is terminated, Borrower shall deposit with Agent for the benefit of all Revolving Lenders cash in an amount equal to 105% of the aggregate outstanding Letter of Credit Obligations or an Acceptable Standby Letter of Credit to be available to Agent to reimburse payments of drafts drawn under such Letters of Credit and pay any Fees and expenses related thereto.

2.6 Maturity. All of the Obligations shall become due and payable as otherwise set forth herein, but in any event all of the remaining Obligations (other than contingent indemnification obligations as to which no claim has been asserted) shall become due and payable upon the Commitment Termination Date or pursuant to Section 8.3. Until the Termination Date, Agent shall be entitled to retain the Liens on the

Collateral granted under the Collateral Documents and the ability to exercise all rights and remedies available to it under the Loan Documents and applicable laws. Notwithstanding anything contained in this Agreement to the contrary, upon any termination of the Revolving Loan Commitment, all of the Obligations (other than contingent indemnification obligations as to which no claim has been asserted) shall be due and payable.

2.7 Loan Accounts. Agent shall maintain a loan account (the “Loan Account”) on its books to record: the name and federal employer identification number of each Lender, all Advances and the Term Loans, all payments made by Borrower, and all other debits and credits as provided in this Agreement with respect to the Loans or any other Obligations. All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Agent’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect (other than to the extent of such error) Borrower’s duty to pay the Obligations. Agent shall render to Borrower a monthly accounting of transactions with respect to the Loans setting forth the balance of the Loan Account for the immediately preceding month. Unless Borrower notifies Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within forty-five (45) days after the date thereof, each and every such accounting shall, absent manifest error, be deemed presumptive evidence of all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by Borrower. Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.

2.8 Yield Protection.

(a) Capital Adequacy and Other Adjustments. In the event that any Lender shall have determined that the adoption after the date hereof of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) from any central bank or governmental agency or body having jurisdiction does or shall have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender or any corporation controlling such Lender and thereby reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its Commitments or Letter of Credit Obligations hereunder, then Borrower shall from time to time within fifteen (15) days after notice and demand from such Lender (together with the certificate referred to in the next sentence and with a copy to Agent) pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction; provided that the respective Lender shall not be entitled to receive additional payments pursuant to this Section 2.8(a) for periods occurring prior to the 180th day before the receipt of such notice and demand (provided that this limitation shall not apply to reductions arising out of the retroactive application of any law, treaty, rule, regulation, guideline or order which arises during such 180 day period); and provided further, that such Lender shall not be entitled to any such additional amounts, unless such Lender is imposing similar types of assessments on other similarly situated borrowers. A certificate as to the amount of such cost and showing the basis of the computation of such cost submitted by such Lender to Borrower and Agent shall be presumptive evidence of the matters set forth therein. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such cost or reduction, the affected Lender shall, to the extent not inconsistent with such Lender’s internal policies of general application, use reasonable commercial efforts to minimize the redirect rate of return, costs and expenses incurred by it and payable to it by Borrower pursuant to this Section 2.8(a).

(b) Increased LIBOR Funding Costs; Illegality. Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law, rule, regulation, treaty or directive (or any change in the interpretation thereof) after the date hereof shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Loan at another branch or office of that Lender without, in that Lender’s opinion, adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower through Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Loans shall terminate and (ii) Borrower shall, at the end of each respective LIBOR Period, repay each outstanding LIBOR Loan of such Lender or convert such LIBOR Loans into Index Rate Loans; provided that if the continued existence of any such LIBOR Loan through the end of its respective LIBOR Period is illegal, then Borrower shall forthwith prepay in full each such outstanding LIBOR Loan (without payment of any LIBOR Breakage Costs) owing by Borrower to such Lender, together with interest accrued thereon, unless Borrower, on behalf of Lender, within five (5) Business Days after the delivery of such notice and demand, converts all LIBOR Loans into Index Rate Loans. If the introduction of, change in or interpretation (in each case made after the date hereof) of any law, rule, regulation, treaty or directive would impose or increase reserve requirements (other than as taken into account in the definition of LIBOR) or otherwise increase the cost to any such Lender of making or maintaining a LIBOR Loan, then Borrower shall from time to time within fifteen (15) days after notice and demand from Agent to Borrower (together with the certificate referred to in the next sentence) pay to Agent, for the account of all such affected Lenders, additional amounts sufficient to compensate such Lenders for such increased cost; provided that Borrower shall not be liable to pay for any such amounts incurred or accrued more than one hundred eighty (180) days prior to the date on which notice of the event giving rise to the obligation to make such payment is given to Borrower (provided that this limitation shall not apply to increased costs arising out of the retroactive application of any law, treaty, rule, regulation or directive (or any change in interpretation thereof) which arises during such 180 day period), provided further, that such Lender shall not be entitled to any such additional amounts unless such Lender is imposing similar types of assessments on other similarly situated borrowers, and provided, further, however, that any such additional amounts shall be without duplication of amounts to which such Lender may be entitled under Section 2.9 and shall exclude Excluded Taxes. A certificate as to the amount of such cost and showing the basis of the computation of such cost submitted by Agent on behalf of all such affected Lenders to Borrower shall be presumptive evidence of the matters set forth therein. Each Lender agrees that, as promptly as is practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, the affected Lender shall, to the extent not inconsistent with such Lender’s internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrower pursuant to this Section 2.8(b).

(c) Increased Costs. In the event that, after the date hereof (or in the case of a Qualified Assignee or participant, the date of the relevant assignment or sale of a participation), (1) any changes in any existing law, regulation, treaty or directive or in the administration, interpretation or application thereof, (2) any new law, regulation, treaty or directive enacted or any administration, interpretation or application thereof, or (3) compliance with any request, guideline or directive (whether or not having the force of law) from any Governmental Authority does or shall impose on Agent or any Lender any other condition, cost or expense in connection with any LIBOR Loan or Letter of Credit hereunder; and the result of any of the foregoing is to increase the cost to Agent or any such Lender of issuing or maintaining any Letter of Credit or making or continuing any LIBOR Loan hereunder, as the case may be, or to reduce any amount receivable hereunder or under any other Loan Document, then, in any such case, Borrower shall promptly pay to Agent or such Lender, upon its demand with reasonable documentation thereof, any additional amounts necessary to compensate Agent or such Lender for such additional cost or reduced amount receivable, as reasonably determined by Agent or such Lender; provided that Agent or such Lender shall not be entitled to any such amounts to the extent that the event giving rise to such additional cost or reduced amount receivable occurred more than six (6) months prior to the date such notice and demand is given to the Borrower; provided, however, that if the event giving rise to such additional cost or reduced amount receivable has a retroactive effect, then such 6-month period shall be extended to include the period of such retroactive effect; and provided further, however, that any such additional amounts payable under this Section 2.8(c) shall be without duplication of amounts to which such Lender may be entitled under Section 2.9 and shall exclude Excluded Taxes. If Agent or such Lender becomes aware that it is entitled to claim any additional amounts pursuant to this Section 2.9(b), it shall promptly notify Borrower of the event by reason of which Agent or such Lender has become so entitled. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or such Lender to Borrower (with a copy to Agent if applicable) shall be presumptive evidence of the amount due. Borrower shall pay Agent or such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after the receipt thereof.

2.9 Taxes.

(a) No Deductions; Other Taxes. Except as required by law or as otherwise provided in this Section 2.9, any and all payments or reimbursements made hereunder or under any other Loan Documents shall be made free and clear of and without deduction for any and all charges, present or future, taxes, levies, imposts, deductions or withholdings, and all liabilities with respect thereto (including any interest, additions to tax or penalties applicable thereto) of any nature whatsoever imposed by any Governmental Authority (“Taxes”), excluding (a) such Taxes to the extent imposed on or measured by Agent’s or a Lender’s net income (and franchise taxes, branch profits taxes, taxes on doing business or other taxes imposed in lieu thereof) as a result of a connection between such Agent or Lender and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection resulting from such Agent or Lender having executed, delivered, performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document) and (b) any United States federal withholding tax that is (i) imposed on amounts payable to a Foreign Lender at the time such Foreign Lender becomes a party to this Agreement, except to the extent of any additional amounts to which such Foreign Lender’s assignor (if any) was entitled, at the time of assignment, to receive from the Borrower with respect to such withholding tax pursuant to this Section 2.9(a) or (ii) is attributable to such Foreign Lender’s failure (other than as a result of a change in law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority) to comply with Section 2.9(c) (collectively, “Excluded Taxes,” and all such non-Excluded Taxes being referred to herein as “Non-Excluded Taxes”). If Borrower shall be required by law to deduct any Taxes or Other Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender or Agent, then, to the extent of any Non-Excluded Taxes or Other Taxes, the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable pursuant to this Section 2.9), such Lender or Agent receives an amount equal to the sum it would have received had no such deductions been made. All required deductions shall be withheld and timely paid over to the relevant Governmental Authority in accordance with applicable law. In addition, Borrower agrees to timely pay to the relevant Governmental Authority in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any other Loan Document or from the execution, delivery, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Document (“Other Taxes”).

(b) Intentionally Omitted.

(c) Tax Forms.

(i) Prior to becoming a Lender under this Agreement, after the occurrence of any event requiring a change in the most recent form of certificate previously delivered or within fifteen (15) days after a reasonable written request of Borrower or Agent from time to time, each such Person or Lender that is not in each case a “United States person” (as such term is defined in IRC Section 7701(a)(30)) for U.S. federal income tax purposes (a “Foreign Lender”) shall provide to Borrower and Agent, if it is legally entitled to, a properly completed and executed IRS Form W-8BEN or Form W-8ECI or other applicable form, certificate or document prescribed by the IRS (including all required attachments), certifying as to such Foreign Lender’s entitlement to an exemption from, or reduction in, United States withholding tax with respect to interest payments to be made to such Foreign Lender under this Agreement and under the Notes (a “Certificate of Exemption”). Any Foreign Lender that is claiming an exemption from U.S. withholding tax under Section 871(h) or 881(c) of the IRC shall provide in addition to the IRS Form W-8BEN a properly executed certificate representing that such Foreign Lender is not a “bank” for purposes of 881(c) of the IRC, is not a ten percent (10%) stockholder of the Borrower within the meaning of Section 871(h)(3)(B) of the IRC, and is not a controlled foreign corporation related to the Borrower within the meaning of Section 864(d)(4) of the IRC. No Foreign Lender shall be entitled to additional payments under Section 2.9(a) or indemnification under Section 2.9(d) for any Non-Excluded Taxes to the extent such Non-Excluded Taxes would have not been imposed had the Foreign Lender complied with this Section 2.9(c).

(ii) Prior to becoming a Lender, after the occurrence of any event requiring a change in the most recent form or certificate previously delivered, or within 15 days after a reasonable written request of the Borrower or Agent from time to time, each such Lender or Person that is a “United States person” (as such term is defined in IRC Section 7701(a)(30) for U.S. tax purposes, other than any such Lender that is an “exempt recipient” under IRC Section 1.6049-4(c)(1) shall provide to Borrower and Agent, if it is legally entitled to, a properly completed and executed IRS form W-9 (or any successor form), certifying as to such Lender’s entitlement to an exemption from U.S. backup withholding tax.

(d) Indemnification. Borrower will indemnify each Lender and Agent for the full amount of Non-Excluded Taxes and Other Taxes (including any Non-Excluded Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.9) paid by such Lender or Agent, as the case may be, and any liability (including penalties, interest and expenses including reasonable attorney’s fees and expenses) arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate as to the amount of such payments or liabilities submitted by Lender or Agent to Borrower (with a copy to Agent if applicable) shall be presumptive evidence of the amount due. Borrower shall pay Agent or such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) day s after the receipt thereof.

(e) Evidence of Payments. As soon as practicable after any payment of Non-Excluded Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(f) Change in Lending Office. Any Lender claiming any additional amounts payable pursuant to this Section 2.9 shall use its reasonable efforts (consistent with its internal policies and applicable law) to change the jurisdiction of its lending office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the good faith determination of such Lender, be otherwise materially disadvantageous to such Lender; provided, however that if the Borrower requests such Lender to change its lending office, the Borrower shall pay the reasonable costs and expenses of the Lender in making such change in lending office.

(g) Refunds. If the Agent or any Lender becomes aware that it is entitled to claim a refund from a Governmental Authority or other taxation authority in respect of Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.9 it shall promptly notify the Borrower of the availability of such refund claim and shall, within 30 days after receipt of a request by the Borrower, make a claim to such Governmental Authority or taxation authority for such refund at the Borrower’s expense. If the Agent or any Lender receives a refund (including pursuant to a claim made pursuant to the preceding sentence) in respect of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.9, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.9 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority or taxation authority with respect to such refund); provided, that the Borrower, upon the request of the Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority or taxation authority) to Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 3.

CONDITIONS TO LOANS

The obligations of Lenders and L/C Issuers to make Loans and to issue or cause to be issued Letters of Credit are subject to satisfaction of all of the applicable conditions set forth below.

3.1 Conditions to Initial Loans. The obligations of Lenders and L/C Issuers to make the initial Loans and to issue or cause to be issued Letters of Credit on the Closing Date are, in addition to the conditions precedent specified in Section 3.2, subject to

(a) Holdings and Merger Sub having received equity contributions from Sponsor, management or other investors in an amount not less than $47,750,000, of which $37,750,000 will be in cash (with Sponsor being the controlling shareholder on a fully-diluted basis), and the proceeds of all such equity contributions shall have been contributed to the capital of the Borrower; provided that up to $10,000,000 of the investment by management shall consist of obligations to make Contingent Payments;

(b) Funded Debt shall not exceed $48,000,000 on the Closing Date after giving effect to the Related Transactions, and the Leverage Ratio calculated using Funded Debt at the Closing Date and EBITDA for the twelve month period ending on June 30, 2006 shall not exceed 3.5 to 1.0;

(c) no more than $3,000,000 of Revolving Loans shall be advanced on the Closing Date (including issued Letters of Credit), and after giving effect to the Loans and the Related Transactions and the payment of all fees and expenses in connection therewith, Borrowing Availability shall be at least $9,500,000;

(d) the Related Transactions shall have been consummated in accordance with their respective terms, except as may have been consented to in writing by Agent;

(e) Borrower shall have entered into employment, confidentiality, stock purchase and non-compete documents with stockholders of Holdings reasonably satisfactory to Agent;

(f) Agent shall have completed background and reference checks with results satisfactory to Agent on: (i) Borrower and any of its Affiliates, and (ii) the CEO, CFO, COO, shareholders, officers, and directors of each of Holdings, Borrower, their Subsidiaries and each of their respective Affiliates, in each case as determined by Agent in its sole discretion;

(g) no material adverse change in the business, financial condition, collateral, operations, industry, properties or prospects of the Borrower or any of its Subsidiaries shall have occurred and be continuing and no litigation shall have commenced which could reasonably be expected to have a Material Adverse Effect on any of the foregoing;

(h) no material disruption of, or material adverse change in, the financial, banking or capital markets shall have resulted that could, in Agent’s judgment, reasonably be expected to materially impair Agent’s ability to complete the primary syndication (as described in the Freeport Fee Letter) of the credit facility;

(i) the purchase price of the Addus Acquisition (inclusive of aggregate fees and closing costs, including those payable to Agent and Lenders, and inclusive of $10,000,000 of obligations to make Contingent Payments) will not exceed $92,750,000, and Agent and Lenders shall have had the opportunity to review and shall be reasonably satisfied with the terms of the documentation for the Addus Acquisition, including, without limitation, all disclosure schedules and exhibits, and Agent shall have received a collateral assignment of Borrower’s rights under such documents;

(j) Company and Merger Sub shall have delivered the Borrower Assignment and Assumption Agreement on the Closing Date upon the consummation of the Merger;

(k) Borrower shall have delivered financial projections, which shall be reasonably satisfactory in form and substance to Agent and Lenders;

(l) Agent and Lenders shall be satisfied, based on financial statements (actual and pro forma), projections and other evidence provided by Borrower, or requested by Agent, that Borrower after incurring the Indebtedness contemplated hereunder, will be Solvent;

(m) Borrower shall have delivered any material third-party and regulatory approvals and consents necessary to consummate the Addus Acquisition which shall be final and non-appealable;

(n) Borrower shall have delivered, no later than ten (10) Business Days prior to Closing, all environmental audit reports required by Agent which shall have been prepared by a nationally recognized environmental engineering firm acceptable to Agent, and Agent and its environmental consultants shall have approved the scope and content of all such environmental audit reports with respect to real property owned or leased by Borrower or any of its Subsidiaries and shall be satisfied that there are no existing or potential Environmental Liabilities which could have an adverse impact on the financial condition of Borrower;

(o) Borrower shall have delivered all policies or binders for property and casualty, liability, business interruption and other insurance satisfying the requirements of Section 5.2;

(p) Borrower shall have delivered executed copies of the legal opinion of King & Spalding, LLP, special counsel to the Loan Parties, in addition to such local counsel opinions reasonably requested by Agent, all dated as of the date hereof and in form and substance reasonably satisfactory to Agent;

(q) Borrower shall have delivered (i) copies of the organizational documents of each of the Loan Parties, certified by the Secretary of State of its jurisdiction of organization or, if such document is of a type that may not be so certified, certified by the secretary or similar officer of each such Loan Party, together with a good standing certificate from the Secretary of State of its jurisdiction of organization dated a recent date prior to the date hereof, (ii) resolutions of the governing body of each Loan Party approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified as of the date hereof by the secretary or similar officer of Borrower as being in full force and effect without modification or amendment and (iii) signature and incumbency certificates of the officers of Holdings, Borrower or such Subsidiary executing the Loan Documents; and

(r) Borrower shall deliver all documents listed on, take all actions set forth on and satisfy all other conditions precedent listed in the Closing Checklist attached hereto as Annex B, all in form and substance, or in a manner, satisfactory to Agent and Lenders.

3.2 Conditions to All Loans. Except as otherwise expressly provided herein, no Lender or L/C Issuer shall be obligated to fund any Revolving Credit Advance or Term Loan (each, an “Advance”) or incur any Letter of Credit Obligation, if, as of the date thereof (the “Funding Date”):

(a) any representation or warranty by any Loan Party contained herein or in any other Loan Document is untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date and Agent or Requisite Revolving Lenders have determined not to make such Advance or incur such Letter of Credit Obligation as a result thereof;

(b) any Default or Event of Default has occurred and is continuing or would result after giving effect to any Advance (or the incurrence of any Letter of Credit Obligation) and Agent or Requisite Revolving Lenders have determined not to make such Advance or incur such Letter of Credit Obligation as a result thereof; or

(c) after giving effect to any Advance (or the incurrence of any Letter of Credit Obligations), the outstanding amount of the Revolving Loan would exceed Borrowing Availability (without deducting therefrom the outstanding Revolving Loans) (except as provided in Section 2.1(b)(ii)).

The request and acceptance by Borrower of the proceeds of any Advance or the incurrence of any Letter of Credit Obligations shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by Borrower that the conditions in this Section 3.2 have been satisfied and (ii) a reaffirmation by Borrower of the granting and continuance of Agent’s Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents.

SECTION 4.

REPRESENTATIONS AND WARRANTIES

To induce Agent and Lenders to enter into the Loan Documents, to make Loans and to issue or cause to be issued Letters of Credit, Borrower and the other Loan Parties executing this Agreement, jointly and severally, represent, warrant and covenant to Agent and each Lender that the following statements, after giving effect to the consummation of the Related Transactions, are true, correct and complete.

4.1 Organization, Powers, Capitalization and Good Standing.

(a) Organization and Powers. Each of the Loan Parties is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and qualified to do business in all states where such qualification is required except where failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect. The jurisdiction of organization and all jurisdictions in which each Loan Party is qualified to do business as of the Closing Date are set forth on Schedule 4.1(a). Each of the Loan Parties has all requisite organizational power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to enter into each Loan Document and Related Transactions Document to which it is a party and to incur the Obligations, grant liens and security interests in the Collateral and carry out the Related Transactions.

(b) Capitalization. As of the Closing Date: (i) the authorized Stock of each of the Loan Parties and each of their Subsidiaries is as set forth on Schedule 4.1(b); (ii) all issued and outstanding Stock of each of the Loan Parties and each of their Subsidiaries is duly authorized and validly issued, fully paid, nonassessable (as applicable), free and clear of all Liens other than those in favor of Agent for the benefit of Agent and Lenders, and such Stock was issued in compliance with all applicable state, federal and foreign laws concerning the issuance of securities; (iii) the identity of the holders of the Stock of each of the Loan Parties and the percentage of their fully-diluted ownership of the Stock of each of the Loan Parties is set forth on Schedule 4.1(b); and (iv) no Stock of any Loan Party or any of their Subsidiaries, other than those described above, are issued and outstanding. Except as provided in Schedule 4.1(b), as of the Closing Date, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Loan Party or any of their Subsidiaries of any Stock of any such entity.

(c) Binding Obligation. This Agreement is, and the other Loan Documents and Related Transactions Documents when executed and delivered will be, the legally valid and binding obligations of the Loan Parties, each enforceable against each Loan Party, as applicable, in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting, creditors’ rights generally and the effects of general principles of equity.

4.2 Disclosure. No representation or warranty of any Loan Party contained in this Agreement, the Financial Statements referred to in Section 4.5, the other Related Transactions (other than Projections, as to which the only representation and warranty made is as set forth in Section 4.5 hereof), the other Loan Documents or any other document, certificate or written statement furnished to Agent or any Lender by or on behalf of any such Person for use in connection with the Loan Documents or the Related Transactions

Documents contains any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in any material respect in light of the circumstances in which the same were made.

4.3 No Material Adverse Effect. Since December 31, 2005 there have been no events or changes in facts or circumstances affecting any Loan Party or any of its Subsidiaries which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect.

4.4 No Conflict. The consummation of the Related Transactions does not and will not violate or conflict with any laws, rules, regulations or orders of any Governmental Authority or violate, conflict with, result in a breach of, or constitute a default (with due notice or lapse of time or both) under any Contractual Obligation or organizational documents of any Loan Party or any of its Subsidiaries, except if such violations, conflicts, breaches or defaults have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.5 Financial Statements and Projections. Except as disclosed on Schedule 4.5, all Financial Statements concerning Holdings and its Subsidiaries which have been or will hereafter be furnished to Agent pursuant to this Agreement, including those listed below, have been or will be prepared in accordance with GAAP consistently applied (except as disclosed therein) and do or will present fairly in all material respects the financial condition of the entities covered thereby as at the dates thereof and the results of their operations for the periods then ended, subject to, in the case of unaudited Financial Statements, the absence of footnotes and normal year-end adjustments.

(a) The consolidated balance sheets at December 31, 2005 and the related statement of income of the Company and its Subsidiaries, for the Fiscal Year then ended, audited by BDO Seidman, LLP.

(b) The consolidated balance sheet at June 30, 2006 and the related statement of income of the Company and its Subsidiaries for the six (6) months then ended.

The Projections delivered on or prior to the Closing Date were prepared on the basis of the assumptions stated therein and such assumptions were believed by the Loan Parties to be reasonable at the time prepared. It is understood by all parties hereto that uncertainty is inherent in any forecasts or projections and that no assurance can be given that the results set forth in the Projections will actually be obtained.

4.6 Solvency. Each of the Loan Parties is Solvent.

4.7 Use of Proceeds; Margin Regulations.

(a) No part of the proceeds of any Loan will be used for “buying” or “carrying” “margin stock” within the respective meanings of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any other purpose that violates the provisions of the regulations of the Board of Governors of the Federal Reserve System. If requested by Agent, each Loan Party will furnish to Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

(b) Borrower shall utilize the proceeds of the Loans solely for the Refinancing (and to pay any related transaction expenses), to finance fees and expenses incurred by Holdings in connection with the Addus Acquisition, to finance future acquisitions by the Borrower or any of its Subsidiaries and for the financing of Borrower’s ordinary working capital and general corporate needs. Schedule 4.7 contains a description of Borrower’s sources and uses of funds as of the Closing Date, including Loans and Letter of Credit Obligations to be made or incurred on that date, and a funds flow memorandum detailing how funds from each source are to be transferred for particular uses.

(c) None of Holdings, Borrower or any of its Subsidiaries is subject to regulation as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

4.8 Brokers. No broker or finder acting on behalf of any Loan Party or Affiliate thereof brought about the obtaining, making or closing of the Loans or the Related Transactions, and no Loan Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

4.9 Compliance with Laws. Each Loan Party represents and warrants that it (i) is in compliance and each of its Subsidiaries is in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, without limitation, the regulations administered by the Office of Foreign Assets Control, 31 C.F.R. Chapter V, and all underlying executive and administrative orders, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56) and the obligations, covenants and conditions contained in all Contractual Obligations other than those laws, rules, regulations, orders and provisions of such Contractual Obligations the noncompliance with which would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (ii) maintains and each of its Subsidiaries maintains all licenses, qualifications and permits referred to above other than any failure to maintain which would not reasonably be expected to have a Material Adverse Effect.

4.10 Intellectual Property. As of the Closing Date, each of the Loan Parties and its Subsidiaries owns, is licensed to use or otherwise has the right to use, all material Intellectual Property used in or necessary for the conduct of its business as currently conducted that is material to the financial condition, business or operations of such Loan Party and its Subsidiaries and all such Intellectual Property that is federally registered as of the Closing Date is identified on Schedule 4.10 and duly and properly registered, filed or issued in the applicable office and jurisdictions for such registrations, filings or issuances. As of the Closing Date, except as disclosed in Schedule 4.10, to the knowledge of each of the Loan Parties and its Subsidiaries, the use of such Intellectual Property by the Loan Parties and their Subsidiaries and the conduct of their businesses does not and has not been alleged in writing by any Person to infringe on the rights of any Person.

4.11 Investigations, Audits, Etc. As of the Closing Date, except as set forth on Schedule 4.11, no Loan Party or any of their Subsidiaries is the subject of an audit by the IRS or, to each Loan Party’s knowledge, any review by the IRS or any governmental investigation concerning the violation or possible violation of any law.

4.12 Employee Matters. Except as set forth on Schedule 4.12, (a) as of the Closing Date, no Loan Party or Subsidiary of a Loan Party nor any of their respective employees is subject to any collective bargaining agreement, (b) as of the Closing Date, no petition for certification or union election is pending with respect to the employees of any Loan Party or any of their Subsidiaries and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any Loan Party or any of their Subsidiaries, (c) there are no strikes, slowdowns, work stoppages or controversies pending between any Loan Party or any of their Subsidiaries and its respective employees, other than employee grievances arising in the ordinary course of business which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and (d) as of the Closing Date, hours worked by and payment made to employees of each Loan Party and each of their Subsidiaries comply in all material respects with the Fair Labor Standards Act and each other federal, state, provincial, local or foreign law applicable to such matters. As of the Closing Date, except as set forth on Schedule 4.12, neither Borrower nor any of its Subsidiaries is party to an employment contract.

4.13 Litigation; Adverse Facts. Except as set forth on Schedule 4.13, there are no judgments outstanding against any Loan Party or any of its Subsidiaries or affecting any property of any Loan Party or any of its Subsidiaries as of the Closing Date, nor is there any Litigation pending, or to the best knowledge of any Loan Party threatened, against any Loan Party or any of its Subsidiaries, in each case which would reasonably be expected to result in a Material Adverse Effect.

4.14 Ownership of Property; Liens. As of the Closing Date, the real estate (“Real Estate”) listed in Schedule 4.14 constitutes all of the real property owned, leased, subleased, or used by any Loan Party or any of its Subsidiaries. As of the Closing Date, each of the Loan Parties and each of its Subsidiaries owns good and marketable fee simple title to all of its owned Real Estate, and valid and marketable leasehold interests in all of its leased Real Estate, all as described on Schedule 4.14 and in each case subject to Permitted Encumbrances, and copies of all such leases owned or partially owned by an Affiliate or a summary of terms thereof reasonably satisfactory to Agent have been delivered to Agent. Schedule 4.14 further describes any Real Estate with respect to which any Loan Party or any of its Subsidiaries is a lessor, sublessor or assignor as of the Closing Date. As of the Closing Date, each of the Loan Parties and each of its Subsidiaries also has good and marketable title to, or valid leasehold interests in, all of its personal property and assets subject to applicable Permitted Encumbrances. As of the Closing Date, none of the properties and assets of any Loan Party or any of its Subsidiaries are subject to any Liens other than Permitted Encumbrances, and there are no facts, circumstances or conditions known to Borrower that are reasonably likely to result in any Liens (including Liens arising under Environmental Laws) other than Permitted Encumbrances against the properties or assets of any Loan Party or any of its Subsidiaries. As of the Closing Date, Schedule 4.14 also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Estate. As of the Closing Date, all material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect including, without limitation, the use, management, storage, generation, treatment, transportation or disposal of Hazardous Materials.

4.15 Environmental Matters. Except as set forth in Schedule 4.15, as of the Closing Date: (i) the Loan Parties and their Subsidiaries are and have been in compliance with all Environmental Laws, except for such noncompliance that would not reasonably be expected to result in Environmental Liabilities of the Loan Parties or their Subsidiaries in excess of $1,000,000 in the aggregate; (ii) the Loan Parties and their Subsidiaries have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits could not reasonably be expected to result in Environmental Liabilities of the Loan Parties or their Subsidiaries in excess of $1,000,000 in the aggregate, and all such Environmental Permits are valid, uncontested and in good standing; (iii) no Loan Party and no Subsidiary of a Loan Party is involved in operations under Environmental Laws or knows of any facts, circumstances or conditions under

Environmental Laws, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of such Loan Party or Subsidiary which could reasonably be expected to be in excess of $1,000,000 in the aggregate, and no Loan Party or Subsidiary of a Loan Party has permitted any current or former tenant or occupant of the Real Estate to engage in any such operations; (iv) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses in excess of $1,000,000 in the aggregate or injunctive relief against, or that alleges criminal misconduct by any Loan Party or any Subsidiary of a Loan Party; and (v) no notice has been received by any Loan Party or any Subsidiary of a Loan Party identifying any of them as a “potentially responsible party” or requesting information under CERCLA or analogous state statutes, and to the knowledge of the Loan Parties, there are no facts, circumstances or conditions that would reasonably be expected to result in any of the Loan Parties or their Subsidiaries being identified as a “potentially responsible party” under CERCLA or analogous state statutes.

4.16 ERISA.

(a) Except with respect to Multiemployer Plans or as set forth on Schedule 4.16, each on-going Qualified Plan received a favorable determination or opinion letter from the IRS or is within the applicable remedial amendment period. Except as would not reasonably be expected to have a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA and the IRC. Except as would not reasonably be expected to have a Material Adverse Effect, neither any Loan Party nor ERISA Affiliate has failed to make any contribution or pay any amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Title IV Plan. No Loan Party has engaged in a “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the IRC, in connection with any Plan, that would subject any Loan Party to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the IRC in an amount that would reasonably be expected to have a Material Adverse Effect.

(b) As of the Closing Date, except as set forth in Schedule 4.16: (i) except as would not reasonably be expected to have a Material Adverse Effect, no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred; (ii) except as would not reasonably be expected to have a Material Adverse Effect, no Loan Party or ERISA Affiliate has incurred any liability as a result of a complete or partial withdrawal from a Multiemployer Plan; and (iii) except as would not reasonably be expected to have a Material Adverse Effect, within the last five years no Title IV Plan of any Loan Party or ERISA Affiliate has been terminated, whether or not in a “standard termination” as that term is used in Section 4041(b)(1) of ERISA.

4.17 Deposit and Disbursement Accounts. Schedule 4.17 lists all banks and other financial institutions at which any Loan Party maintains deposit or other accounts as of the Closing Date, including any Disbursement Accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

4.18 Agreements and Other Documents.

As of the Closing Date, each Loan Party has provided to Agent or its counsel, on behalf of Lenders, accurate and complete copies (or summaries) of all of the following agreements or documents to which it is subject and each of which is listed in Schedule 4.18: licenses and permits held by the Loan Parties, the absence of which would reasonably be expected to have a Material Adverse Effect; instruments and documents evidencing any Indebtedness or Guaranteed Indebtedness of such Loan Party and any Lien granted by such Loan Party with respect thereto; and instruments and agreements evidencing the issuance of any equity securities, warrants, rights or options to purchase equity securities of such Loan Party; and agreements with referral sources or referral recipients (including physicians, hospitals, hospice providers, and therapy providers).

4.19 Insurance.

Each Loan Party represents and warrants that it and each of its Subsidiaries currently maintains in good repair, working order and condition (normal wear and tear excepted) all material properties as set forth in Section 5.2 and maintains all insurance described in such Section. Schedule 4.19 lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Loan Party, as well as a summary of the key business terms of each such policy such as deductibles, coverage limits and term of policy.

4.20 Taxes and Tax Returns.

As of the Closing Date, (i) all Tax Returns required to be filed by the Loan Parties have been timely and properly filed and (ii) all taxes that are due (other than taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been provided for in accordance with GAAP) have been paid, in each case except where the failure to file Tax Returns or pay Taxes would not reasonably be expected to have a Material Adverse Effect. No Governmental Authority has asserted any claim for taxes, or to any Loan Party’s knowledge, has threatened to assert any claim for taxes that would, if not paid by a Loan Party, have a Material Adverse Effect. All taxes required by law to be withheld or collected and remitted (including, without limitation, income tax, unemployment insurance and workmen’s compensation premiums) with respect to the Loan Parties have been withheld or collected and paid to the appropriate Governmental Authorities (or are properly being held for such payment), except for amounts the nonpayment of which would not be reasonably likely to have a Material Adverse Effect.

(a) None of the Loan Parties has been notified that either the IRS, or any other Governmental Authority, has raised or intends to raise, any adjustments with respect to Taxes of the Loan Parties, which adjustments would be reasonably expected to have a Material Adverse Effect.

4.21 No Earn-outs.

Other than Contingent Payments, no “earn-outs” or any similar payment obligations are payable by any Loan Party or any of their respective Subsidiaries in connection with the Addus Acquisition or any transaction occurring in connection therewith.

4.22 Compliance With Health Care Laws.

Without limiting the generality of any other representation or warranty set forth in this Agreement:

(a) Except as set forth on Schedule 4.22(a), each Loan Party and each Subsidiary of a Loan Party (i) is in material compliance with all Health Care Laws and all Third Party Payor Programs and (ii) is not in material violation of any order of CMS, the HHS, or any other Governmental Authority or other board or tribunal regulating, enforcing or overseeing compliance with Health Care Laws. Since September 30, 2001, except as set forth on Schedule 4.22(a), no Loan Party or Subsidiary of a Loan Party has received any written notice that it is not in material compliance in any respect with any of the requirements of any of the foregoing. Without limiting the generality of the foregoing, no Loan Party or Subsidiary of a Loan Party has received a subpoena or other notice that it is or will be subject to any investigation by any Governmental Authority with respect to any Health Care Law, nor, to the knowledge of any Loan Party, is any investigation threatened or are there circumstances which, if known to a Governmental Authority, would lead the Governmental Authority to investigate such Loan Party or Subsidiary of a Loan Party. Each Loan Party and each Subsidiary of a Loan Party has received and maintains accreditation in good standing and without limitation or impairment by all applicable accrediting organizations, to the extent required by applicable law (including all Health Care Laws), all Third Party Payor Programs and all Participation Agreements, except where the failure to receive and/or maintain such accreditation would not reasonably be expected to have or result in, either individually or in the aggregate, a Material Adverse Effect.

(b) Each Loan Party and each Subsidiary of a Loan Party has the requisite provider numbers or other authorizations to bill the Medicare program (to the extent such entity participates in the Medicare program), the respective Medicaid program in the state or states in which such entity operates, and all other Third Party Payor Programs that such Loan Party or such Subsidiary of a Loan Party currently bills or in the past has billed except where the failure to have such authorization could not reasonably be expected to be, have or result in, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Borrower, there is no investigation, audit, claim review or other action pending or threatened which could result in a revocation, suspension, termination, probation, restriction, limitation, or non-renewal of any Third Party Payor, Participation Agreement, provider number or authorization or result in the exclusion of any Loan Party or a Subsidiary of a Loan Party from any Third Party Payor Program, which revocation, suspension, termination, probation, restriction, limitation, non-renewal or exclusion would reasonably be expected to be, have or result in, either individually or in the aggregate, a Material Adverse Effect. The Borrower has no knowledge that any condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, reasonably would be expected to result in the suspension, revocation, forfeiture, non-renewal of any governmental consent applicable to any Loan Party or any Subsidiary of a Loan Party or any health care facility operated by any Loan Party or any Subsidiary of a Loan Party or such facility’s participation in any Third Party Payor Program, or of any Participation Agreements, which suspension, revocation, forfeiture or non-renewal would reasonably be expected to be, have or result in, either individually or in the aggregate, a Material Adverse Effect.

(c) Each Loan Party and each Subsidiary of a Loan Party has filed with all applicable federal, state and local Governmental Authorities for and received approval of all registrations, applications, licenses, certificates or determinations of need, requests for exemptions, permits and other regulatory authorizations necessary to conduct the businesses of such Loan Party or such Subsidiary of a Loan Party as currently conducted, the absence of which would not reasonably be expected to be, have or result in, either individually or in the aggregate, a Material Adverse Effect. Each Loan Party and each Subsidiary of a Loan Party is, and at all relevant times has been, in compliance in all respects with all such registrations, applications, licenses, requests for exemptions, permits and other regulatory authorizations, except to the extent that the failure to be in compliance would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(d) All billing practices of the Loan Parties and Subsidiary of the Loan Parties to all Third Party Payors have been true, fair and correct in all material respects, and in material compliance with all applicable requirements of Law (including all Health Care Laws), and no Loan Party or Subsidiary of a Loan Party has knowingly and willfully billed for or received any payment or reimbursement in excess of amounts allowed by law, except for such payments or reimbursements as such Loan Party or Subsidiary of a Loan Party may be disputing or contesting in good faith, except to the extent that the failure to be in compliance would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(e) Each Loan Party and each Subsidiary of a Loan Party has established or will establish a compliance plan, the purpose of which is to assure that each such Person is in compliance with Health Care Laws.

(f) Except as set forth on Schedule 4.22(f), no Loan Party and no Subsidiary of a Loan Party and none of their respective employees and independent contractors is, or to the knowledge of such Loan Party or Subsidiary has been, excluded from participation from any federal or state health care program.

SECTION 5.

AFFIRMATIVE COVENANTS

Each Loan Party executing this Agreement jointly and severally agrees as to all Loan Parties that from and after the date hereof and until the Termination Date:

5.1 Compliance With Laws and Contractual Obligations.

Each Loan Party will (a) comply with and shall cause each of its Subsidiaries to comply with (i) the requirements of all applicable material laws, rules, regulations and orders of any Governmental Authority (including, without limitation, laws, rules, regulations and orders relating to taxes, employer and employee contributions, securities, employee retirement and welfare benefits, environmental protection matters and employee health and safety) as now in effect and which may be imposed in the future in all jurisdictions in which any Loan Party or any of its Subsidiaries is now doing business or may hereafter be doing business, other than the noncompliance with which would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (ii) the obligations, covenants and conditions contained in all Contractual Obligations of such Loan Party or any of its Subsidiaries other than the noncompliance with which would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (b) maintain or obtain and shall cause each of its Subsidiaries to maintain or obtain all licenses, certifications, qualifications and permits now held or hereafter required to be held by such Loan Party or any of its Subsidiaries, for which the loss, suspension, revocation or failure to obtain or renew, would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. This Section 5.1 shall not preclude any Loan Party or its Subsidiaries from contesting any taxes or other payments, if they are being diligently contested in good faith in a manner which stays enforcement thereof and if appropriate expense provisions have been recorded in conformity with GAAP and, subject to Section 6.2, no Lien (other than a Permitted Encumbrance) in respect thereof has been created.

5.2 Insurance.

(a) Each Loan Party will maintain or cause to be maintained, with insurers reasonably acceptable to Agent, public liability, malpractice and property damage insurance with respect to its business and properties and the business and properties of its Subsidiaries against loss or damage of the kinds customarily carried or maintained by corporations of established reputation engaged in substantially similar businesses and in amounts reasonably acceptable to Agent and will deliver evidence thereof to Agent. Agent confirms that the insurance in effect on the Closing Date is reasonably acceptable to it. The Loan Parties shall maintain business interruption insurance providing coverage for a period of at least six (6) months and in an amount not less than $1,000,000. Each Loan Party shall, pursuant to endorsements and/or assignments in form and substance reasonably satisfactory to Agent, (i) cause Agent to be named as lender’s loss payee in the case of casualty insurance and assignee in the case of all business interruption insurance, in each case for the benefit of Agent and Lenders and (ii) cause

Agent and each Lender to be named as additional insureds in the case of all liability insurance. So long as no Event of Default has occurred and is continuing, proceeds of business interruption insurance will be released to the Loan Parties. In the event any Loan Party fails to provide Agent with evidence of the insurance coverage required by this Agreement, Agent may purchase insurance at such Loan Party’s expense to protect Agent’s interests in the Collateral. This insurance may, but need not, protect such Loan Party’s interests. The coverage purchased by Agent may not pay any claim made by such Loan Party or any claim that is made against such Loan Party in connection with the Collateral. If Agent purchases insurance for the Collateral, such Loan Party will be responsible for the costs of that insurance (which may exceed the cost of insurance that such Loan Party could obtain on its own), including interest and other Charges imposed by Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations.

5.3 Inspection; Coding and Billing Review; Lender Meeting.

(a) Inspection. Upon three (3) days’ prior written notice to the Loan Parties and the Lenders, each Loan Party shall permit any authorized representatives of Agent to visit, audit and inspect any of the properties of such Loan Party and its Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and business with its and their officers and certified public accountants, at such reasonable times during normal business hours and as often as may be reasonably requested (collectively a “Field Review”); provided, that, upon the occurrence and continuance of an Event of Default, Agent shall not be required to provide any notice to the Loan Parties prior to the performance of a Field Review; provided further, that, so long as no Event of Default has occurred and is continuing, Agent shall only be reimbursed by Borrower for one (1) Field Review during any Fiscal Year. Representatives of each Lender will be permitted to accompany representatives of Agent during each Field Review at such Lender’s expense.

(b) Coding and Billing Review. Each Loan Party shall permit an independent third party selected by Agent in its sole discretion to conduct a review of the clinical coding and billing procedures of such Loan Party and its Subsidiaries (a “Coding and Billing Review”); provided that so long as no Event of Default has occurred and is continuing, (a) Agent shall only be reimbursed by Borrower for four (4) Coding and Billing Reviews during any Fiscal Year and (b) the Borrower’s reimbursement obligations for each such Coding and Billing Review shall not exceed $15,000.

(c) Lender Meeting. Each Loan Party will participate and will cause key management personnel of each Loan Party and its Subsidiaries to participate in a meeting with Agent and Lenders at least once during each Fiscal Year, which meeting shall be held at such time and such place as may be reasonably requested by Agent and reasonably convenient to Borrower.

5.4 Organizational Existence.

Except as otherwise permitted by Section 6.6, each Loan Party will at all times preserve and keep in full force and effect its organizational existence and all rights and franchises material to its business.

5.5 Environmental Matters.

Each Loan Party shall and shall cause each Person within its control to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that would not reasonably be expected to have a Material Adverse

Effect; (b) notify Agent promptly after such Loan Party or any Person within its control becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in Environmental Liabilities to a Loan Party or its Subsidiaries in excess of $1,000,000; and (c) promptly forward to Agent a copy of any order, notice of actual or alleged violation or liability, request for information or any communication or report received by such Loan Party or any Person within its control that relates to any Environmental Laws or Environmental Permits and that could reasonably be expected to result in Environmental Liabilities in excess of $1,000,000.

5.6 Landlords’ Agreements, Mortgagee Agreements, Bailee Letters and Real Estate Purchases.

Each Loan Party shall use reasonable efforts to obtain a landlord’s agreement, mortgagee agreement or bailee letter, as applicable, from the lessor of each leased property, mortgagee of owned property or bailee with respect to any warehouse, processor or converter facility or other location where Collateral with a book value greater than $100,000 is stored or located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to Agent.

5.7 Further Assurances.

(a) Each Loan Party shall, from time to time, execute such guaranties, financing statements, documents, security agreements and reports as Agent or Requisite Lenders at any time may reasonably request to evidence, perfect or otherwise implement the guaranties and security for repayment of the Obligations contemplated by the Loan Documents, provided, that subsequent guaranties and security agreements shall be substantially in the same form as those delivered as of the Closing Date.

(b) In the event any Loan Party acquires a fee ownership interest in real property after the Closing Date having a fair market value or purchase price in excess of $100,000, such Loan Party shall deliver to Agent a fully executed mortgage or deed of trust over such real property in form and substance satisfactory to Agent, together with such title insurance policies, surveys, appraisals, evidence of insurance, legal opinions, environmental assessments and other documents and certificates as shall be reasonably required by Agent.

(c) Each Loan Party shall (i) cause each Person, upon its becoming a Domestic Subsidiary of such Loan Party (provided that this shall not be construed to constitute consent by any of the Lenders to any transaction not expressly permitted by the terms of this Agreement), promptly to guaranty the Obligations and to grant to Agent, for the benefit of Agent and Lenders, a security interest in the real (to the extent owned in fee), personal and mixed property of such Domestic Subsidiary to secure the Obligations and (ii) pledge, or cause to be pledged, to Agent, for the benefit of Agent and Lenders, all of the Stock of such Domestic Subsidiary to secure the Obligations. Each Loan Party shall pledge, or cause to be pledged, to Agent, for the benefit of Agent and Lenders, 65% of the outstanding Voting Stock and 100% of the outstanding nonvoting Stock of any person upon its becoming a first tier Foreign Subsidiary of any Loan Party. The documentation for such guaranty, security and pledge shall be substantially similar to the Loan Documents executed concurrently herewith with such modifications as are reasonably requested by Agent in order to accommodate changes to or differences in applicable law.

5.8 Payment of Taxes.

Each Loan Party shall timely pay and discharge (or cause to be paid and discharged) all material taxes, assessments and governmental and other charges or levies imposed upon it or upon its income or profits, or upon property belonging to it; provided that such Loan Party shall not be required to pay any such tax, assessment, charge or levy that is being contested in good faith by appropriate proceedings and for which the affected Loan Party shall have set aside on its books adequate reserves with respect thereto in conformance with GAAP and for which a Lien has not been imposed on the assets of any Loan Party.

5.9 Cash Management Systems.

Borrower shall, and shall cause each other Loan Party to, enter into Control Agreements with respect to each deposit account maintained by Borrower or any Subsidiary of Borrower (other than any zero balance account) as of or after the Closing Date. Each such deposit account control agreement shall be in form and substance satisfactory to Agent. In the event that Borrower or another Loan Party establishes a new deposit account after the Closing Date (other than a zero balance account), such Loan Party shall enter into such a Control Agreement within thirty (30) days following the establishment thereof. No such Control Agreement shall, in the absence of a continuing Event of Default, entitle Agent or any Lender to direct the applicable depository bank to transfer any funds in the applicable deposit account to Agent or any other Person.

5.10 Interest Rate Agreements.

Within one hundred and twenty (120) days after the Closing Date, Borrower shall enter into, and shall thereafter maintain, Interest Rate Agreements providing for interest rate protection for an aggregate amount of $22,500,000 of the principal amount of the outstanding Term Loans for a period of three years on terms and conditions reasonably satisfactory to Agent.

5.11 Employee Benefit Plans.

Each Loan Party shall (i) maintain each Pension Plan in substantial compliance with all applicable requirements of law and regulations and (ii) make, on a timely basis, all required contributions to any Multiemployer Plan. No Loan Party shall (i) seek a waiver of the minimum funding standards of ERISA, (ii) terminate or withdraw from any Pension Plan or Multiemployer Plan or (iii) take any other action with respect to any Pension Plan that would reasonably be expected to entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Pension Plan, unless the actions or events described in clauses (i), (ii) and (iii) individually or in the aggregate would not have a Material Adverse Effect.

5.12 Health Care Law Matters.

(a) Each Loan Party shall and shall cause each Person within its control to: (a) conduct its operations in material compliance with all Health Care Laws; (b) to the extent permitted by applicable law and so long as no privilege is compromised, notify Agent promptly after such Loan Party or any Person within its control becomes aware of any violation of any material violation of the Anti-Kickback Statute, Stark Law or False Claims Act, or any violation of other Health Care Law that could reasonably likely result in a claim, fine or settlement in excess of $250,000; and (c) to the extent permitted by applicable law, promptly forward to Agent any subpoena or other request or other investigation by a Governmental Authority with respect to a possible material violation of any Health Care Laws.

(b) As soon as practicable but in no event later than 180 days following the Closing Date, each Loan Party shall, and shall cause each Person within its control to establish, deliver and enforce policies and procedures in its compliance plan the purpose of which is to assure that each Loan Party and each Person within the control of each Loan Party are in compliance in all material respects with all requirements of applicable Healthcare Laws.

5.13 HIPAA.

Each Loan Party and each Subsidiary of a Loan Party that is a “covered entity” as defined under HIPAA shall enter into a Business Associate Agreement (as defined under HIPAA) with Agent, substantially in the form of Exhibit 5.12, and shall maintain such Business Associate Agreement in full force and effect during the term of this Agreement. In the event that Agent or any of its authorized representatives shall make any inspection pursuant to Section 5.3 or otherwise, or shall take possession of any Collateral that would involve such Person having access to “protected health information” as defined under HIPAA, each Loan Party or Subsidiary of a Loan Party that is a “covered entity” shall permit disclosure of the protected health information pursuant to the Business Associate Agreement to the extent permitted by HIPAA.

SECTION 6.

NEGATIVE COVENANTS

Each Loan Party executing this Agreement jointly and severally agrees as to all Loan Parties that from and after the date hereof until the Termination Date:

6.1 Indebtedness.

The Loan Parties shall not and shall not cause or permit their Subsidiaries directly or indirectly to create, incur, assume, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness (other than pursuant to a Contingent Obligation permitted under Section 6.4) except:

(a) Indebtedness described on Schedule 6.1;

(b) the Obligations;

(c) intercompany Indebtedness arising from loans made by any Loan Party to any other Loan Party other than Holdings; provided, however, that upon the request of Agent at any time, such intercompany Indebtedness shall be evidenced by promissory notes having terms reasonably satisfactory to Agent, the sole originally executed counterparts of which shall be pledged and delivered to Agent, for the benefit of Agent and Lenders, as security for the Obligations;

(d) Indebtedness, not exceeding $250,000 in aggregate principal amount outstanding at any time, secured by Liens described in and permitted by clause (l) of the definition of “Permitted Encumbrances”;

(e) Indebtedness, not exceeding $1,750,000 in aggregate notional principal amount outstanding at any time, secured by Liens described in and permitted by clause (j) of the definition of “Permitted Encumbrances”;

(f) refinancings of Indebtedness permitted under clauses (a) and (e) that do not accelerate the scheduled dates for payment thereof, increase the principal amounts thereof, materially increase any interest rate or fees applicable thereto, add additional obligors therefor, or enhance the collateral therefor or the priority thereof;

(g) Indebtedness under (i) Interest Rate Agreements and Rate Management Agreements entered into to protect Borrower or Subsidiary thereof against fluctuations in interest rates in respect of Indebtedness otherwise permitted under this Agreement or (ii) other hedging agreements providing protection against fluctuations in currency values or commodity prices in connection with Borrower’s or any of its Subsidiaries’ operations, so long as the purpose of any such agreement is a bona fide hedging activity (and is not for speculative purposes);

(h) Indebtedness under the Acquisition Note;

(i) Indebtedness consisting of the obligation of any Loan Party to reimburse an insurer for any payment made by such insurer in respect of a worker’s compensation claim with respect to an employee of the Borrower or its Subsidiaries; and

(j) Indebtedness in respect of the Contingent Payments.

6.2 Liens and Related Matters.

(a) No Liens. The Loan Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any property or asset of such Loan Party or any such Subsidiary, whether now owned or hereafter acquired, or any income or profits therefrom, except Permitted Encumbrances (including, without limitation, those Liens constituting Permitted Encumbrances existing on the date hereof and renewals and extensions thereof, as set forth on Schedule 6.2).

(b) No Negative Pledges. The Loan Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly enter into or assume any agreement (other than the Loan Documents) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired and other than (i) provisions restricting subletting or assignment under any lease governing a leasehold interest or lease of personal property; (ii) restrictions with respect to a Subsidiary imposed pursuant to any agreement which has been entered into for the sale of disposition of all or substantially all of the equity interests or assets of such Subsidiary, so long as such sale or disposition of all or substantially all of the equity interests or assets of such Subsidiary is permitted under this Agreement; (iii) restrictions on assignments or sublicensing of licensed Intellectual Property and (iv) restrictions in agreements or Capital Leases governing or creating any Indebtedness referred to in paragraphs (d) or (e) of Section 6.1, so long as such restrictions apply only to the assets financed or leased pursuant to such agreement or Capital Lease.

(c) No Restrictions on Subsidiary Distributions to Borrower. Except as provided herein, the Loan Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to: (1) pay dividends or make any other distribution on any of such Subsidiary’s Stock owned by Borrower or any other Subsidiary; (2) pay any Indebtedness owed to Borrower or any other Subsidiary; (3) make loans or advances to Borrower or any other Subsidiary; or (4) transfer any of its property or assets to Borrower or any other Subsidiary, other than restrictions contained in this Agreement and restrictions contained in any agreement existing on the Closing Date, or any agreement entered into as permitted by paragraph (f) of Section 6.1 (in respect of the refinancing of an agreement that contained such a encumbrance or restriction as of the Closing Date) or in the Contingent Payment Agreement as in effect on the Closing Date, so long as such restriction is no less favorable to the Loan Parties than those contained in this Agreement as of the Closing Date.

6.3 Investments.

The Loan Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly make or own any Investment in any Person except:

(a) Borrower and its Subsidiaries may make and own Investments in Cash Equivalents subject to (except as otherwise provided in Section 5.9) Control Agreements in favor of Agent; provided that such Cash Equivalents (except as consented to by Agent, such consent not to be unreasonably withheld) are not subject to setoff rights;

(b) any Loan Party may make intercompany loans to any other Loan Party other than Holdings to the extent permitted under Section 6.1;

(c) Borrower and its Subsidiaries which are Loan Parties may make loans and advances to employees of the Borrower and its Subsidiaries which are Loan Parties for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $100,000 in the aggregate at any time outstanding;

(d) Loan Parties and their Subsidiaries may make (i) capital contributions to their wholly-owned Subsidiaries that are Loan Parties and (ii) capital contributions to their wholly-owned Subsidiaries that are not Loan Parties in an amount (under this clause (ii)) not to exceed $100,000 in the aggregate reduced by the amount of Investments made pursuant to Section 6.3(b) in the form of intercompany loans made by a Loan Party to a Subsidiary that is not a Loan Party;

(e) non-cash consideration received in accordance with Section 6.7;

(f) Investments existing on the Closing Date, as set forth on Schedule 6.3 and any renewals, amendments and replacements thereof that do not increase the amount thereof;

(g) each Loan Party may hold investments comprised of notes payable, or stock or other securities issued by financially troubled Account Debtors (excluding Affiliates) to such Loan Party pursuant to agreements with respect to settlement of such Account Debtor’s Accounts with such Loan Party negotiated in the ordinary course of business;

(h) Investments consisting of loans by Borrower to employees of Borrower which are used solely by such employees to simultaneously purchase the Stock of Holdings, provided that Holdings contemporaneously contributes the proceeds of such Stock to the capital of Borrower;

(i) Interest Rate Agreements and other hedging agreements subject to Section 6.1;

(j) Borrower and its Subsidiaries may make advances in the form of a prepayment of expenses, so long as such expenses were incurred in the ordinary course of business and are being paid in accordance with customary trade terms of Borrower or such Subsidiary; and

(k) other Investments not exceeding $100,000 at any time outstanding.

6.4 Contingent Obligations. The Loan Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly create or become or be liable with respect to any Contingent Obligation except:

(a) Letter of Credit Obligations;

(b) Contingent Obligations as set forth on Schedule 6.4 arising under the Loan Documents and the Purchase Agreement and other documents related to the Addus Acquisition;

(c) those arising under Interest Rate Agreements or other hedging agreements entered into in compliance with Section 6.1;

(d) those resulting from endorsement of negotiable instruments for collection in the ordinary course of business;

(e) those existing on the Closing Date and described in Schedule 6.4;

(f) those arising with respect to customary indemnification obligations incurred in connection with Asset Dispositions permitted hereunder or in connection with obtaining title insurance; and

(g) those incurred with respect to Indebtedness permitted by Section 6.1 provided that (i) any such Contingent Obligation is subordinated to the Obligations to the same extent as the Indebtedness to which it relates is subordinated to the Obligations and (ii) no Loan Party may incur Contingent Obligations in respect of Indebtedness incurred by any Person that is not a Loan Party under this clause (g).

6.5 Restricted Payments. The Loan Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly declare, order, pay, make or set apart any sum for any Restricted Payment, except that:

(a) Each Loan Party other than Holdings may make payments and distributions to Holdings (whether directly or through sequential upstream Restricted Payments) that are used by Holdings to pay federal, state and local income taxes then due and owing, estimated taxes then due and owing, franchise taxes and other similar licensing expenses incurred in the ordinary course of business; provided that each Loan Party’s aggregate contribution to taxes as a result of the filing of a consolidated, unitary or combined return with Holdings or another party shall not be greater than they would have been had such Loan Party not filed a consolidated, unitary or combined return with Holdings;

(b) The Loan Parties may make Restricted Payments contemplated to be made on the Closing Date under the Purchase Agreement and Merger Agreement;

(c) Direct or indirect wholly-owned Subsidiaries of Borrower may make Restricted Payments to the entity which is the direct owner of the equity of such wholly-owned Subsidiary; and

(d) Borrower may pay dividends to Holdings, and Borrower may pay dividends to Intermediate Holdings and Intermediate Holdings may pay dividends to Holdings, in each case, to permit

Holdings to repurchase Stock owned by employees of Borrower whose employment with Borrower and its Subsidiaries has been terminated, provided that such Restricted Payments shall not exceed $500,000 in any Fiscal Year or $1,000,000 during the term of this Agreement in the aggregate and provided that no Event of Default exists at the time of such Restricted Payment or would occur as a result thereof.

6.6 Restriction on Fundamental Changes. The Loan Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly: (a) amend, modify or waive any term or provision of its organizational documents in a manner adverse to the Lenders, including its articles of incorporation, certificates of designations pertaining to preferred stock, by-laws, partnership agreement or operating agreement in any manner adverse to the Agent or Lenders unless required by law; (b) enter into any transaction of merger or consolidation except, upon not less than five (5) Business Days’ prior written notice to Agent, any wholly-owned Subsidiary of Borrower may be merged with or into Borrower (provided that Borrower is the surviving entity) or any other wholly-owned Subsidiary of Borrower (provided that, in the case of any such merger of any Domestic Subsidiary with or into a Foreign Subsidiary, the Domestic Subsidiary is the surviving entity); (c) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); or (d) acquire by purchase or otherwise all or any part of the Stock, business or assets of any other Person.

6.7 Disposal of Assets or Subsidiary Stock. The Loan Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly convey, sell, lease, sublease, transfer or otherwise dispose of, or grant any Person an option to acquire, in one transaction or a series of related transactions, any of its property, business or assets, whether now owned or hereafter acquired, except for (a) sales of inventory to customers in the ordinary course of business and dispositions of obsolete equipment not used or useful in the business; (b) any condemnation or taking of such assets by eminent domain proceedings; (c) Asset Dispositions by Borrower and its Subsidiaries (excluding sales of Accounts and Stock of any of Holdings’ Subsidiaries) if all of the following conditions are met: (i) the aggregate fair market value of assets sold or otherwise disposed of in any Fiscal Year does not exceed $250,000; (ii) the consideration received is at least equal to the fair market value of such assets (as determined by the board of directors of the applicable Loan Party in good faith); (iii) at least 85% of the consideration received is cash; (iv) the Net Proceeds of such Asset Disposition are applied as required by Section 2.5(c); and (v) no Event of Default has occurred and is continuing or would result from such Asset Disposition and (d) other sales, leases, subleases, transfers or dispositions that are not Asset Dispositions by virtue of clauses (2) through (9) of the definition of Asset Disposition.

6.8 Transactions with Affiliates. The Loan Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any management, consulting, investment banking, advisory or other similar services) with any Affiliate or with any director, officer or employee of any Loan Party, except (a) as set forth on Schedule 6.8, (b) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of any such Loan Party or any of its Subsidiaries and upon fair and reasonable terms which are (x) to the extent exceeding $1,000,000, fully disclosed to Agent and (y) are no less favorable to any such Loan Party or any of its Subsidiaries than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, (c) payment of reasonable compensation to officers and employees for services actually rendered to any such Loan Party or any of its Subsidiaries; (d) payment of director’s fees not to exceed $50,000 in the aggregate for any Fiscal Year of Borrower plus reasonable and documented expenses of the directors; (e) loans to employees permitted in Section 6.3, (f) reimbursement of employee travel, lodging and other costs incurred in the ordinary course of business, (g) the guaranty of the Obligations by Loan Parties, (h) employment agreements, equity incentive agreements and other employee and management arrangements in the ordinary course of business and (i) Borrower may pay (x) quarterly management fees to Eos

Management, Inc. or an Affiliate thereof pursuant to the Management Consulting Agreement not to exceed $100,000 in the aggregate for any Fiscal Quarter and (y) indemnities pursuant to the terms of the Management Consulting Agreement; provided that no Event of Default has occurred and is continuing at the time that any such management fee or indemnities are paid or would result after giving effect thereto; provided further that it is expressly agreed that any such management fees and indemnities not permitted to be so paid shall be accrued and paid when such Event of Default has been cured or waived, and Borrower may reimburse the Sponsor for reasonable, out-of-pocket expenses pursuant to the terms of the Management Consulting Agreement.

6.9 Conduct of Business. Holdings and Intermediate Holdings shall not engage in any business activity other than its ownership of the Stock of its Subsidiaries and its performance of the Related Transaction Documents; provided, however that Intermediate Holdings may be a party to and perform its obligations under any employment agreement entered into in connection with the Related Transactions. The Loan Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly engage in any business other than businesses of the type described on Schedule 6.9 and businesses substantially similar thereto.

6.10 Fiscal Year. The Loan Parties shall not and shall not cause or permit their Subsidiaries to change their Fiscal Year.

6.11 Press Release; Public Offering Materials. No Loan Party shall cause or permit the issuance of any press releases or other similar public disclosure, using the name of Freeport or its affiliates or referring to this Agreement, without giving Freeport a reasonable opportunity to review and comment thereon prior to issuance.

6.12 Subsidiaries. The Loan Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly establish, create or acquire any new Subsidiary unless such Subsidiary complies with the requirement of Section 5.7(c) with respect to such Subsidiary.

6.13 Deposit Accounts. The Loan Parties shall not and shall not cause or permit their Subsidiaries to establish any new deposit accounts (other than any zero balance account) without prior written notice to Agent and unless Agent and the bank at which the account is to be opened enter into a Control Agreement as required by Section 5.9.

6.14 ERISA. The Loan Parties shall not and shall not cause or permit any ERISA Affiliate to, cause or permit to occur an ERISA Event to the extent such ERISA Event would reasonably be expected to have a Material Adverse Effect.

6.15 Sale-Leasebacks. The Loan Parties shall not and shall not cause or permit their Subsidiaries to engage in any sale-leaseback, synthetic lease or similar transaction.

6.16 Changes to Material Agreements.

None of the Loan Parties shall change or amend the terms of the Acquisition Note if such changes or amendment would be adverse in any material respect to the rights or interests of the Loan Parties, the Agent or the Lenders.

SECTION 7.

FINANCIAL COVENANTS/REPORTING

Borrower covenants and agrees that from and after the date hereof until the Termination Date, Borrower shall perform and comply with, and shall cause each of the other Loan Parties to perform and comply with, all covenants in this Section 7 applicable to such Person.

7.1 Financial Covenants.

(a) Capital Expenditure Limits. Holdings and its Subsidiaries on a consolidated basis shall not make Capital Expenditures during the following periods that exceed in the aggregate the amounts set forth opposite each of such periods (the “Capex Limit”):

Period	Maximum Capital Expenditures per Period
Closing Date through Fiscal Year ending December 31, 2006	$1,000,000

Each Fiscal Year ending thereafter	$1,250,000

;provided, however, that commencing with Fiscal Year 2007, the Capex Limit referenced above will be increased in any period by the positive amount equal to the lesser of (i) 50% of the Capex Limit for the immediately prior period, and (ii) the amount (if any), equal to the difference obtained by taking the Capex Limit minus the actual amount of any Capital Expenditures expended during such prior period (the “Carry Over Amount”), and for purposes of measuring compliance herewith, the Carry Over Amount shall be deemed to be the last amount spent on Capital Expenditures in that succeeding period.

(b) Minimum EBITDA. Holdings and its Subsidiaries on a consolidated basis shall have, at the end of each Fiscal Quarter set forth below, Minimum EBITDA for the 12-Fiscal Month period then ended calculated of not less than the following:

Period	Minimum EBITDA
December 31, 2006	$12,750,000
March 31, 2007	$12,500,000
June 30, 2007	$12,500,000
September 30, 2007	$12,500,000
December 31, 2007	$12,500,000
March 31, 2008	$12,750,000
June 30, 2008	$12,750,000
September 30, 2008	$13,000,000
December 31, 2008	$13,250,000
March 31, 2009	$13,500,000
June 30, 2009	$13,500,000
September 30, 2009	$13,750,000
December 31, 2009	$14,000,000
March 31, 2010	$14,000,000
June 30, 2010	$14,000,000
September 30, 2010	$14,250,000
December 31, 2010	$14,250,000
March 31, 2011 and each Fiscal Quarter ending thereafter	$14,500,000

(c) Minimum Fixed Charge Coverage Ratio. Holdings and its Subsidiaries shall have on a consolidated basis at the end of each Fiscal Quarter set forth below, a Fixed Charge Coverage Ratio for the 12-Fiscal Month period then ended, of not less than the following:

1.20:1.00 for the Fiscal Quarter ending December 31, 2006;

1.20:1.00 for the Fiscal Quarter ending March 31, 2007;

1.20:1.00 for the Fiscal Quarter ending June 30, 2007;

1.20:1.00 for the Fiscal Quarter ending September 30, 2007;

1.20:1.00 for the Fiscal Quarter ending December 31, 2007;

1.15:1.00 for the Fiscal Quarter ending March 31, 2008;

1.15:1.00 for the Fiscal Quarter ending June 30, 2008;

1.15:1.00 for the Fiscal Quarter ending September 30, 2008;

1.15:1.00 for the Fiscal Quarter ending December 31, 2008;

1.15:1.00 for the Fiscal Quarter ending March 31, 2009;

1.15:1.00 for the Fiscal Quarter ending June 30, 2009; and

1.10 for each Fiscal Quarter ending thereafter.

(d) Maximum Leverage Ratio. Holdings and its Subsidiaries on a consolidated basis shall have, at the end of each Fiscal Quarter set forth below, a Leverage Ratio as of the last day of such Fiscal Quarter and for the 12-Fiscal Month period then ended, of not more than the following:

4.25:1.00 for the Fiscal Quarter ending December 31, 2006;

4.25:1.00 for the Fiscal Quarter ending March 31, 2007;

4.25:1.00 for the Fiscal Quarter ending June 30, 2007;

4.25:1.00 for the Fiscal Quarter ending September 30, 2007;

4.25:1.00 for the Fiscal Quarter ending December 31, 2007;

4.00:1.00 for the Fiscal Quarter ending March 31, 2008;

4.00:1.00 for the Fiscal Quarter ending June 30, 2008;

3.75:1.00 for the Fiscal Quarter ending September 30, 2008;

3.75:1.00 for the Fiscal Quarter ending December 31, 2008;

3.50:1.00 for the Fiscal Quarter ending March 31, 2009;

3.50:1.00 for the Fiscal Quarter ending June 30, 2009;

3.25:1.00 for the Fiscal Quarter ending September 30, 2009;

3.25:1.00 for the Fiscal Quarter ending December 31, 2009;

3.00:1.00 for the Fiscal Quarter ending March 31, 2010;

3.00:1.00 for the Fiscal Quarter ending June 30, 2010;

2.75:1.00 for the Fiscal Quarter ending September 30, 2010;

2.75:1.00 for the Fiscal Quarter ending December 31, 2010; and

2.50 for each Fiscal Quarter ending thereafter.

7.2 Financial Statements and Other Reports. Holdings will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of Financial Statements in conformity with GAAP (it being understood that monthly Financial Statements are not required to have footnote disclosures). Borrower will deliver each of the Financial Statements and other reports described below to Agent and, upon receipt, Agent shall deliver such Financial Statements and other reports to each Lender.

(a) Monthly Financials. As soon as available and in any event within thirty (30) days (provided that for the Fiscal Months ending September 30, 2006 and October 31, 2006, Borrower shall have forty-five (45) days to deliver such financial statements) after the end of each Fiscal Month (including the last Fiscal Month of Borrower’s Fiscal Year), Borrower will deliver (1) the consolidated and consolidating balance sheets of Holdings and its Subsidiaries, as at the end of such month, and the related consolidated and consolidating statements of income, stockholders’ equity and cash flow for such Fiscal Month and for the period from the beginning of the then current Fiscal Year of Holdings to the end of such Fiscal Month, (2) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent Projections for the current Fiscal Year delivered pursuant to Section 7.2(h), and (3) a schedule of the outstanding Indebtedness for borrowed money of Holdings and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan.

(b) Quarterly Financials. As soon as available and in any event within forty-five (45) days after the end of each Fiscal Quarter (including the last Fiscal Quarter of Borrower’s Fiscal Year), Borrower will deliver (1) the consolidated and consolidating balance sheets of Holdings and its Subsidiaries, as at the end of such quarter, and the related consolidated and consolidating statements of income (including separate statements of income by location consistent with past practices), stockholders’ equity and cash flow for such Fiscal Quarter, (2) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent Projections for the current Fiscal Year delivered pursuant to Section 7.2(h), and (3) a schedule of the outstanding Indebtedness for borrowed money of Holdings and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan.

(c) Year-End Financials. As soon as available and in any event within one hundred and twenty (120) days after the end of each Fiscal Year of Holdings, Borrower will deliver (1) the consolidated and consolidating balance sheets of Holdings and its Subsidiaries, as at the end of such year, and the related consolidated and consolidating statements of income (including separate statements of income by location consistent with past practices), stockholders’ equity and cash flow for such Fiscal Year, (2) a report with respect to the consolidated Financial Statements from a firm of Certified Public Accountants selected by Borrower and reasonably acceptable to Agent, which report shall be prepared in accordance with Statement of Auditing Standards No. 58 (the “Statement”) “Reports on Audited Financial Statements” and such report shall be “Unqualified” (as such term is defined in such Statement).

(d) Accountants’ Reports. Promptly upon receipt thereof, Borrower will deliver copies of all significant reports submitted by Borrower’s firm of certified public accountants in connection with each annual, interim or special audit or review of any type of the Financial Statements or related internal control systems of Holdings or its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their services.

(e) Borrowing Availability Certificate. Together with each delivery of Financial Statements of Holdings pursuant to Sections 7.2(a), (b) and (c), Borrower will deliver a Borrowing Availability Certificate (in substantially the same form as Exhibit 7.2(e), the “Borrowing Availability Certificate”) as at the last day of such period.

(f) Management Report. Together with each delivery of Financial Statements of Holdings pursuant to Sections 7.2(b) and (c), Borrower will deliver a management report (1) describing the operations and financial condition of Holdings and its Subsidiaries for the Fiscal Quarter then ended and the portion of the current Fiscal Year then elapsed (or for the Fiscal Year then ended in the case of year-end financials) and (2) discussing the reasons for any significant variations. The information above shall be presented in reasonable detail and shall be certified by the chief financial officer of Holdings or Borrower to the effect that such information fairly presents the results of operations and financial condition of Holdings and its Subsidiaries as at the dates and for the periods indicated.

(g) Appraisals. From time to time, if Agent or any Lender determines that obtaining appraisals is necessary in order for Agent or such Lender to comply with applicable laws or regulations, Agent will, at Borrower’s expense, obtain appraisal reports in form and substance and from appraisers reasonably satisfactory to Agent stating the then current fair market values of all or any portion of the Real Estate owned by Loan Parties.

(h) Projections. As soon as available and in any event no later than the day thirty (30) days after the last day of each of Holdings’ Fiscal Years, Borrower will deliver Projections of Holdings and its Subsidiaries for the forthcoming Fiscal Year month by month.

(i) SEC Filings and Press Releases. Promptly upon their becoming available, Borrower will deliver copies of (1) all Financial Statements, reports, notices and proxy statements, material reports and material notices sent or made available by Holdings or any of its Subsidiaries to its Stockholders, (2) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Holdings or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission, any Governmental Authority or any private regulatory authority, and (3) all press releases and other statements made available by Holdings or any of its Subsidiaries to the public concerning developments in the business of any such Person.

(j) Events of Default, Etc. Promptly upon any Responsible Officer of any Loan Party obtaining knowledge of any of the following events or conditions, Borrower shall deliver copies of all notices given or received by Borrower or Holdings or any of their Subsidiaries with respect to any such event or condition and a certificate of Borrower’s chief executive officer specifying the nature and period of existence of such event or condition and what action Holdings, Borrower or any of their Subsidiaries has taken, is taking and proposes to take with respect thereto: (1) any condition or event that constitutes, or which would reasonably be expected to result in the occurrence of, an Event of Default or Default; (2) any notice that any Person has given to Borrower or any of its Subsidiaries or any other action taken with respect to a claimed default or event or condition of the type referred to in Section 8.1(b); or (3) any event or condition that would reasonably be expected to result in any Material Adverse Effect.

(k) Litigation. Promptly upon any officer of any Loan Party obtaining knowledge of (1) the institution of any action, charge, claim, demand, suit, proceeding, petition, governmental investigation, tax audit or arbitration now pending or, to the best knowledge of such Loan Party after due inquiry, threatened against or affecting any Loan Party or any of its Subsidiaries or any property of any Loan Party or any of its Subsidiaries (“Litigation”) not previously disclosed by Borrower to Agent or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting any Loan Party or any property of any Loan Party which, in each case, would reasonably be expected to have a Material Adverse Effect, Borrower will promptly give notice thereof to Agent and provide such other information as may be reasonably available to them to enable Agent and its counsel to evaluate such matter.

(l) Notice of Corporate and other Changes. Borrower shall provide prompt written notice of (1) any change after the Closing Date in the authorized and issued Stock of any Loan Party or any amendment to their articles or certificate of incorporation, by-laws, partnership agreement or other organizational documents, (2) any Subsidiary created or acquired by any Loan Party or any of its Subsidiaries after the Closing Date, such notice, in each case, to identify the applicable jurisdictions, capital structures or Subsidiaries, as applicable, and (3) any other event that occurs after the Closing Date which would cause any of the representations and warranties in Section 4 of this Agreement or in any other Loan Document to be untrue or misleading in any material respect. The foregoing notice requirement shall not be construed to constitute consent by any of the Lenders to any transaction referred to above which is not expressly permitted by the terms of this Agreement.

(m) Other Information. With reasonable promptness, Borrower will deliver such other information and data with respect to any Loan Party or any Subsidiary of any Loan Party as from time to time may be reasonably requested by Agent.

(n) Compliance, Pricing and Excess Cash Flow Certificate. Together with each delivery of Financial Statements pursuant to Sections 7.2(b) and (c), Borrower will deliver a fully and properly completed Compliance, Pricing and Excess Cash Flow Certificate (in substantially the same form as Annex F (the “Compliance, Pricing and Excess Cash Flow Certificate”) signed by Borrower’s chief executive officer or chief financial officer; provided that the Excess Cash Flow portion of such certificate is only required to be delivered annually; provided further that Schedule 2 of the Compliance, Pricing and Excess Cash Flow Certificate shall be delivered only in connection with the Financial Statements of Borrower and its Subsidiaries delivered pursuant to Section 7.2(c).

(o) Taxes. Borrower shall provide prompt written notice of (i) the execution or filing with the IRS or any other Governmental Authority of any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges by any Loan Party or any of its Subsidiaries and (ii) any agreement by any Loan Party or any of its Subsidiaries or request directed to any Loan Party or any of its Subsidiaries to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which would reasonably be expected to have a Material Adverse Effect.

(p) New Contracts. Borrower shall provide prompt written notice, together with copies thereof, of any material new national labor contracts to which it or any other Loan Party becomes a party or any material amendment to any material national labor contract to which it or any other Loan Party is a party.

7.3 Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP. Financial statements and other information furnished to Agent pursuant to Section 7.2 or any other section (unless specifically indicated otherwise) shall be prepared in accordance with GAAP as in effect at the time of such preparation; provided that no Accounting Change shall affect financial covenants, standards or terms in this Agreement; provided further that Borrower shall prepare footnotes to the Financial Statements required to be delivered hereunder that show the differences between the Financial Statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes). All such adjustments described in clause (c) of the definition of the term Accounting Changes resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made. Notwithstanding the foregoing, in the event that any Accounting Change shall occur and such change results in a change in the method of calculation of the financial covenants, standards or terms in this Agreement, then Borrower and Agent agree to negotiate in good faith in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition of the Loan Parties shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by Borrower, Agent and the Requisite Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.

SECTION 8.

DEFAULT, RIGHTS AND REMEDIES

8.1 Event of Default. “Event of Default” shall mean the occurrence or existence of any one or more of the following:

(a) Payment. (1) Failure to pay any installment or other payment of principal of any Loan when due, or to timely repay Revolving Loans to reduce their balance to the maximum amount of Revolving Loans then permitted to be outstanding in accordance with Section 2.1(b)(i) or to reimburse any L/C Issuer for any payment made by such L/C Issuer under or in respect of any Letter of Credit when due or (2) failure to pay, within three (3) days after the due date, any interest or Fees on any Loan or within ten (10) days after request for payment thereof, any other amount due under this Agreement or any of the other Loan Documents; or

(b) Default in Other Agreements. (1) Any Loan Party or any of its Subsidiaries fails to pay when due or within any applicable grace period any principal or interest on Indebtedness (other than the Loans) or any Contingent Obligations having an individual principal amount in excess of $50,000 or having an aggregate principal amount in excess of $50,000 or (2) breach or default of any Loan Party or any of its Subsidiaries, or the occurrence of any condition or event, with respect to any Indebtedness or any Contingent Obligations, if the effect of such breach, default or occurrence is to cause or to permit the holder or holders then to cause, Indebtedness and/or Contingent Obligations having an individual principal amount in excess of $50,000 or having an aggregate principal amount in excess of $50,000 to become or be declared due prior to their stated maturity; or

(c) Breach of Certain Provisions. Failure of any Loan Party to perform or comply with any term or condition contained in (1) the Freeport Fee Letter, (2) Section 7.2 which failure continues for more than five (5) Business Days after the date specified for performance or compliance with such term or condition, (3) that portion of Section 5.2 relating to the Loan Parties’ obligation to maintain insurance, or (4) Section 5.3, Section 5.4, Section 5.12, Section 6 or Section 7.1; or

(d) Breach of Warranty. Any representation, warranty, certification or other statement made by any Loan Party in any Loan Document or in any statement or certificate at any time given by such Person in writing pursuant or in connection with any Loan Document is false in any material respect (without duplication of materiality qualifiers contained therein) on the date made; or

(e) Other Defaults Under Loan Documents. Any Loan Party defaults in the performance of or compliance with any term contained in this Agreement or the other Loan Documents (other than occurrences described in other provisions of this Section 8.1 for which a different grace or cure period is specified, or for which no cure period is specified and which constitute immediate Events of Default) and such default is not remedied or waived within thirty (30) days after the earlier of (1) receipt by Borrower of notice from Agent or Requisite Lenders of such default or (2) actual knowledge of an officer of Borrower or any other Loan Party of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (1) A court enters a decree or order for relief with respect to any Loan Party in an involuntary case under the Bankruptcy Code, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law; or (2) the continuance of any of the following events for sixty (60) days unless dismissed, bonded or discharged: (a) an involuntary case is commenced against any Loan Party, under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (b) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Loan Party, or over all or a substantial part of its property, is entered; or (c) a receiver, trustee or other custodian is appointed without the consent of a Loan Party, for all or a substantial part of the property of the Loan Party; or

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (1) any Loan Party commences a voluntary case under the Bankruptcy Code, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (2) any Loan Party makes any assignment for the benefit of creditors; or (3) the Board of Directors of any Loan Party adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this Section 8.1(g); or

(h) Judgment and Attachments. Any money judgment, writ or warrant of attachment, settlement, or similar process (other than those described elsewhere in this Section 8.1) involving (1) an amount in any individual case in excess of $250,000 or (2) an amount in the aggregate at any time in excess of $250,000 (in either case to the extent not covered by insurance) is entered or filed against one or more of the Loan Parties or any of their respective assets and remains undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days or in any event later than five (5) Business Days prior to the date of any proposed sale thereunder; or

(i) Dissolution. Any order, judgment or decree is entered against any Loan Party decreeing the dissolution or split up of such Loan Party and such order remains undischarged or unstayed for a period in excess of sixty (60) days; or

(j) Solvency. Any Loan Party ceases to be Solvent, fails to pay its debts as they become due or admits in writing its present or prospective inability to pay its debts as they become due; or

(k) Invalidity of Loan Documents. Any of the Loan Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or any Loan Party denies that it has any further liability under any Loan Documents to which it is party, or gives notice to such effect;

(l) Change of Control. A Change of Control occurs;

(m) Healthcare Defaults. (1) Any Loan Party or any Person within its control is required to pay a fine, penalty, settlement amount or other payment (whether imposed by judicial order or settlement) which, individually or in the aggregate, is in excess of $5,000,000 for any violation or alleged violation of any Healthcare Law, including violation of the Federal Anti-Kickback Statute, Stark Law or False Claims Act, (2) any Loan Party or any Person within its control is required to pay a fine, penalty, settlement amount or other payment (whether imposed by judicial order or settlement) for any violation or alleged violation of any Healthcare Law, including violation of the Anti-kickback Statute, Stark Law or False Claims Act which, individually or in the aggregate, would result in, upon payment of such amount, the Borrower having Borrowing Availability of less than $3,000,000, (3) any Loan Party or other Subsidiary of a Loan Party receives notice of the revocation of its Medicare or Medicaid certification and the loss of such certification which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, or (4) one or more Loan Parties or Subsidiaries of a Loan Party receives notice that such Person(s) will be excluded from participation in Medicare, Medicaid or other federal or state healthcare program and such exclusion would reasonably be expected to have a Material Adverse Effect;

(n) Termination of Contracts. Any contract or contracts directly or indirectly between a Loan Party and the Illinois Department on Aging or any related entity, agency or sub-agency thereof are terminated, amended or modified, the result of which termination, amendment or modification would reasonably be expected to have a Material Adverse Effect; or

(o) Rate Management Agreement. Nonpayment by Borrower of any Rate Management Obligation (i) consisting of a termination or equivalent payment, when due, (ii) consisting of a payment of interest or equivalent payment within three (3) days of the date on which such payment is due, or the breach by Borrower of any term, provision or condition contained in any Rate Management Agreement and the continuation of such breach for thirty (30) days.

8.2 Suspension or Termination of Commitments. Upon the occurrence of any Default or Event of Default, Agent may, and at the request of Requisite Revolving Lenders Agent shall, without notice or demand, immediately suspend or terminate all or any portion of Lenders’ obligations to make additional Advances or issue or cause to be issued Letters of Credit under the Revolving Loan Commitment; provided that, in the case of a Default, if the subject condition or event is waived by Requisite Revolving Lenders or cured within any applicable grace or cure period, the Revolving Loan Commitment shall be reinstated.

8.3 Acceleration and other Remedies. Upon the occurrence of any Event of Default described in Sections 8.1(f) or 8.1(g), the Commitments shall be immediately terminated and all of the Obligations, including the Revolving Loans, shall automatically become immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other requirements of any kind, all of which are hereby expressly waived by Borrower, and the Commitments shall thereupon terminate. Upon the occurrence and during the continuance of any other Event of Default, Agent may, and at the request of the Requisite Lenders, Agent shall, by written notice to Borrower (a) reduce the aggregate amount of the Commitments from time to time, (b) declare all or any portion of the Loans and all or any portion of the other Obligations to be, and the same shall forthwith become, immediately due and payable together with accrued interest thereon, (c) terminate all or any portion of the obligations of Agent, L/C Issuers and Lenders to make Revolving Credit Advances and issue Letters of Credit, (d) demand that Borrower immediately deliver to Agent either (i) cash for the benefit of L/C Issuers (and Borrower shall then immediately so deliver) in an amount equal to 105% of the aggregate outstanding Letter of Credit Obligations or (ii) an Acceptable Standby Letter of Credit for the benefit of the L/C Issuers (and Borrower shall then immediately so deliver), and (e) exercise any other remedies which may be available under the Loan Documents or applicable law. Borrower hereby grants to Agent, for the benefit of L/C Issuers and each Lender with a participation in any Letters of Credit then outstanding, a security interest in such cash collateral or Acceptable Standby Letter of Credit to secure all of the Letter of Credit Obligations. Any such cash collateral or Acceptable Standby Letter of Credit shall be made available by Agent to L/C Issuers to reimburse L/C Issuers for payments of drafts drawn under such Letters of Credit and any Fees, Charges and expenses of L/C Issuers with respect to such Letters of Credit and the unused portion thereof, after all such Letters of Credit shall have expired or been fully drawn upon, shall be applied to pay any other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon and the Termination Date shall have occurred, the balance, if any, of such cash collateral or Acceptable Standby Letter of Credit shall be (subject to any rights of third parties and except as otherwise directed by a court of competent jurisdiction) returned to Borrower. Borrower shall from time to time execute and deliver to Agent such further documents and instruments as Agent may reasonably request with respect to such cash collateral.

8.4 Performance by Agent. If any Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents which failure constitutes an Event of Default, Agent may perform or attempt to perform such covenant, duty or agreement on behalf of such Loan Party after the expiration of any cure or grace periods set forth herein. In such event, such Loan Party shall, at the request of Agent, promptly pay any amount reasonably expended by Agent in such performance or attempted performance to Agent, together with interest thereon at the highest rate of interest in effect upon the occurrence of an Event of Default as specified in Section 2.2(d) from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly agreed that Agent shall not have any liability or responsibility for the performance of any obligation of any Loan Party under this Agreement or any other Loan Document.

8.5 Application of Proceeds. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of Borrower, and Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received at any time or times after the occurrence and during the continuance of an Event of Default. Notwithstanding anything to the contrary contained in this Agreement (including, without limitation, Section 2.1 and Section 2.5 hereof), all payments (including the proceeds of any Asset Disposition or other sale of, or other realization upon, all or any part of the Collateral) received after acceleration of the Obligations shall be applied as follows: first, to all costs and expenses incurred by or owing to Agent and any Lender with respect to this Agreement, the other Loan Documents or the Collateral; second, to accrued and unpaid interest and Fees with respect to the Obligations (including any interest which but for the provisions of the Bankruptcy Code, would have accrued on such amounts); third, to the principal amount of the Obligations outstanding (other than Obligations owed to any Lender under an Interest Rate Agreement) and to cash collateralize outstanding Letters of Credit (pro rata among all such Obligations (based upon the principal amount thereof or the outstanding face amount of such Letters of Credit, as applicable) (and with respect to amounts applied to Term Loans, pro rata among all remaining Scheduled Installments thereof); and fourth to any other obligations of Borrower owing to Agent or any Lender under the Loan Documents or any Interest Rate Agreement. Any balance remaining shall be delivered to Borrower or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

SECTION 9.

ASSIGNMENT AND PARTICIPATION

9.1 Assignment and Participations.

(a) Subject to the terms of this Section 9.1, any Lender may make an assignment to a Qualified Assignee of, or sale of participations in, at any time or times, the Loan Documents, Loans, Letter of Credit Obligations and any Commitment or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder. Any assignment by a Lender shall: (i) require the consent of Agent (which consent shall not be unreasonably withheld or delayed with respect to a Qualified Assignee and which consent is not required by an assignment between Lenders or from a Lender to an Affiliate of a Lender or an Approved Fund) and the execution of an assignment agreement (an “Assignment Agreement” substantially in the form attached hereto as Exhibit 9.1 and otherwise in form and substance reasonably satisfactory to, and acknowledged by, Agent); (ii) be conditioned on such assignee Lender representing to the assigning Lender and Agent and the Borrower that it is purchasing the applicable Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) except with respect to any assignment by a Lender to an Affiliate or an Approved Fund of such Lender, after giving effect to any such partial assignment, the assignee Lender shall have Commitments in an amount at least equal to $5,000,000 and the assigning Lender shall have retained Commitments in an amount at least equal to $2,500,000; (iv) require a payment to Agent of an assignment fee of $3,500 and (v) so long as no Event of Default has occurred and is continuing, require the consent of Borrower (which consent is not required for an assignment between Lenders or from a Lender to an Affiliate or an Approved Fund of a Lender), which shall not be unreasonably withheld or delayed. Notwithstanding the above, Agent may in its sole and absolute discretion permit any assignment by a Lender to a Person or Persons that are not Qualified Assignees, subject to Borrower’s consent rights as set forth above. In the case of an assignment by a Lender that has become effective under this Section 9.1, (i) the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder and (ii) the assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof and the Loans, Letter of Credit Obligations and other interests assigned by it from and after the effective date of such assignment. Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a “Lender.” In all instances, each Lender’s liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender’s Pro Rata Share of the applicable Commitment. In the event Agent or any Lender assigns or otherwise transfers all or any part of the Obligations, Agent or any such Lender shall so notify Borrower and Borrower shall, upon the request of Agent or such Lender, execute new Notes in exchange for the Notes, if any, being assigned. Notwithstanding the foregoing provisions of this Section 9.1(a), (a) any Lender may at any time pledge the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to a Federal Reserve Bank, (b) any Lender that is an investment fund may assign the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to another investment fund managed by the same investment advisor or pledge such Obligations and rights to a trustee for the benefit of its investors and (c) any Lender may assign the Obligations to an Affiliate of such Lender or to a Person that is a Lender prior to the date of such assignment. Notwithstanding any other provision of this Agreement to the contrary, neither the Lenders nor any of their successors or assigns shall assign or transfer any interest herein without obtaining a representation from such successor or assign that any such assignment or transfer would not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the IRC with respect to the Plans.

(b) Any participation by a Lender of all or any part of its Commitments shall be made with the understanding that all amounts payable by Borrower hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Loan in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Loan in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents). Solely for purposes of Sections 2.8, 2.9, 9.3 and 10.1, Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of Borrower to the participant and the participant shall be considered to be a “Lender”; provided, (i) that any such participant shall not be entitled to receive any greater payment under Section 2.8 or Section 2.9 than the Lender granting such participation would have been entitled to receive with respect to the portion of its Commitment and Loans so participated; and (ii) with respect to Section 2.9, only to the extent such participant delivers the tax forms such Lender is required to collect under Section 2.9. Except as set forth in the preceding sentence no Borrower or any other Loan Party shall have any obligation or duty to any participant. Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.

(c) Except as expressly provided in this Section 9.1, no Lender shall, as between Borrower and that Lender, or Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans, the Notes or other Obligations owed to such Lender.

(d) Each Loan Party shall assist each Lender permitted to sell assignments or participations under this Section 9.1 as required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments on substantially the same terms as and consistent with this

Agreement and the other Loan Documents as shall be requested and, prior to completion of the primary syndication (as described in the Freeport Fee Letter), the prompt preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants, all on a timetable reasonably established by Agent in its sole discretion. Each Loan Party executing this Agreement shall certify the correctness, completeness and accuracy of all descriptions of the Loan Parties and their respective affairs contained in any selling materials provided by it and all other information provided by it and included in such materials, except that any Projections delivered by Borrower shall only be certified by Borrower as having been prepared by Borrower in compliance with the representations contained in Section 4.5. Agent shall maintain, on behalf of Borrower, in its offices located in Chicago, Illinois a “register” for recording the name, address, commitment and Loans owing to each Lender. The entries in such register shall be conclusive evidence of the amounts due and owing to each Lender in the absence of manifest error. Borrower, Agent and each Lender may treat each Person whose name is recorded in such register pursuant to the terms hereof as a Lender for all purposes of this Agreement. The register described herein shall be available for inspection by Borrower and any Lender, at any reasonable time upon reasonable prior notice. Notwithstanding any other provision of this Agreement to the contrary, neither the Lenders nor any of their successors or assigns shall assign or transfer any interest herein without obtaining a representation from such successor or assign that any such assignment or transfer would not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the IRC with respect to the Plans.

(e) A Lender may furnish any information concerning Loan Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided that such Lender shall obtain from assignees or participants (and prospective assignees and prospective participants) confidentiality covenants substantially equivalent to those contained in Section 10.13.

9.2 Agent.

(a) Appointment. Each Lender hereby designates and appoints Freeport as its Agent under this Agreement and the other Loan Documents, and each Lender hereby irrevocably authorizes Agent to execute and deliver the Collateral Documents and to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders subject to the requirement that certain of Lenders’ consent be obtained in certain instances as provided in this Section 9.2 and Section 10.2. The provisions of this Section 9.2 are solely for the benefit of Agent and Lenders and neither Borrower nor any other Loan Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower or any other Loan Party. Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.

(b) Nature of Duties. The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Loan Documents, express or implied, is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of each Loan Party in connection with the extension of credit hereunder and shall make its own appraisal of the creditworthiness of each Loan Party, and Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than as expressly required herein). If Agent seeks the consent or approval of any Lenders to the taking or refraining from taking any action hereunder, then Agent shall send notice thereof to each Lender. Agent shall promptly notify each Lender any time that the Requisite Lenders, Requisite Revolving Lenders or Supermajority Revolving Lenders have instructed Agent to act or refrain from acting pursuant hereto.

(c) Rights, Exculpation, Etc. Neither Agent nor any of its officers, directors, employees or agents shall be liable to any Lender for any action taken or omitted by them hereunder or under any of the Loan Documents, or in connection herewith or therewith, except that Agent shall be liable to the extent of its own gross negligence or willful misconduct as determined by a final non-appealable order by a court of competent jurisdiction. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them). In no event shall Agent be liable for punitive, special, consequential, incidental, exemplary or other similar damages. In performing its functions and duties hereunder, Agent shall exercise the same care which it would in dealing with loans for its own account, but neither Agent nor any of its agents or representatives shall be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement or any of the Loan Documents or the transactions contemplated thereby, or for the financial condition of any Loan Party. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of any Loan Party, or the existence or possible existence of any Default or Event of Default. Agent may at any time request instructions from Requisite Lenders, Requisite Revolving Lenders, Supermajority Revolving Lenders or all affected Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents Agent is permitted or required to take or to grant. If such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Requisite Lenders, Requisite Revolving Lenders, Supermajority Revolving Lenders or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders, Requisite Revolving Lenders, Supermajority Revolving Lenders or all affected Lenders, as applicable; and, notwithstanding the instructions of Requisite Lenders, Requisite Revolving Lenders, Supermajority Revolving Lenders or all affected Lenders, as applicable, Agent shall have no obligation to take any action if it believes, in good faith, that such action is deemed to be illegal by Agent or exposes Agent to any liability for which it has not received satisfactory indemnification in accordance with Section 9.2(e).

(d) Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any written or oral notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, fax or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder. Agent shall be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by Agent in its sole discretion.

(e) Indemnification. Lenders will reimburse and indemnify Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, attorneys’ fees and expenses), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in its capacity as such in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by Agent in its capacity as such under this Agreement or any of the Loan Documents, in proportion to each Lender’s Pro Rata Share, but only to the extent that any of the foregoing is not reimbursed by Borrower; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements to the extent resulting from Agent’s gross negligence or willful misconduct as determined by a final non-appealable order by a court of competent jurisdiction. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by the Requisite Lenders, Requisite Revolving Lenders, Supermajority Revolving Lenders or such other portion of the Lenders as shall be prescribed by this Agreement until such additional indemnity is furnished. The obligations of Lenders under this Section 9.2(e) shall survive the payment in full of the Obligations and the termination of this Agreement.

(f) Freeport (or any successor Agent) Individually. With respect to its Commitments hereunder, Freeport (or any successor Agent) shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders,” “Requisite Lenders,” “Requisite Revolving Lenders,” “Supermajority Revolving Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include Freeport (or any successor Agent) in its individual capacity as a Lender or one of the Requisite Lenders, Requisite Revolving Lenders or Supermajority Revolving Lenders. Freeport (or any successor Agent), either directly or through strategic affiliations, may lend money to, acquire equity or other ownership interests in, provide advisory services to and generally engage in any kind of banking, trust or other business with any Loan Party as if it were not acting as Agent pursuant hereto and without any duty to account therefor to Lenders. Freeport (or any successor Agent), either directly or through strategic affiliations, may accept fees and other consideration from any Loan Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

(g) Successor Agent.

(i) Resignation. Agent may resign from the performance of all its agency functions and duties hereunder at any time by giving at least thirty (30) Business Days’ prior written notice to Borrower and Lenders. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clause (ii) below or as otherwise provided in clause (ii) below.

(ii) Appointment of Successor. Upon any such notice of resignation pursuant to clause (i) above, Requisite Lenders shall appoint a successor Agent which, unless an Event of Default has occurred and is continuing, shall be subject to Borrower’s approval (which shall not be unreasonably withheld or delayed). If a successor Agent shall not have been so appointed within the thirty (30) Business Day period referred to in clause (i) above, the retiring Agent, upon notice to Borrower, shall then appoint a successor Agent which, unless an Event of Default has occurred and is continuing shall be reasonably acceptable to Borrower (such consent not to be unreasonably withheld) who shall serve as Agent until such time, if any, as Requisite Lenders appoint a successor Agent as provided above.

(iii) Successor Agent. Upon the acceptance of any appointment as Agent under the Loan Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Agent’s resignation as Agent, the provisions of this Section 9.2 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it in its capacity as Agent.

(h) Collateral Matters.

(i) Release of Collateral. Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any Collateral (x) on the Termination Date, (y) constituting property being sold or disposed of if Borrower certifies to Agent that the sale or disposition is made in compliance with the provisions of this Agreement (and Agent may rely in good faith conclusively on any such certificate, without further inquiry) or (z) in accordance with the provisions of the next sentence. In addition, with the consent of Requisite Lenders, during any Fiscal Year Agent may release any Lien granted to or held by Agent upon any Collateral having a book value not greater than ten percent (10%) of the total book value of all Collateral as of the first day of such Fiscal Year.

(ii) Confirmation of Authority; Execution of Releases. Without in any manner limiting Agent’s authority to act without any specific or further authorization or consent by Lenders (as set forth in Section 9.2(h)(i)), each Lender agrees to confirm in writing, upon request by Agent or Borrower, the authority to release any Collateral conferred upon Agent under clauses (x) and (y) of Section 9.2(h)(i). Upon not less than five (5) Business Days’ prior written request by Borrower, Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent upon such Collateral; provided, however, that (x) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (y) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Loan Party, in respect of), all interests retained by any Loan Party, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(iii) Absence of Duty. Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the property covered by the Collateral Documents exists or is owned by Borrower or any other Loan Party or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Section 9.2(h) or in any of the Loan Documents, it being understood and agreed that in respect of the property covered by the Collateral Documents or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in property covered by the Collateral Documents as one of the Lenders and that Agent shall have no duty or liability whatsoever to any of the other Lenders, provided that Agent shall exercise the same care which it would in dealing with loans for its own account.

(i) Agency for Perfection. Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent’s security interest in assets which, in accordance with the

Code in any applicable jurisdiction, can be perfected by possession or control. Should any Lender (other than Agent) obtain possession or control of any such assets, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor, shall deliver such assets to Agent or in accordance with Agent’s instructions or transfer control to Agent in accordance with Agent’s instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Collateral Document or to realize upon any collateral security for the Loans unless instructed to do so by Agent in writing, it being understood and agreed that such rights and remedies may be exercised only by Agent.

(j) Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and Fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Agent will use reasonable efforts to notify each Lender of its receipt of any such notice, unless such notice is with respect to defaults in the payment of principal, interest and fees, in which case Agent will notify each Lender of its receipt of such notice. Agent shall take such action with respect to such Default or Event of Default as may be requested by Requisite Lenders in accordance with Section 8. Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.

(k) Lender Actions Against Collateral. Each Lender agrees that it will not take any enforcement action, nor institute any actions or proceedings, with respect to the Loans, against Borrower or any Loan Party hereunder or under the other Loan Documents or against any Collateral (including the exercise of any right of set-off) without the consent of the Agent or Requisite Lenders. All such enforcement actions and proceedings shall be (i) taken in concert and (ii) at the direction of or with the consent of Agent or Requisite Lenders. With respect to any action by Agent to enforce the rights and remedies of Agent and the Lenders under this Agreement and the other Loan Documents, each Lender hereby consents to the jurisdiction of the court in which such action is maintained, and agrees to deliver its Notes to Agent to the extent necessary to enforce the rights and remedies of Agent for the benefit of the Lenders under the Collateral Documents in accordance with the provisions hereof.

(l) Agent Reports. Each Lender may from time to time receive one or more reports or other information (each, a “Report”) prepared by or on behalf of Agent (or one or more of Agent’s Affiliates). With respect to each Report, each Lender hereby agrees that:

(i) Agent (and Agent’s Affiliates) shall have no duties or obligations in connection with or as a result of a Lender receiving a copy of a Report, which will be provided solely as a courtesy, without consideration. Each Lender will perform its own diligence and will make its own independent investigation of the operations, financial conditions and affairs of the Loan Parties and will not rely on any Report or make any claim that it has done so. In addition, each Lender releases, and agrees that it will not assert, any claim against Agent (or one or more of Agent’s Affiliates) that in any way relates to any Report or arises out of a Lender having access to any Report or any discussion of its contents, and each Lender agrees to indemnify and hold harmless Agent (and Agent’s Affiliates) and their respective officers, directors, employees, agents and attorneys from all claims, liabilities and expenses relating to a breach by a Lender or any of its personnel of this Section or otherwise arising out of a Lender’s access to any Report or any discussion of its contents;

(ii) Each Report may not be complete and certain information and findings obtained by Agent (or one or more of Agent’s Affiliates) regarding the operations and condition of the

Loan Parties may not be reflected in each Report. Agent (and Agent’s Affiliates) makes no representations or warranties of any kind with respect to (i) any existing or proposed financing; (ii) the accuracy or completeness of the information contained in any Report or in any other related documentation; (iii) the scope or adequacy of Agent’s (and Agent’s Affiliates’) due diligence, or the presence or absence of any errors or omissions contained in any Report or in any other related documentation; and (iv) any work performed by Agent (or one or more of Agent’s Affiliates) in connection with or using any Report or any related documentation; and

(iii) Each Lender agrees to safeguard each Report and any related documentation with the same care which it uses with respect to information of its own which it does not desire to disseminate or publish, and agrees not to reproduce or distribute or provide copies of or disclose any Report or any other related documentation or any related discussions to anyone.

9.3 Set Off and Sharing of Payments. Subject to Section 9.2(k), in addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, during the continuance of any Event of Default, each Lender is hereby authorized by Borrower at any time or from time to time, with reasonably prompt subsequent notice to Borrower (any prior or contemporaneous notice being hereby expressly waived) to the extent permitted by law to set off and to appropriate and to apply any and all (A) balances held by such Lender at any of its offices for the account of Borrower or any of its Subsidiaries (regardless of whether such balances are then due to Borrower or its Subsidiaries), and (B) other property at any time held or owing by such Lender to or for the credit or for the account of Borrower or any of its Subsidiaries, against and on account of any of the Obligations; except that no Lender shall exercise any such right without the prior written consent of Agent. Notwithstanding anything herein to the contrary, the failure to give notice of any set off and application made by such Lender to Borrower shall not affect the validity of such set off and application. Any Lender exercising a right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender entitled to share in the amount so set off in accordance with their respective Pro Rata Shares. Borrower agrees, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and upon doing so shall deliver such amount so set off to the Agent for the benefit of all Lenders entitled to share in the amount so set off in accordance with their Pro Rata Shares.

9.4 Disbursement of Funds. Agent may, on behalf of Lenders, disburse funds to Borrower for Loans requested. Each Lender shall reimburse Agent on demand for all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its Pro Rata Share of any Loan before Agent disburses same to Borrower. If Agent elects to require that each Lender make funds available to Agent prior to a disbursement by Agent to Borrower, Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Pro Rata Share of the Loan requested by Borrower no later than noon (Chicago time) on the Funding Date applicable thereto, and each such Lender shall pay Agent such Lender’s Pro Rata Share of such requested Loan, in same day funds, by wire transfer to Agent’s account on such Funding Date. If any Lender fails to pay the amount of its Pro Rata Share within one (1) Business Day after Agent’s demand, Agent shall promptly notify Borrower, and to the extent that Agent has funded the Pro Rata Share of such Lender, Borrower shall immediately repay such amount to Agent. Any repayment required pursuant to this Section 9.4 shall be without premium or penalty and without payment of any LIBOR Breakage Costs. Nothing in this Section 9.4 or elsewhere in this Agreement or the other Loan Documents, including the provisions of Section 9.5, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

9.5 Disbursements of Advances; Payment.

(a) Advances; Payments.

(i) Each Revolving Lender shall make the amount of such Lender’s Pro Rata Share of such Revolving Credit Advance available to Agent in same day funds by wire transfer to Agent’s account as set forth in Section 2.1(e) not later than 2:00 p.m. (Chicago time) on the requested Funding Date in the case of an Index Rate Loans and not later than 10:00 a.m. (Chicago time) on the requested Funding Date in the case of a LIBOR Loan. After receipt of such wire transfers (or, in the Agent’s sole discretion, before receipt of such wire transfers), subject to the terms hereof, Agent shall make the requested Revolving Credit Advance to Borrower as designated by Borrower in the Notice of Revolving Credit Advance. All payments by each Revolving Lender shall be made without setoff, counterclaim or deduction of any kind.

(ii) At least once each calendar week or more frequently at Agent’s election (each, a “Settlement Date”), Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Pro Rata Share of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan. Provided that each Lender has funded all payments and Advances required to be made by it and funded all purchases of participations required to be funded by it under this Agreement and the other Loan Documents as of such Settlement Date, Agent shall pay to each Lender such Lender’s Pro Rata Share of principal, interest and Fees paid by Borrower since the previous Settlement Date for the benefit of such Lender on the Loans held by it. Such payments shall be made by wire transfer to such Lender’s account (as specified by such Lender in Annex D or the applicable Assignment Agreement) not later than 1:00 p.m. (Chicago time) on the next Business Day following each Settlement Date. To the extent that any Lender (a “Non-Funding Lender”) has failed to fund all such payments and Advances or failed to fund the purchase of all such participations required to be funded by such Lender pursuant to this Agreement, Agent shall be entitled to set off the funding shortfall against that Non-Funding Lender’s Pro Rata Share of all payments received from Borrower.

(b) Availability of Lender’s Pro Rata Share. Agent may assume that each Revolving Lender will make its Pro Rata Share of each Revolving Credit Advance available to Agent on each Funding Date. If such Pro Rata Share is not, in fact, paid to Agent by such Revolving Lender when due, Agent will be entitled to recover such amount on demand from such Revolving Lender without setoff, counterclaim or deduction of any kind. If any Revolving Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent’s demand, Agent shall promptly notify Borrower and to the extent that Agent advanced such funds on behalf of such Lender to the Borrower, the Borrower shall immediately repay such amount to Agent without premium or penalty and without payment of LIBOR Breakage Costs. Nothing in this Section 9.5(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Revolving Lender or to relieve any Revolving Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder. To the extent that Agent advances funds to Borrower on behalf of any Revolving Lender and is not reimbursed therefor on the same Business Day as such Advance is made, Agent shall be entitled to retain for its account all interest accrued on such Advance until reimbursed by the applicable Revolving Lender.

(c) Return of Payments.

(i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Loan Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(d) Non-Funding Lenders. The failure of any Non-Funding Lender to make any Revolving Credit Advance or any payment required by it hereunder, shall not relieve any other Lender (each such other Revolving Lender, an “Other Lender”) of its obligations to make such Advance or fund the purchase of any such participation on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make an Advance, fund the purchase of a participation or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Revolving Lender” (or be included in the calculation of “Requisite Lenders”, “Requisite Revolving Lenders” or “Supermajority Revolving Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document.

SECTION 10.

MISCELLANEOUS

10.1 Indemnities. Borrower agrees to indemnify, pay, and hold Agent, each Lender, each L/C Issuer and their respective Affiliates, officers, directors, employees, agents, and attorneys (the “Indemnitees”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs and expenses (including all reasonable fees and expenses of counsel to such Indemnitees) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Indemnitee as a result of such Indemnitees being a party to this Agreement or the transactions consummated pursuant to this Agreement or otherwise relating to any of the Loan Documents or Related Transactions; provided, that Borrower shall have no obligation to an Indemnitee hereunder (w) with respect to any costs and expenses which are specifically excluded in Section 2.3(e), (x) with respect to liabilities to the extent resulting from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction or (y) other than any Agent Indemnitee in its capacity as such, from any investigation or proceeding solely among Lenders or participants or potential Lenders or participants relating to assignments of the Loans and/or Commitments or other intra-lender issues by any one or more Lenders, participants or potential Lenders or participants. If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law.

10.2 Amendments and Waivers.

(a) Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower, and by Requisite Lenders, Requisite Revolving Lenders, Supermajority Revolving Lenders or all affected Lenders, as applicable. Except as set forth in clauses (b) and (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

(b) No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that amends the definition of Advance Multiple in a manner which results in an increase in the amount of Revolving Loans which may be made available to Borrower shall be effective unless the same shall be in writing and signed by Agent, Supermajority Revolving Lenders and Borrower. No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Section 3.2 to the making of any Loan or the incurrence of any Letter of Credit Obligations shall be effective unless the same shall be in writing and signed by Agent, Requisite Revolving Lenders and Borrower.

Notwithstanding anything contained in this Agreement to the contrary, no waiver or consent with respect to any Default or any Event of Default shall be effective for purposes of the conditions precedent to the making of Loans or the incurrence of Letter of Credit Obligations set forth in Section 3.2 unless the same shall be in writing and signed by Agent, Requisite Revolving Lenders and Borrower.

(c) No amendment, modification, termination or waiver shall, unless in writing and signed by Agent and each Lender directly affected thereby: (i) increase the principal amount, or postpone or extend the scheduled date of expiration, of any Lender’s Commitment (which action shall be deemed only to affect those Lenders whose Commitments are increased or the scheduled date of expiration of whose Commitments are postponed or extended and may be approved by Requisite Lenders, including those Lenders whose Commitments are increased or the scheduled date of expiration of whose Commitments are postponed or extended); (ii) reduce the principal of, rate of interest on (other than any determination or waiver to charge or not charge interest at the Default Rate) or Fees payable with respect to any Loan or Letter of Credit Obligations of any affected Lender; (iii) extend any scheduled payment date or final maturity date of the principal amount of any Loan of any affected Lender or postpone or extend the scheduled date of expiration of any Letter of Credit beyond the date set forth in clause (b) of the initial sentence of Section 2.1(c)(iv); (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender (which action shall be deemed only to affect those Lenders to whom such payments are made); (v) release any Guaranty or, except as otherwise permitted in Section 6.7 or Section 9.2(h), release Collateral (which action shall be deemed to directly affect all Lenders); (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that shall be required for Lenders or any of them to take any action hereunder (which action shall be deemed to directly affect all Lenders); and (vii) amend or waive this Section 10.2 or the definitions of the terms “Requisite Lenders”, “Requisite Revolving Lenders” or “Supermajority Revolving Lenders” insofar as such definitions affect the substance of this Section 10.2 or the term “Pro Rata Share” (which action shall be deemed to directly affect all Lenders). Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent or L/C Issuers under this Agreement or any other Loan Document shall be effective unless in writing and signed by Agent or L/C Issuers, as the case may be, in addition to Lenders required hereinabove to take such action. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any Note (other than by virtue of the incorporation therein of any term from this Agreement that can be amended with less than all affected Lenders) shall be effective without the written concurrence of the holder of that Note. No notice to or demand on any Loan Party in any case shall entitle such Loan Party or any other Loan Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.2 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes.

10.3 Notices. Any notice or other communication required shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied, sent by overnight courier service or U.S. mail and shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by fax, on the date of transmission if transmitted on a Business Day before 4:00 p.m. Chicago time; (c) if delivered by overnight courier, one (1) Business Day after delivery to the courier properly addressed; or (d) if delivered by U.S. mail, four (4) Business Days after deposit with postage prepaid and properly addressed.

Notices shall be addressed as follows:

If to Borrower:	Addus HealthCare, Inc.
2401 South Plum Grove Road
Palatine, Illinois 60067
ATTN: Edward Busy, Esq.
Fax: (847) 303-5376

With a copy to:	King & Spalding LLP
1185 Avenue of the Americas
New York, New York 10036
ATTN: Robert S. Finley
Fax: (212) 556-2222

If to Agent:	FREEPORT FINANCIAL LLC
500 West Madison Street, Suite 1710
Chicago, Illinois 60661
ATTN: Addus HealthCare, Inc. Account Officer
Fax: (312) 281-4646

With a copy to:	Winston & Strawn LLP
35 West Wacker Drive
Chicago, Illinois 60601
ATTN: Patrick Hardiman
Fax: (312) 558-5700

If to a Lender:	To the address set forth on the signature page hereto or in the applicable Assignment Agreement

10.4 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of Agent or any Lender to exercise, nor any partial exercise of, any power, right or privilege hereunder or under any other Loan Documents shall impair such power, right, or privilege or be construed to be a waiver of any Default or Event of Default. All rights and remedies existing hereunder or under any other Loan Document are cumulative to and not exclusive of any rights or remedies otherwise available.

10.5 Marshaling; Payments Set Aside. Neither Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations. To the extent that Borrower makes payment(s) or Agent enforces its Liens or Agent or any Lender exercises its right of set-off, and such payment(s) or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone (whether as a result of any demand, litigation, settlement or otherwise), then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

10.6 Severability. The invalidity, illegality, or unenforceability in any jurisdiction of any provision under the Loan Documents shall not affect or impair the remaining provisions in the Loan Documents.

10.7 Lenders’ Obligations Several; Independent Nature of Lenders’ Rights. The obligation of each Lender hereunder is several and not joint and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. In the event that any Lender at any time should fail to make a Loan as herein provided, the Lenders, or any of them, at their sole option, may make the Loan that was to have been made by the Lender so failing to make such Loan. Nothing contained in any Loan Document and no action taken by Agent or any Lender pursuant hereto or thereto shall be deemed to constitute Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt.

10.8 Headings. Section and subsection headings are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes or be given substantive effect.

10.9 Applicable Law. THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS WHICH DOES NOT EXPRESSLY SET FORTH APPLICABLE LAW SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

10.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns except that Borrower may not assign its rights or obligations hereunder without the written consent of all Lenders and any such purported assignment without such written consent shall be void.

10.11 No Fiduciary Relationship; Limited Liability. No provision in the Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty owing to any Loan Party by Agent or any Lender. Borrower and each other Loan Party agree that neither Agent nor any Lender shall have liability to Borrower or any other Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by Borrower or any other Loan Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless and to the extent that it is determined that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought as determined by a final non-appealable order by a court of competent jurisdiction. Neither Agent nor any Lender shall have any liability with respect to, and Borrower and each other Loan Party hereby waive, release and agree not to sue for, any special, indirect or consequential damages suffered by Borrower and any other Loan Party in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

10.12 Construction. Agent, each Lender, Borrower and each other Loan Party acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by Agent, each Lender, Borrower and each other Loan Party.

10.13 Confidentiality. Until the Termination Date, Agent and each Lender agree to exercise their best efforts to keep confidential any non-public information delivered pursuant to the Loan Documents and identified as such by Borrower and not to disclose such information to Persons other than (so long as any such Person shall have agreed to be bound by the terms of this Section 10.13 in a writing acceptable to the Borrower) to potential assignees or participants or to any Affiliate of, or Persons employed by or engaged, by Agent, a Lender or any of their respective Affiliates or a Lender’s assignees or participants including attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services or to a Person that is a trustee, investment advisor, collateral manager, servicer, noteholder or secured party in a Securitization (as hereinafter defined) in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization. For the purposes of this section, “Securitization” shall mean a public or private offering by a Lender or any of its

Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Loans. The confidentiality provisions contained in this Section 10.13 shall not apply to disclosures (i) required to be made by Agent or any Lender to any regulatory or governmental agency or pursuant to law, rule, regulations or legal process or (ii) consisting of general portfolio information that does not specifically identify Borrower. Each Loan Party agrees that Agent or any Lender may, subject to the Loan Parties’ consent (with such consent not to be unreasonably withheld), publish a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement. Agent or such Lender shall provide a draft of any such tombstone or similar advertising material to each Loan Party for review and comment prior to the publication thereof. Agent may provide to industry trade organizations information with respect to the credit facility that is necessary and customary for inclusion in league table measurements. The obligations of Agent and Lenders under this Section 10.13 shall supersede and replace the obligations of Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Agent or any Lender prior to the date hereof.

10.14 CONSENT TO JURISDICTION. AGENT, LENDERS, BORROWER AND LOAN PARTIES HEREBY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN COOK COUNTY, STATE OF ILLINOIS AND IRREVOCABLY AGREE THAT, SUBJECT TO AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. AGENT, LENDERS, BORROWER AND LOAN PARTIES EXPRESSLY SUBMIT AND CONSENT TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVE ANY DEFENSE OF FORUM NON CONVENIENS. BORROWER AND LOAN PARTIES HEREBY WAIVE PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWER AND LOAN PARTIES BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWER, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

10.15 WAIVER OF JURY TRIAL. BORROWER, LOAN PARTIES, AGENT AND EACH LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. BORROWER, LOAN PARTIES, AGENT AND EACH LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. BORROWER, LOAN PARTIES, AGENT AND EACH LENDER WARRANT AND REPRESENT THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

10.16 Survival of Warranties and Certain Agreements. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Loans, issuances of Letters of Credit and the execution and delivery of the Notes. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrower set forth in Sections 2.8, 2.9 and 10.1 shall survive the repayment of the Obligations and the termination of this Agreement.

10.17 Entire Agreement. This Agreement, the Notes and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior commitments, agreements, representations, and understandings, whether oral or written, relating to the subject matter hereof (other than the Freeport

Fee Letter), and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. All Exhibits, Schedules and Annexes referred to herein are incorporated in this Agreement by reference and constitute a part of this Agreement.

10.18 Counterparts; Effectiveness. This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one in the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

10.19 Replacement of Lenders.

(a) Within fifteen (15) days after receipt by Borrower of written notice and demand from any Lender for payment pursuant to Section 2.8 or 2.9 or, as provided in Section 10.19(c), in the case of certain refusals by any Lender to consent to certain proposed amendments, modifications, terminations or waivers with respect to this Agreement that have been approved by Requisite Lenders, Requisite Revolving Lenders, Supermajority Revolving Lenders or all affected Lenders, as applicable (any such Lender demanding such payment or refusing to so consent being referred to herein as an “Affected Lender”), Borrower may, at its option, notify Agent and such Affected Lender of its intention to do one of the following:

(i) Borrower may obtain, at Borrower’s expense, a replacement Lender (“Replacement Lender”) for such Affected Lender, which Replacement Lender shall be reasonably satisfactory to Agent. In the event Borrower obtains a Replacement Lender that will purchase all outstanding Obligations owed to such Affected Lender and assume its Commitments hereunder within ninety (90) days following notice of Borrower’s intention to do so, the Affected Lender shall sell and assign all of its rights and delegate all of its obligations under this Agreement to such Replacement Lender in accordance with the provisions of Section 9.1, provided that Borrower has reimbursed such Affected Lender for any administrative fee payable pursuant to Section 9.1 and, in any case where such replacement occurs as the result of a demand for payment pursuant to Section 2.8 or 2.9, paid all amounts required to be paid to such Affected Lender pursuant to Section 2.8 or 2.9 through the date of such sale and assignment; or

(ii) Borrower may, with Agent’s consent, give written notice of its intention to prepay in full all outstanding Obligations owed to such Affected Lender and terminate such Affected Lender’s Pro Rata Share of the Revolving Loan Commitment and Pro Rata Share of the Term Loan Commitment, in which case, upon the effectiveness of such termination, the Revolving Loan Commitment and Term Loan Commitment will be reduced by the amount of such Pro Rata Share. Borrower shall, within ninety (90) days following notice of its intention to do so, prepay in full all outstanding Obligations owed to such Affected Lender (including, in any case where such prepayment occurs as the result of a demand for payment for increased costs, such Affected Lender’s increased costs for which it is entitled to reimbursement under this Agreement through the date of such prepayment), and terminate such Affected Lender’s obligations under the Revolving Loan Commitment and Term Loan Commitment.

(b) In the case of a Non-Funding Lender pursuant to Section 9.5(a), at Borrower’s request, Agent or a Person acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent’s request, sell and assign to Agent or such Person, all of the Loans and Commitments of that Non-Funding Lender for an amount equal to the principal balance of all

Loans held by such Non-Funding Lender and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

(c) If, in connection with any proposed amendment, modification, waiver or termination pursuant to Section 10.2 (a “Proposed Change”):

(i) requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (i) and in clause (ii) below being referred to as a “Non-Consenting Lender”), or

(ii) requiring the consent of Supermajority Revolving Lenders, the consent of Requisite Revolving Lenders is obtained, but the consent of Supermajority Revolving Lenders is not obtained,

then, so long as Agent is not a Non-Consenting Lender, at Borrower’s request Agent, or a Person reasonably acceptable to Agent, shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon Agent’s request, sell and assign to Agent or such Person, all of the Loans and Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non-Consenting Lenders and all accrued interest and Fees and other Obligations owing with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

10.20 Delivery of Termination Statements and Mortgage Releases. On the Termination Date, and so long as no suits, actions, proceedings, or claims are pending or asserted against any Indemnitee asserting any damages, losses or liabilities that are indemnified liabilities hereunder, Agent shall deliver to Borrower termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

10.21 Subordination of Intercompany Debt.

(a) Each Loan Party hereby agrees that any intercompany Indebtedness or other intercompany payables or receivables, or intercompany advances directly or indirectly made by or owed to such Loan Party by any other Loan Party (collectively, “Intercompany Debt”), of whatever nature at any time outstanding shall be subordinate and subject in right of payment to the prior payment in full in cash of the Obligations. Each Loan Party hereby agrees that it will not, while any Event of Default is continuing, accept any payment, including by offset, on any Intercompany Debt until the Termination Date, in each case, except with the prior written consent of Agent.

(b) In the event that any payment on any Intercompany Debt shall be received by a Loan Party other than as permitted by this Section 10.21 before the Termination Date, such Loan Party shall receive such payments and hold the same in trust for, segregate the same from its own assets and shall immediately pay over to, the Agent for the benefit of the Agent and Lenders all such sums to the extent necessary so that Agent and the Lenders shall have been paid in full, in cash, all Obligations owed or which may become owing.

(c) Upon any payment or distribution of any assets of any Loan Party of any kind or character, whether in cash, property or securities by set-off, recoupment or otherwise, to creditors in any liquidation or other winding-up of such Loan Party or in the event of any Proceeding, Agent and Lenders shall first be entitled to receive payment in full in cash, in accordance with the terms of the Obligations and of this Agreement, of all amounts payable under or in respect of such Obligations, before any payment or distribution is made on, or in respect of, any Intercompany Debt, in any such Proceeding, any distribution or payment, to which Agent or any Lender would be entitled except for the provisions hereof shall be paid by such Loan Party, or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution directly to Agent (for the benefit of Agent and the Lenders) to the extent necessary to pay all such Obligations in full in cash, after giving effect to any concurrent payment or distribution to Agent and Lenders (or to Agent for the benefit of Agent and Lenders).

[Signature Pages Follow]

Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

ADDUS HEALTHCARE, INC.

By:	/s/ Ed Budy
Name:	Ed Budy
Title:	Assistant Secretary

ADDUS ACQUISITION CORPORATION

By:	/s/ Simon Bachleda
Name:	Simon Bachleda
Title:	Secretary

ADDUS HOLDING CORPORATION

By:	/s/ Simon Bachleda
Name:	Simon Bachleda
Title:	Secretary

ADDUS MANAGEMENT CORPORATION

By:	/s/ Simon Bachleda
Name:	Simon Bachleda
Title:	Secretary

LOWELL HOME HEALTH AGENCY, INC.

By:	/s/ Ed Budy
Name:	Ed Budy
Title:	Secretary

LITTLE ROCK HOME HEALTH AGENCY, INC.

By:	/s/ Ed Budy
Name:	Ed Budy
Title:	Secretary

FORT SMITH HOME HEALTH AGENCY, INC.

By:	/s/ Ed Budy
Name:	Ed Budy
Title:	Secretary

BENEFITS ASSURANCE CO., INC.

By:	/s/ Ed Budy
Name:	Ed Budy
Title:	Secretary

PHC ACQUISITION CORPORATION

By:	/s/ Ed Budy
Name:	Ed Budy
Title:	Secretary

PROFESSIONAL RELIABLE NURSING SERVICE, INC.

By:	/s/ Ed Budy
Name:	Ed Budy
Title:	Secretary

2

The undersigned hereby assumes and agrees to perform all obligations, liabilities indebtedness, covenants and agreements of Addus Acquisition Corporation as Borrower under the foregoing Credit Agreement

ADDUS HEALTHCARE, INC.

By:	/s/ Ed Budy
Name:	Ed Budy
Title:	Assistant Secretary

3

FREEPORT FINANCIAL LLC, as Agent

By:	/s/ Chad Blakeman
Title:	Duly Authorized Signatory

FREEPORT LOAN FUND LLC, as a Lender

By:	/s/ Chad Blakeman
Title:	Duly Authorized Signatory

4

FIFTH THIRD BANK, CHICAGO

By:	/s/ Michael E. May
Name:	Michael E. May
Title:	Vice President

Address:	222 South Riverside Plaza
33rd Floor, MD GRVR3I
Chicago, IL 60606
Attn: Gregory H. Bork
Fax: (312) 704-4374

ABA No.:	042000314
Account No.:	89922553
Bank: Fifth Third Bank
Bank Address:	222 South Riverside Plaza
33rd Floor, MD GRVR3I
Chicago, IL 60606

5

RESIDENTIAL FUNDING CORPORATION

By:	/s/ Dennis M. Hansen
Name:	Dennis M. Hansen
Title:	SVP

Address:	2711 N. Haskell Ave., Ste. 900
Dallas, TX 75204
Attn: Dennis Hansen
Fax: (214) 874-2075

ABA No.:
Account No.:
Bank:
Bank Address:

With a copy to:

Residential Funding Corporation
c/o GMAC-RFC Health Capital
8400 Normandale Lake Blvd.
Suite 250
Minneapolis, MN 55437
Attn: Laura Mollet
Fax: (952) 857-6949

6

ANNEX F

FORM OF BORROWER ASSIGNMENT AND ASSUMPTION AGREEMENT

Please refer to the Credit Agreement, dated as of September 19, 2006 as amended or otherwise modified from time to time, the “Credit Agreement”), among the undersigned (“Borrower”), the financial institutions party thereto from time to time, as Lenders, and Madison Capital Funding LLC, as Agent. This notice is given pursuant to Section 3.1(j) of the Credit Agreement. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound,

(a)	Merger Sub hereby assigns, transfers, conveys and delivers to Company, and Company hereby accepts delivery of, all of Merger Sub’s benefits, privileges, rights, title and interest in and to the foregoing Credit Agreement, the other Loan Documents (including the Notes and Collateral Documents) and all other agreements to which Merger Sub is a party in connection therewith (as each of the foregoing may be amended, restated, supplemented or otherwise modified from time to time, collectively, the “Assumed Documents”); and

(b)	Company hereby fully and completely succeeds to, assumes and agrees to pay, perform and discharge, in accordance with its terms, the Obligations under the Assumed Documents (including the granting of security interests in the properties of Company in connection therewith), and Company hereby fully makes the representations and warranties contained in the Assumed Documents, all as if Company were an original party thereto.

This Borrower Assignment and Assumption Agreement is hereby attached to and made a part of said Credit Agreement. Capitalized terms used but not defined herein are used as defined in said Credit Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Borrower Assignment and Assumption Agreement to be duly executed and delivered by their duly authorized officers as of                     , 2006.

Merger Sub

ADDUS ACQUISITION CORPORATION

By:
Title:

Company

ADDUS HEALTHCARE, INC.

By:
Title:

EXHIBIT 2.1(a)

to

CREDIT AGREEMENT

FORM OF TERM NOTE

Chicago, Illinois

$ , ,	,

FOR VALUE RECEIVED, the undersigned, ADDUS ACQUISITION CORPORATION, a Delaware corporation (to be merged as of the Closing Date into Addus HealthCare, Inc.) (“Borrower”), HEREBY PROMISES TO PAY to the order of                              (“Lender”) at the offices of FREEPORT FINANCIAL LLC, a Delaware limited liability company, as Agent for Lenders (“Agent”), at its address at 500 West Madison Street, Suite 1710, Chicago, Illinois 60661, or at such other place as Agent may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the amount of                              DOLLARS AND              CENTS ($        ,        ,        ). All capitalized terms used but not otherwise defined herein have the meanings given to them in the “Credit Agreement” (as hereinafter defined).

This Term Note is one of the Term Notes issued pursuant to that certain Credit Agreement dated as of September 19, 2006 by and among Borrower, the other Persons named therein as Loan Parties, Agent, Lender and the other Persons signatory thereto from time to time as Lenders (including all annexes, exhibits and schedules thereto and as from time to time amended, restated, supplemented or otherwise modified, the “Credit Agreement”), and is entitled to the benefit and security of the Credit Agreement, the Security Agreement and all of the other Loan Documents referred to therein. Reference is hereby made to the Credit Agreement for a statement of all of the terms and conditions under which the Loans evidenced hereby are made and are to be repaid. The principal balance of the Term Loan, the rates of interest applicable thereto and the date and amount of each payment made on account of the principal thereof, shall be recorded by Agent on its books; provided that the failure of Agent to make any such recordation shall not affect the obligations of Borrower to make a payment when due of any amount owing under the Credit Agreement or this Term Note.

The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Credit Agreement. Interest thereon shall be paid until such principal amount is paid in full at such interest rates and at such times, and pursuant to such calculations, as are specified in the Credit Agreement. The terms of the Credit Agreement are hereby incorporated herein by reference.

If any payment on this Term Note becomes due and payable on a day other than a Business Day, the payment thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

Upon and after the occurrence of any Event of Default, this Term Note may, as provided in the Credit Agreement, and without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other legal requirement of any kind (all of which are hereby expressly waived by Borrower), be declared, and immediately shall become, due and payable.

Time is of the essence of this Term Note.

Except as provided in the Credit Agreement, this Term Note may not be assigned by Lender to any Person.

THIS TERM NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

ADDUS ACQUISITION CORPORATION

By:
Name:
Title:

The undersigned hereby assumes and agrees to perform all obligations, liabilities indebtedness, covenants and agreements of Addus Acquisition Corporation as Borrower under the foregoing Term Note

ADDUS HEALTHCARE, INC.

By:
Name:
Title:

EXHIBIT 2.1(b)(i)

to

CREDIT AGREEMENT

FORM OF REVOLVING NOTE

Chicago, Illinois

$ , ,	,

FOR VALUE RECEIVED, the undersigned, ADDUS ACQUISITION CORPORATION, a Delaware corporation (to be merged as of the Closing Date into Addus HealthCare, Inc.) (“Borrower”), HEREBY PROMISES TO PAY to the order of                                  (“Lender”), at the offices of FREEPORT FINANCIAL LLC, a Delaware limited liability company, as Agent for Lenders (“Agent”), at its address at 500 West Madison Street, Suite 1710, Chicago, Illinois 60661, or at such other place as Agent may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the amount of                                          DOLLARS AND              CENTS ($        ,        ,        ) or, if less, the aggregate unpaid amount of all Revolving Credit Advances made to the undersigned under the “Credit Agreement” (as hereinafter defined). All capitalized terms used but not otherwise defined herein have the meanings given to them in the Credit Agreement.

This Revolving Note is one of the Revolving Notes issued pursuant to that certain Credit Agreement dated as of September 19, 2006 by and among Borrower, the other Persons named therein as Loan Parties, Agent, Lender and the other Persons signatory thereto from time to time as Lenders (including all annexes, exhibits and schedules thereto, and as from time to time amended, restated, supplemented or otherwise modified, the “Credit Agreement”), and is entitled to the benefit and security of the Credit Agreement, the Security Agreement and all of the other Loan Documents referred to therein. Reference is hereby made to the Credit Agreement for a statement of all of the terms and conditions under which the Loans evidenced hereby are made and are to be repaid. The date and amount of each Revolving Credit Advance made by Lenders to Borrower, the rates of interest applicable thereto and each payment made on account of the principal thereof, shall be recorded by Agent on its books; provided that the failure of Agent to make any such recordation shall not affect the obligations of Borrower to make a payment when due of any amount owing under the Credit Agreement or this Revolving Note in respect of the Revolving Credit Advances made by Lender to Borrower.

The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Credit Agreement, the terms of which are hereby incorporated herein by reference. Interest thereon shall be paid until such principal amount is paid in full at such interest rates and at such times, and pursuant to such calculations, as are specified in the Credit Agreement. The terms of the Credit Agreement are hereby incorporated herein by reference.

If any payment on this Revolving Note becomes due and payable on a day other than a Business Day, the payment thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

Upon and after the occurrence of any Event of Default, this Revolving Note may, as provided in the Credit Agreement, and without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other legal requirement of any kind (all of which are hereby expressly waived by Borrower), be declared, and immediately shall become, due and payable.

Time is of the essence of this Revolving Note.

Except as provided in the Credit Agreement, this Revolving Note may not be assigned by Lender to any Person.

THIS REVOLVING NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

ADDUS ACQUISITION CORPORATION

By:
Name:
Title:

The undersigned hereby assumes and agrees to perform all obligations, liabilities indebtedness, covenants and agreements of Addus Acquisition Corporation as Borrower under the foregoing Revolving Note

ADDUS HEALTHCARE, INC.

By:
Name:
Title:

EXHIBIT 2.1(b)(ii)

to

CREDIT AGREEMENT

FORM OF NOTICE OF REVOLVING CREDIT ADVANCE

                    ,

Freeport Financial LLC,

500 West Madison Street, Suite 1710

Chicago, Illinois 60661

Attention:	Addus HealthCare, Inc.
Account Manager

Ladies and Gentlemen:

The undersigned, Addus HealthCare, Inc., an Illinois corporation (“Borrower”) refers to the Credit Agreement, dated as of September 19, 2006 (the “Credit Agreement,” the terms defined therein being used herein as therein defined), by and among Borrower, the other Loan Parties signatory thereto, Freeport Financial LLC, for itself, as Lender, and as Agent for Lenders, and Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.1(b)(i) of the Credit Agreement, that the undersigned hereby requests a Revolving Credit Advance under the Credit Agreement, and in that connection sets forth below the information relating to such Revolving Credit Advance as required by Section 2.1(b)(i) of the Credit Agreement:

(i)	The date of the requested Revolving Credit Advance is , .

(ii)	The aggregate amount of the requested Revolving Credit Advance is $ .

(iii)	The requested Revolving Credit Advance is [an Index Rate Loan] [a LIBOR Loan with a LIBOR Period of ].

(iv)	The requested Revolving Credit Advance is to be sent to:

[Name of Bank]

[City of Bank]

Beneficiary:

Account No.: [number]

ABA No.: [number]

Attn: [name]

The undersigned hereby certifies that all of the conditions contained in Section 3.2 of the Credit Agreement have been satisfied.

ADDUS HEALTHCARE, INC.

By:
Name:
Title:

EXHIBIT 2.1(c)

to

CREDIT AGREEMENT

REQUEST FOR ISSUANCE OF LETTER OF CREDIT

                    ,

Freeport Financial LLC

500 West Madison Street, Suite 1710

Chicago, Illinois 60661

Attention:	Addus HealthCare, Inc.
Account Manager

Ladies and Gentlemen:

The undersigned, Addus HealthCare, Inc., an Illinois corporation (“Borrower”) refers to the Credit Agreement, dated as of September 19, 2006 (the “Credit Agreement,” the terms defined therein being used herein as therein defined), by and among the undersigned, Borrower, the other Loan Parties signatory thereto, Freeport Financial LLC, for itself, as Lender, and as Agent for Lenders, and Lenders, and hereby requests, pursuant to Section 2.1(c) of the Credit Agreement, that the undersigned hereby requests the issuance of a Letter of Credit under the Credit Agreement, and in that connection sets forth below the information relating to such Letter of Credit as required by Section 2.1(c) of the Credit Agreement:

(i)	The date of issuance [or effective date of increase or extension] of the requested Letter of Credit is , .

(ii)	The amount [or the amount of increase] of the Letter of Credit is $

(iii)	The name of the beneficiary of the Letter of Credit is: .

(iv)	The transaction for which such Letter of Credit is to be issued is described as follows: ].

(vi)	The expiry [or extended expiry] date of such Letter of Credit is: .

The undersigned hereby certifies that all of the statements contained in Section 3.2 of the Credit Agreement are true and correct on the date hereof, and will be true on the date of the requested Letter of Credit, before and after giving effect thereto and to the issuance thereof.

ADDUS HEALTHCARE, INC.

By:
Name:
Title:

EXHIBIT 2.2(e)

to

CREDIT AGREEMENT

FORM OF NOTICE OF CONVERSION/CONTINUATION

Reference is made to that certain Credit Agreement dated as of September 19, 2006 by and among the undersigned (“Borrower”), the other Persons named therein as Loan Parties, Freeport Financial LLC (“Agent”) and the Lenders from time to time signatory thereto (including all annexes, exhibits or schedules thereto, and as from time to time amended, restated, supplemented or otherwise modified, the “Credit Agreement”). Capitalized terms used herein without definition are so used as defined in the Credit Agreement.

Borrower hereby gives irrevocable notice, pursuant to Section 2.2(e) of the Credit Agreement, of its request to:

(a) on [ date ] convert $[            ] of the aggregate outstanding principal amount of the [            ] Loan, bearing interest at the [            ] Rate, into a(n) [            ] Loan [and, in the case of a LIBOR Loan, having a LIBOR Period of [            ] month(s)];

[(b) on [ date ] continue $[            ] of the aggregate outstanding principal amount of the [            ] Loan, bearing interest at the LIBOR Rate, as a LIBOR Loan having a LIBOR Period of [            ] month(s)].

Borrower certifies that the conversion and/or continuation of the Loans requested above is for the separate account of the Borrower in the following amount: [$            ].

Borrower hereby (i) certifies that all of the statements contained in Section 3.2 of the Credit Agreement are true and correct in all material respects on the date hereof, and will be true in all material respects on the date of the requested conversion/continuation, before and after giving effect thereto and (ii) reaffirms the guaranty and continuance of Agent’s Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents.

ADDUS HEALTHCARE, INC.

By:
Name:
Title:

Exhibit 5.12

to

CREDIT AGREEMENT

BUSINESS ASSOCIATE AGREEMENT

ADDUS HEALTHCARE, INC.,

AND SUBSIDIARIES

AND

FREEPORT FINANCIAL, LLC, AS AGENT

This Business Associate Agreement (“B.A. Agreement”), effective as of September 19, 2006 (“Effective Date”), is entered into by and among FREEPORT FINANCIAL LLC, as agent and lead arranger on behalf of the lenders party to the Credit Agreement described below (“Agent”), ADDUS HEALTHCARE, INC., a Illinois corporation (“Borrower”) and each of Borrower’s subsidiaries signatory hereto from time to time (Borrower and such subsidiaries that meet the Privacy Rule definition of “covered entity” are collectively referred to as “Covered Entities” and each individually is a “Covered Entity”) (Agent and each of the Covered Entities are each individually a “Party” and collectively the “Parties”).

1.    BACKGROUND AND PURPOSE.    Agent, Borrower, Addus Acquisition Corporation, Freeport Loan Fund LLC and certain financial institutions party thereto as lenders (“Lenders”) are parties to that certain Credit Agreement dated as of September 19, 2006 (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”). In connection with the Credit Agreement and transactions contemplated thereby, the Parties have entered into one or more additional contracts or agreements (collectively with the Credit Agreement, all such contracts or agreements, as they may from time to time be amended, restated, modified or supplemented, are referred to as the “Underlying Contracts”). Performance and/or enforcement of the Underlying Contracts may involve the access, use and/or disclosure by Agent of Protected Health Information (as defined in 45 C.F.R. §160.103 and limited for purposes of this B.A. Agreement solely to the information (a) received by Agent from any Covered Entity or (b) created or received by Agent on behalf of any Covered Entity, in each case with respect to the Underlying Contracts, in accordance with the terms of this B.A. Agreement) (the “PHI”) that is subject to the federal privacy regulations issued pursuant to the Health Insurance Portability and Accountability Act (“HIPAA”) and codified at 45 C.F.R. parts 160 and 164 (the “Privacy Rule”). The PHI may include Electronic Protected Health Information (as defined in 45 C.F.R. §160.103) (“Electronic PHI”) that is subject to the federal security regulations issued pursuant to HIPAA and codified at 45 C.F.R. parts 160 and 164 (“Security Rule”). The purpose of this B.A. Agreement is to allow for each Covered Entity’s compliance with the Privacy Rule and Security Rule with respect to Agent’s access to PHI related to the performance of and Agent’s rights under the Underlying Contracts and the use and/or disclosure of PHI by Agent.

2.    DEFINITIONS.    Unless otherwise defined in this B.A. Agreement, all capitalized terms used in this B.A. Agreement shall have the meanings ascribed in HIPAA, the Privacy Rule, and/or the Security Rule, as applicable.

3.    OBLIGATIONS OF THE PARTIES WITH RESPECT TO PHI.

3.1    Uses and Disclosures of PHI by Agent.    Except as otherwise specified in this B.A. Agreement, Agent may make any and all uses and disclosures of PHI necessary to perform and enforce the Underlying Contracts. Notwithstanding anything to the contrary herein, nothing in this B.A. Agreement shall authorize Agent to use or further disclose PHI in a manner that would violate the Privacy Rule or the Security Rule if done by the applicable Covered Entity, except that, unless otherwise limited in this B.A. Agreement, Agent may (a) use the PHI in its possession for its proper management and administration and to carry out the legal responsibilities of Agent, (b) disclose the PHI in its possession to a third party for the purpose of Agent’s proper management and administration or to carry out the legal responsibilities of Agent, provided, that such disclosure is required by law or Agent obtains reasonable assurances from the third party regarding the confidential handling of such PHI as required under the Privacy Rule and requires the third party to which it provides Electronic PHI to agree to implement reasonable and appropriate safeguards to protect that Electronic PHI, (c) provide Data Aggregation services relating to the health care operations of the Covered Entities, (d) de-identify any and all PHI obtained by Agent under this B.A. Agreement, and use such de-identified data, all in accordance with the de-identification requirements of the Privacy Rule, and (e) use and disclose the PHI in its possession to report violations of law to appropriate Federal and State authorities, consistent with HIPAA.

3.2     Obligations of Agent.    With regard to its access, use and/or disclosure of the PHI, Agent agrees to:

a.    not use or further disclose the PHI other than as permitted or required by this B.A. Agreement or as permitted by law;

b.    use appropriate safeguards to prevent use or disclosure of the PHI other than as permitted in Section 3.2(a);

c.    implement administrative, physical, and technical safeguards that reasonably and appropriately protect the confidentiality, integrity, and availability of the Electronic PHI that it creates, receives, maintains, or transmits on behalf of a Covered Entity; and makes its policies, procedures, and documentation, to the extent required by the Security Rule to be maintained relating to such safeguards, available to the Secretary of the Department of Health and Human Services (“HHS”) for purposes of determining the Covered Entity’s compliance with the Security Rule;

d.    report to the applicable Covered Entity in writing any use or disclosure of the PHI not permitted in Section 3.2(a) of which Agent’s management becomes aware;

e.    report to the applicable Covered Entity any Security Incident of which Agent management becomes aware, provided that for purposes of this B.A. Agreement, the Parties agree that any attempted or threatened incident that does not result in a security breach, including but not limited to “pings” and other request-response utilities, does not constitute a Security Incident;

f.     ensure that any agents and subcontractors to which Agent provides the PHI agree to the same restrictions and conditions that apply to Agent with respect to such PHI;

g.     make available the PHI necessary for a Covered Entity to respond to individuals’ requests for access to the PHI about them in the event that the PHI in Agent’s possession constitutes a Designated Record Set;

h.     make available the PHI for amendment and incorporate any amendments to the PHI in accordance with the Privacy Rule in the event that the PHI in Agent’s possession constitutes a Designated Record Set;

i.     if applicable, make available the information as would be required to allow a Covered Entity to respond to a request by an individual for an accounting of disclosures in accordance with the Privacy Rule;

j.     make its internal practices, books and records relating to the use and disclosure of PHI available to the Secretary of HHS for purposes of determining a Covered Entity’s compliance with the Privacy Rule; and

k.     return to the applicable Covered Entity or destroy, within ninety (90) days of the termination of this B.A. Agreement, the PHI in its possession and retain no copies, if it is feasible to do so. If Agent in its discretion determines that return or destruction is infeasible, Agent shall provide to Covered Entities notification of the conditions that make the return or destruction infeasible, and Agent agrees to extend all protections contained in this B.A. Agreement to Agent’s use and/or disclosure of any retained PHI, and to limit any further uses and/or disclosures to the purposes that make the return or destruction of the PHI infeasible for so long as Agent maintains such PHI.

3.3    Obligations of Covered Entities.    Each Covered Entity agrees that it shall not agree with an individual to any restrictions, or use a notice of privacy practices, that would limit Agent’s access, use and disclosure of PHI in order to perform and/or enforce the Underlying Contracts.

3.4    Effect of Changes to the Privacy Rule.    To the extent that any relevant provision of the Privacy Rule and or Security Rule is materially amended in a manner that changes the obligations of Business Associates or Covered Entities that are embodied in the terms of this B.A. Agreement, the Parties agree to negotiate in good faith appropriate amendment(s) to this B.A. Agreement to give effect to these revised obligations.

4.    TERM AND TERMINATION BY COVERED ENTITIES.

4.1    The Term of this Agreement shall be effective as of the Effective Date and, unless otherwise terminated in accordance with this Section 4, shall continue in effect until 90 days after the termination of the Underlying Contracts.

4.2    Upon any Covered Entity’s knowledge of a material breach of the terms of this B.A. Agreement by Agent, such Covered Entity shall provide Agent written notice of that breach in sufficient detail to enable Agent to understand the specific nature of that breach and afford Agent an opportunity to cure the breach. If Agent fails to cure the breach within a reasonable time specified by such Covered Entity (but in any event not less than thirty (30)

days), such Covered Entity may terminate this B.A. Agreement but in the sole discretion of Agent such termination shall result in termination of the Underlying Contracts.

5.    MISCELLANEOUS.

5.1     Underlying Contracts.    The terms of this B.A. Agreement shall prevail in the case of any conflict with the terms of any Underlying Contract to the extent and only to the extent necessary to allow Covered Entities to comply with the Privacy Rule.

5.2    Survival.    In the event that Agent determines that return of PHI is infeasible, Sections 1, 2, 3.2, 3.3, 4 and 5 of this B.A. Agreement shall survive termination of this B.A. Agreement and continue in effect solely with respect to PHI Agent retains in accordance with Section 3.2.i until such PHI is destroyed or returned.

5.3    No Third Party Beneficiaries.    Nothing in this B.A. Agreement shall confer upon any person other than the Parties and their respective successors or permitted assigns any rights, remedies, obligations, or liabilities whatsoever.

5.4    Joinder to B.A. Agreement.    Additional subsidiaries of Borrower may from time to time agree to become Parties hereto and be bound by the terms hereof by executing and delivering to Agent a Joinder to B.A. Agreement (each a “Joinder”) substantially in the form of Exhibit A attached hereto. Any such Joinder shall become effective and any such subsidiary executing the same shall be considered a Party hereto for all purposes hereof when Agent shall have received, and executed an acknowledgment of, a counterpart of such Joinder duly executed by such subsidiary. Neither Borrower nor any other Party need receive any notice of such Joinder nor shall the consent or approval of any Party hereto, other than the consent of Agent, be required for any such Joinder to be effective.

5.5    Counterparts.    This B.A. Agreement may be executed in counterparts, each of which shall constitute an original, but all of which taken together, along with any Joinder executed in accordance with Section 5.4, shall constitute a single contract.

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, each of the undersigned has caused this B.A. Agreement to be duly executed in its name and on its behalf.

BORROWER:		AGENT:

ADDUS HEALTHCARE, INC.		FREEPORT FINANCIAL LLC

By:		By:
Name:	Ed Budy	Name:
Title:	Assistant Secretary	Title:

SUBSIDIARIES OF BORROWER and OTHER LOAN PARTIES:

ADDUS ACQUISITION CORPORATION

By:
Name:	Simon Bachleda
Title:	Secretary

LOWELL HOME HEALTH AGENCY, INC.		LITTLE ROCK HOME HEALTH AGENCY, INC.

By:		By:
Name:	Ed Budy	Name:	Ed Budy
Title:	Secretary	Title:	Secretary

FORT SMITH HOME HEALTH AGENCY, INC.		BENEFITS ASSURANCE CO., INC.

By:		By:
Name:	Ed Budy	Name:	Ed Budy
Title:	Secretary	Title:	Secretary

PROFESSIONAL RELIABLE NURSING SERVICE, INC.		PHC ACQUISITION CORPORATION

By:		By:
Name:	Ed Budy	Name:	Ed Budy
Title:	Secretary	Title:	Secretary

[Signature page to Business Associate Agreement]

EXHIBIT 7.2(e)

to

CREDIT AGREEMENT

BORROWING AVAILABILITY CERTIFICATE

ADDUS HEALTHCARE, INC.

Date:                 ,

This Certificate is given by Addus HealthCare, Inc., an Illinois corporation (“Borrower”) pursuant to Section 7.2(e) of that certain Credit Agreement dated as of September 19, 2006 among Borrower, the other Loan Parties party thereto, the Lenders from time to time party thereto and Freeport Financial LLC, as agent for the Lenders (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

The undersigned is duly authorized to execute and deliver this Certificate on behalf of Borrower. By executing this Certificate such officer hereby certifies to Agent and Lenders that:

(a)	Attached hereto as Schedule 1 is a calculation of the Borrowing Availability for Borrower as of the above date;

(b)	Based on such schedule, the Borrowing Availability as of the above date is:

$                    .

IN WITNESS WHEREOF, Borrower has caused this Certificate to be executed by its                      this                  day of                 ,         .

ADDUS HEALTHCARE, INC.

By:
Its:

SCHEDULE 1

BORROWING AVAILABILITY

1. Advance Multiple in effect	___________

2. EBITDA of Holdings and its Subsidiaries	$

3. 1 multiplied by 2	$

4.      Aggregate amount of Funded Debt (including, without limitation, the outstanding principal amount of Loans and the face amount of Letter of Credit Obligations then outstanding) of Holdings and its Subsidiaries on a consolidated basis

$

5. 3 minus 4	$

6. Maximum Amount less the outstanding Revolving Loans	$

7. Lesser of 5 and 6	$

8. Borrowing Availability	$

Exhibit 9.1

to

CREDIT AGREEMENT

ASSIGNMENT AGREEMENT

This Assignment Agreement (this “Agreement”) is made as of                      ,      by and between                      (“Assignor Lender”) and                              (“Assignee Lender”). All capitalized terms used in this Agreement and not otherwise defined herein will have the respective meanings set forth in the Credit Agreement as hereinafter defined.

RECITALS:

WHEREAS, Addus HealthCare, Inc., an Illinois corporation, (“Borrower”), Agent, Assignor Lender and other Persons signatory thereto as Lenders have entered into that certain Credit Agreement dated as of September 19, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) pursuant to which Assignor Lender has agreed to make certain Loans to, and incur certain Letter of Credit Obligations for, Borrower;

WHEREAS, Assignor Lender desires to assign to Assignee Lender [all/a portion] of its interest in the Loans (as described below), the Letter of Credit Obligations and the Collateral and to delegate to Assignee Lender [all/a portion] of its Commitments and other duties with respect to such Loans, Letter of Credit Obligations and Collateral;

WHEREAS, Assignee Lender desires to continue as a Lender under the Credit Agreement and to accept such assignment and delegation from Assignor Lender; and

NOW, THEREFORE, in consideration of the premises and the agreements, provisions, and covenants herein contained, Assignor Lender and Assignee Lender agree as follows:

1. ASSIGNMENT, DELEGATION, AND ACCEPTANCE

1.1 Assignment. Assignor Lender hereby transfers and assigns to Assignee Lender, without recourse and without representations or warranties of any kind (except as set forth in Section 3.2), [all/such percentage] of Assignor Lender’s right, title, and interest in the Revolving Loan], [the Term Loan], [the Loans], [Letter of Credit Obligations], Loan Documents and the Collateral as will result in Assignee Lender having as of the Effective Date (as hereinafter defined) a Pro Rata Share thereof, as follows:

Assignee Lender’s Loans	Commitment Amount		Pro Rata Share
Revolving Loan	$	________	________	%
Term Loan	$	________	________	%

1.2 Delegation. Assignor Lender hereby irrevocably assigns and delegates to Assignee Lender [all/a portion] of its Commitments and its other duties and obligations as a Lender under the Loan Documents equivalent to the Pro Rata Share set forth above.

1.3 Acceptance by Assignee Lender. By its execution of this Agreement, Assignee Lender irrevocably purchases, assumes and accepts such assignment and delegation and agrees to be a Lender with respect to the delegated interest under the Loan Documents and to be bound by the terms and conditions thereof. By its execution of this Agreement, Assignor Lender agrees, to the extent provided herein, to relinquish its rights and be released from its obligations and duties under the Credit Agreement.

1.4 Effective Date. Such assignment and delegation by Assignor Lender and acceptance by Assignee Lender will be effective and Assignee Lender will become a Lender under the Loan Documents as of [the date of this Agreement] [                     ,         ] (“Effective Date”) and upon payment of the Assigned Amount and the Assignment Fee (as each term is defined below). Interest and Fees accrued prior to the Effective Date are for the account of Assignor Lender, and Interest and Fees accrued from and after the Effective Date are for the account of Assignee Lender.

2. INITIAL PAYMENT AND DELIVERY OF NOTES

2.1 Payment of the Assigned Amount. Assignee Lender will pay to Assignor Lender, in immediately available funds, not later than 11:00 a.m. (Chicago time) on the Effective Date, an amount equal to its Pro Rata Share of the then outstanding principal amount of the Loans as set forth above in Section 1.1 (the “Assigned Amount”).

2.2 Payment of Assignment Fee. [Assignor Lender and/or Assignee Lender] will pay to Agent, for its own account in immediately available funds, not later than 11:00 a.m. (Chicago time) on the Effective Date, the assignment fee in the amount of $3,500 (the “Assignment Fee”) as required pursuant to Section 9.1(a) of the Credit Agreement.

2.3 Execution and Delivery of Notes. Following payment of the Assigned Amount and the Assignment Fee, Assignor Lender will deliver to Agent the Notes previously delivered to Assignor Lender for redelivery to Borrower and, if requested by Assignee Lender, Agent will obtain from Borrower for delivery to [Assignor Lender and] Assignee Lender, new executed Notes evidencing Assignee Lender’s [and Assignor Lender’s respective] Pro Rata Share[s] in the Loans after giving effect to the assignment described in Section 1. Each new Note will be issued in the aggregate maximum principal amount of the [applicable] Commitment [of the Lender to whom such Note is issued] OR [the Assignee Lender].

3. REPRESENTATIONS, WARRANTIES AND COVENANTS

3.1 Assignee Lender’s Representations, Warranties and Covenants. Assignee Lender hereby represents, warrants, and covenants the following to Assignor Lender and Agent:

(a) This Agreement is a legal, valid, and binding agreement of Assignee Lender, enforceable according to its terms;

(b) The execution and performance by Assignee Lender of its duties and obligations under this Agreement and the Loan Documents will not require any registration with, notice to, or consent or approval by any Governmental Authority;

(c) Assignee Lender is familiar with transactions of the kind and scope reflected in the Loan Documents and in this Agreement;

(d) Assignee Lender has made its own independent investigation and appraisal of the financial condition and affairs of each Loan Party, has conducted its own evaluation of the Loans and Letter of Credit Obligations, the Loan Documents and each Loan Party’s creditworthiness, has made its decision to become a Lender to Borrower under the Credit Agreement independently and without reliance upon Assignor Lender or Agent, and will continue to do so;

(e) Assignee Lender is entering into this Agreement in the ordinary course of its business, and is acquiring its interest in the Loans and Letter of Credit Obligations for its own account and not with a view to or for sale in connection with any subsequent distribution; provided, however, that at all times the distribution of Assignee Lender’s property shall, subject to the terms of the Credit Agreement, be and remain within its control;

(f) No future assignment or participation granted by Assignee Lender pursuant to Section 9.1 of the Credit Agreement will require Assignor Lender, Agent, or Borrower to file any registration statement with the Securities and Exchange Commission or to apply to qualify under the blue sky laws of any state;

(g) Assignee Lender has no loans to, written or oral agreements with, or equity or other ownership interest in any Loan Party;

(h) Assignee Lender will not enter into any written or oral agreement with, or acquire any equity or other ownership interest in, any Loan Party without the prior written consent of Agent; and

(i) As of the Effective Date, Assignee Lender (i) is entitled to receive payments of principal and interest in respect of the Obligations without deduction for or on account of any taxes imposed by the United States of America or any political subdivision thereof, (ii) is not subject to capital adequacy or similar requirements under Section 2.8(a) of the Credit Agreement, (iii) does not require the payment of any increased costs under Section 2.8(b) of the Credit Agreement, and (iv) is not unable to fund LIBOR Loans under Section 2.8(b) of the Credit Agreement, and Assignee Lender will indemnify Agent from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, or expenses that result from Assignee Lender’s failure to fulfill its obligations under the terms of Section 2.9(c) of the Credit Agreement or from any other inaccuracy in the foregoing.

3.2 Assignor Lender’s Representations, Warranties and Covenants. Assignor Lender hereby represents, warrants and covenants the following to Assignee Lender:

(a) Assignor Lender is the legal and beneficial owner of the Assigned Amount;

(b) This Agreement is a legal, valid and binding agreement of Assignor Lender, enforceable according to its terms;

(c) The execution and performance by Assignor Lender of its duties and obligations under this Agreement and the Loan Documents will not require any registration with, notice to or consent or approval by any Governmental Authority;

(d) Assignor Lender has full power and authority, and has taken all action necessary to execute and deliver this Agreement and to fulfill the obligations hereunder and to consummate the transactions contemplated hereby;

(e) Assignor Lender is the legal and beneficial owner of the interests being assigned hereby, free and clear of any adverse claim, lien, encumbrance, security interest, restriction on transfer, purchase option, call or similar right of a third party; and

(f) This Assignment by Assignor Lender to Assignee Lender complies, in all material respects, with the terms of the Loan Documents.

4. LIMITATIONS OF LIABILITY

Neither Assignor Lender (except as provided in Section 3.2) nor Agent makes any representations or warranties of any kind, nor assumes any responsibility or liability whatsoever, with regard to (a) the Loan Documents or any other document or instrument furnished pursuant thereto or the Loans, Letter of Credit Obligations or other Obligations, (b) the creation, validity, genuineness, enforceability, sufficiency, value or collectibility of any of them, (c) the amount, value or existence of the Collateral, (d) the perfection or priority of any Lien upon the Collateral, or (e) the financial condition of any Loan Party or other obligor or the performance or observance by any Loan Party of its obligations under any of the Loan Documents. Neither Assignor Lender nor Agent has or will have any duty, either initially or on a continuing basis, to make any investigation, evaluation, appraisal of, or any responsibility or liability with respect to the accuracy or completeness of, any information provided to Assignee Lender which has been provided to Assignor Lender or Agent by any Loan Party. Nothing in this Agreement or in the Loan Documents shall impose upon the Assignor Lender or Agent any fiduciary relationship in respect of the Assignee Lender.

5. FAILURE TO ENFORCE

No failure or delay on the part of Agent or Assignor Lender in the exercise of any power, right, or privilege hereunder or under any Loan Document will impair such power, right, or privilege or be construed to be a waiver of any default or acquiescence therein. No single or partial exercise of any such power, right, or privilege will preclude further exercise thereof or of any other right, power, or privilege. All rights and remedies existing under this Agreement are cumulative with, and not exclusive of, any rights or remedies otherwise available.

6. NOTICES

Unless otherwise specifically provided herein, any notice or other communication required or permitted to be given will be in writing and addressed to the respective party as set forth below its signature hereunder, or to such other address as the party may designate in writing to the other.

7. AMENDMENTS AND WAIVERS

No amendment, modification, termination, or waiver of any provision of this Agreement will be effective without the written concurrence of Assignor Lender, Agent and Assignee Lender.

8. SEVERABILITY

Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. In the event any provision of this Agreement is or is held to be invalid, illegal, or unenforceable under applicable law, such provision will be ineffective only to the extent of such invalidity, illegality, or unenforceability, without invalidating the remainder of such provision or the remaining provisions of the Agreement. In addition, in the event any provision of or obligation under this Agreement is or is held to be invalid, illegal, or unenforceable in any jurisdiction, the validity, legality, and enforceability of the remaining provisions or obligations in any other jurisdictions will not in any way be affected or impaired thereby.

9. SECTION TITLES

Section and Subsection titles in this Agreement are included for convenience of reference only, do not constitute a part of this Agreement for any other purpose, and have no substantive effect.

10. SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

11. APPLICABLE LAW

THIS AGREEMENT WILL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE.

12. COUNTERPARTS

This Agreement and any amendments, waivers, consents, or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, will be deemed an original and all of which shall together constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

ASSIGNEE LENDER:	ASSIGNOR LENDER:

By:	By:
Title:	Title:

Notice Address:	Notice Address:

ACKNOWLEDGED AND CONSENTED TO: FREEPORT FINANCIAL LLC

By:
Title: